Exhibit (a)-(1)

February 5, 2016

Shareholders of Global-Tech Advanced Innovations Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Global-Tech Advanced Innovations Inc. (the “Company”) to be held on March 17, 2016 at 10:30 a.m. (Hong Kong time). The meeting will be held at 12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

At the extraordinary general meeting you will be asked to consider and vote upon a proposal to approve the agreement and plan of merger dated as of December 4, 2015 (the “Merger Agreement”) among the Company, Timely Star Limited (“Parent”), and Timely Merit Limited (“Merger Sub”), the articles of merger and plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act, 2004 of the British Virgin Islands (together, the “Plan of Merger”), and the transactions contemplated by the Merger Agreement, including the Merger (as defined below). A copy of the Merger Agreement is attached as Annex A-1 to the accompanying proxy statement. A copy of the Plan of Merger is attached as Annex A-2 to the accompanying proxy statement. Under the terms of the Merger Agreement and the Plan of Merger, Merger Sub, a company with limited liability incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent, will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger. Parent is a company with limited liability incorporated under the laws of the British Virgin Islands which, at the effective time of the Merger, will be beneficially owned by Mr. John C.K. Sham (“Mr. Sham”), Wing Shing Holdings Company Limited (“Wing Shing Holdings”), Ms. Shun Chi Hui, Ms. Jenny Tsai, Ms. Estee Sham (together with Mr. Sham, Wing Shing Holdings, Ms. Shun Chi Hui and Ms. Jenny Tsai, collectively, the “Rollover Shareholders”) and Mr. Vincent M.F. Sham, son of Mr. Sham, who will only own one share of Parent. Both Parent and Merger Sub are formed solely for purposes of the Merger. The Rollover Shareholders, together with Parent and Merger Sub, are collectively referred to herein as the “Buyer Group.”

As of December 4, 2015, the Rollover Shareholders collectively beneficially owned in the aggregate 2,032,375 ordinary shares, par value $0.04 per share, of the Company (the “Shares”), which represented approximately 66.8% of the total outstanding Shares of the Company.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If the Merger is completed, the Company will continue its operations as a privately held company and will be directly owned by Parent and beneficially owned by the Rollover Shareholders and Mr. Vincent M.F. Sham and, as the result of the Merger, the Company’s Shares will no longer be listed on the Nasdaq Stock Market LLC (the “NASDAQ”).

If the Merger Agreement and the Plan of Merger are approved and authorised by the requisite vote of the Company’s shareholders and the Merger is completed, each outstanding Share, other than (a) Shares beneficially owned by any Rollover Shareholder and Shares held by the Company or any of its subsidiaries (if any) (together, the “Excluded Shares”) and (b) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their Appraisal Rights (as defined under the caption “Appraisal Rights” at page 77 below) pursuant to Section 179 of the BVI Business Companies Act, 2004, of the British Virgin Islands, as amended (the “BVI Companies Act”) (the “Dissenting Shares”), will be cancelled in exchange for the right to receive $8.85 per Share in cash, without interest and net of any applicable withholding taxes. The Excluded Shares will be automatically cancelled for no consideration at the effective time of the Merger. The Dissenting Shares will be cancelled for the right to receive the fair value of such Shares as determined in accordance with the provisions of the BVI Companies Act.

If the Merger is completed, each outstanding option to purchase Shares (the “Company Option”) granted under the Company’s option plans (other than the 50,000 Company Options held by Mr. Sham granted under the Company’s 2011 Omnibus Equity Plan that will be converted into options to acquire ordinary shares in Parent, the “Rollover Options”), whether or not such Company Option is then exercisable and vested, will be cancelled and converted into the right to receive, net of any applicable withholding taxes and as soon as reasonably practicable after the effective time of the Merger, cash in an amount equal to the product of (a) the excess, if any, of $8.85 over the exercise price of such Company Option and (b) the number of Shares subject thereto.

On December 4, 2015, Parent entered into an equity commitment letter, pursuant to which Mr. Sham has agreed to provide Parent with equity financing in an amount of $9,249,383, which will be used to finance the consummation of the Merger and the other transactions contemplated by the Merger Agreement. On December 4, 2015, Mr. Sham entered into a guarantee in favor of the Company to guarantee the full payment obligations of Parent and Merger Sub under the Merger Agreement.

A special committee of the board of directors of the Company (the “Special Committee”), composed solely of directors unrelated to management of the Company or the Buyer Group, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger. The Special Committee unanimously (a) determined that the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its unaffiliated shareholders, (b) declared that it is advisable to enter into the Merger Agreement and the Plan of Merger, (c) recommended that the board of directors of the Company approve the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, and (d) recommended that the board of directors of the Company direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a shareholders resolution the Merger Agreement, the Plan of Merger and the transactions contemplated under the Merger Agreement, including the Merger.

The board of directors of the Company, after carefully considering all relevant factors, including the unanimous determination and recommendation of the Special Committee, unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and the Plan of Merger is fair (both substantively and procedurally) to, and is in the best interests of, the Company and its unaffiliated shareholders, and declared it advisable to enter into the Merger Agreement and the Plan of Merger, (b) approved the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger and (c) recommended that the Company’s shareholders vote FOR the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger.

The Company’s board of directors unanimously recommends that you vote (a) FOR the proposal to approve and authorize the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, (b) FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, and (c) FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to approve the Merger to be proposed at the extraordinary general meeting.

In considering the recommendation of the Special Committee and the board of directors, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of the Merger Agreement, the Rollover Shareholders have agreed with Parent pursuant to a support agreement to vote their Shares in favor of the proposal to approve and authorize the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger.

The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the amount of Shares you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and transactions contemplated by the Merger Agreement, including the Merger, are approved by the affirmative vote of (a) a majority of in excess of fifty percent of the votes of those shareholders entitled to vote present and voting on the resolution in person or by proxy as a single class at the extraordinary general meeting and (b) shareholders representing at least a majority of the outstanding Shares, excluding the Excluded Shares, who are present and voting in person or by proxy at the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is March 15, 2016 at 10:30 a.m. (Hong Kong time). Voting at the extraordinary general meeting will take place by poll voting, each shareholder having one vote for each Share held as of the close of business on February 22, 2016 as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting.

Shareholders who elect to dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger takes effect, but only if they deliver to the Company, before the extraordinary general meeting at which the Merger is submitted to a vote, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act for the exercise of Appraisal Rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise Appraisal Rights with respect to your Shares.

If you have any questions or need assistance voting your Shares, please contact American Stock Transfer & Trust Company, LLC, the firm assisting us with this proxy solicitation, at 1-800-934-5449.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

/s/ Barry John Buttifant	/s/ John. C.K. Sham
Mr. Barry John Buttifant	Mr. John. C.K. Sham
On behalf of the Special Committee	Chairman of the Board

The proxy statement is dated February 5, 2016, and is first being mailed to the shareholders on or about February 24, 2016.

Global-Tech Advanced Innovations Inc.

12/F., Kin Teck Industrial Building

26 Wong Chuk Hang Road

Aberdeen, Hong Kong

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

To Be Held on March 17, 2016

Dear Shareholder:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the members of Global-Tech Advanced Innovation Inc. (the “Company”) will be held on March 17, 2016 at 10:30 a.m., Hong Kong time, at 12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong.

Only registered holders of ordinary shares, par value $0.04 per share, of the Company (the “Shares”) at the close of business on February 22, 2016 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

THAT the agreement and plan of merger dated as of December 4, 2015 (the “Merger Agreement”), among Timely Star Limited (“Parent”), Timely Merit Limited (“Merger Sub”) and the Company (a copy of which is attached as Annex A-1 to the proxy statement accompanying this notice of extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), the articles of merger and plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act, 2004 of the British Virgin Islands (together, the “Plan of Merger”) (a copy of which is attached as Annex A-2 to the proxy statement accompanying this notice of extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the Merger Agreement, including the merger (the “Merger”), be and are hereby authorized and approved;

THAT the directors of the Company be, and are hereby, authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger; and

THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to approve the Merger to be proposed at the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company composed solely of directors unrelated to any of the management members of the Company or any member of the Buyer Group, the Company’s board of directors approved the Merger Agreement and recommended that you vote FOR the proposal to approve and authorize the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to approve the Merger to be proposed at the extraordinary general meeting.

A list of the shareholders of the Company will be available at its principal executive office at 12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

The Rollover Shareholders have agreed to vote (or cause to be voted) all of the Shares that they own as set forth in the support agreement (the “Rollover Shares”), representing an aggregate of approximately 66.8% of the total outstanding Shares as of December 4, 2015, plus any Shares that they may acquire after December 4, 2015 and before the termination of the support agreement, in favor of the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger. As of December 4, 2015, the total Shares and company options to purchase Shares beneficially owned by the Rollover Shareholders represented approximately 68.5% of the total outstanding Shares and company options to purchase Shares.

The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, are approved by the affirmative vote of (a) a majority of in excess of fifty percent of the votes of those shareholders entitled to vote present and voting on the resolution in person or by proxy as a single class at the extraordinary general meeting and (b) shareholders representing at least a majority of the outstanding Shares, excluding the Shares beneficially owned by any Rollover Shareholder and Shares held by the Company or any subsidiary of the Company (together, the “Excluded Shares”), who are present and voting in person or by proxy at the extraordinary general meeting.

Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is on March 15, 2016 at 10:30 a.m., Hong Kong time. The proxy card is the “instrument appointing a proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

If you submit your signed proxy card without indicating how you wish to vote, the Shares represented by your signed proxy card will be voted FOR the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, FOR the authorization of the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, and FOR the proposal to approve that the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to approve the Merger to be proposed at the extraordinary general meeting, unless you appoint a person other than the proxies set forth in the Proxy Card (a copy of the Proxy Card is attached at the end of this proxy statement), in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you elect to dissent from the Merger, you will have the right to seek appraisal and payment of the fair value of your Shares if the Merger takes effect, but only if you deliver to the Company, before the extraordinary general meeting at which the merger is submitted to a vote, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act for the exercise of Appraisal Rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise Appraisal Rights with respect to your Shares.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Shares, please contact American Stock Transfer & Trust Company, LLC, the firm assisting us with this proxy solicitation, at 1-800-934-5449.

The Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger are described in the accompanying proxy statement. A copy of the Merger Agreement is included as Annex A-1 to the accompanying proxy statement. A copy of the Plan of Merger is included as Annex A-2 to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1. Where shares are jointly owned, (a) if two or more persons hold shares jointly each of them may be present or by proxy at a meeting and may speak as a shareholder, (b) if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners, and (c) if two or more of the joint owners are present in person or by proxy they must vote as one.

2. The instrument appointing a proxy must be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney or other person duly authorized.

3. A proxy need not be a member (registered shareholder) of the Company.

4. The chairman of the extraordinary general meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

5. Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, unless notice in writing of such death, insanity or revocation was received by the Company at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which the proxy is used.

By Order of the Board of Directors,

/s/ John C.K. Sham
John C.K. Sham
Chairman of the Board of Directors
February 5, 2016

i

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the Merger and may not contain all of the information that may be important to your consideration of the Merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 95. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to Global-Tech Advanced Innovations Inc. and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to U.S. dollars. All references to “RMB” in this proxy statement are to Renminbi, the legal currency of China.

The Parties Involved in the Merger

The Company

We are a British Virgin Islands business company providing electronic components and electronic manufacturing services. Historically, the Company’s primary business was the export of a wide range of small electrical appliances to North American and European markets. However, the Company’s continuing efforts to diversify its business, together with the discontinuation of our home appliance business, resulted in nearly all of our revenues from continuing operations in the recent years being derived from the Chinese domestic telecommunications market. It is anticipated that the majority of the Company’s future business is likely to be focused on opportunities in the People’s Republic of China (“PRC”).

Our principal place of business and the location of our executive and administrative offices is 12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong, and our telephone number at this address is (852) 2814-0601. Our registered office in the British Virgin Islands is TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.

For a description of our history, development, business and organizational structure, please see our Annual Report on Form 20-F for the fiscal year ended March 31, 2015, filed with the SEC on July 17, 2015, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 95 for a description of how to obtain a copy of our Annual Report.

Parent

Timely Star Limited (“Parent”) is a British Virgin Islands company with limited liability and currently wholly owned by Mr. John C.K. Sham (“Mr. Sham”) and Vincent M.F. Sham, son of Mr. Sham, and was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including the Merger. Parent does not currently hold any Shares of the Company. The registered office of Parent is located at Unit 8, 31F, Qwomar Trading Complex, Blackburne Road, Port Purcell, Road Town, Tortola, British Virgin Islands, VG1110. The telephone number of Parent is (852) 2814-0601.

Merger Sub

Timely Merit Limited (“Merger Sub”) is a British Virgin Islands company with limited liability and a wholly owned subsidiary of Parent, and it was formed by Parent solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Merger Sub does not currently hold any Shares of the Company. The registered office of Merger Sub is located at Unit 8, 31F, Qwomar Trading Complex, Blackburne Road, Port Purcell, Road Town, Tortola, British Virgin Islands, VG1110. The telephone number of Merger Sub is (852) 2814-0601.

Mr. John C.K. Sham

Mr. Sham, a Canadian citizen, has served as chairman of the Company since September 2012 and as its president and chief executive officer since June 1992. He has served as a director of the Company since July 1991 and has served as acting chief financial officer since April 1, 2011. The business address of Mr. Sham is c/o of the Company, 12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong. The telephone number of Mr. Sham is (852) 2814-0601.

Wing Shing Holdings Company Limited

Wing Shing Holdings Company Limited is a British Virgin Islands company owned 44.0% by the estate of Kwong Ho Sham and 56.0% by Mr. Sham, with its registered address at TrustNet Chambers. P.O. Box 3444, Road Town, British Virgin Islands. Mr. Sham is the sole director and officer of Wing Shing Holdings Limited. The business telephone number for Wing Shing Holdings Limited is (852) 2814-0601.

Ms. Shun Chi Hui

Ms. Shun Chi Hui, the mother of Mr. Sham, is a Chinese citizen. Her address is Flat C, 20/F., The Broadville, 4 Broadwood Road, Happy Valley, Hong Kong and telephone number is (852) 2814-0601. Ms. Shun Chi Hui has served as a paid director of Wing Shing Products Company Limited since 1996. She has also served as an unpaid director of the following companies: Joke Media Limited since February 2012, Global Display Holdings Limited since June 2011, Dongguag Microview Technology Company Limited since June 2009, Guangdong Lite Array Company Limited since May 2003, Dongguan Wing Shing Electrical Products Factory Company Limited since January 1994, Pentalpha Medical Limited since November 1991 and Kwong Lee Shun Trading Company Limited since November 1982 (each of which is a subsidiary of the Company), and Sham’s Investment Limited since June 2011 and Grand Sources Development since April l988.

Ms. Jenny Tsai

Ms. Jenny Tsai, the wife of Mr. Sham, is a Canadian citizen. Her address and telephone number are House 50, Cedar Drive, Redhill Peninsula, 18 Pak Pat Shan Road, Tai Tam, Hong Kong and (852) 2814-0601. Ms. Jenny Tsai has served as a consultant of Grand Sources Development Limited since April 2011 and a manager of Wing Shing Products Company Limited since 1996. Ms. Jenny Tsai has also served as an unpaid director of the following companies: Kwong Lee Shun Trading Company Limited since June 2011 and Pentalpha Medical Limited since January 2008 (each of which is a subsidiary of the Company), and Top Land Consultants Limited since February 2012 and Grand Sources Development Limited since July 1998.

Ms. Estee Sham

Ms. Estee Sham, the daughter of Mr. Sham, is a Canadian citizen. Her address and telephone number are Flat C, 20/F., The Broadville, 4 Broadwood Road, Happy Valley, Hong Kong and (852) 2814-0601. Since May 2015, Ms. Estee Sham has served as a sales manager of Pentalpha Medical Limited and since September 2014, she has served as an assistant to vice general manager of Joke Media Limited and as an unpaid director of Global Display Holdings Limited (each of which is a subsidiary of the Company). From April 2014 to May 2014, Ms. Estee Sham served as an account executive of Carat Media Services Hong Kong Limited. From May 2013 to April 2014, she served as a senior wealth management advisor of Convoy Financial Services Limited. Prior to that, Ms. Estee Sham had been an overseas sales executive of Digitex Printing Technologies Company Limited since October 2012.

During the last five years, none of the persons referred to above under the caption “Summary Term Sheet—The Parties Involved in the Merger,” or the respective directors or executive officers of the Company and the relevant members of the Buyer Group as listed in Annex D of this proxy statement, has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 61)

You are being asked to vote to approve the agreement and plan of merger dated as of December 4, 2015 among the Company, Parent and Merger Sub (the “Merger Agreement”), and the articles of merger and plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands to give effect to the Merger (the “Plan of Merger”), pursuant to which, once the Merger Agreement and Plan of Merger is approved by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. The Company, as the surviving company in the Merger, will continue to do business under the name “Global-Tech Advanced Innovations Inc.” following the Merger and will be wholly owned by Parent. The Merger is a “going private” transaction with the Buyer Group. At the effective time of the Merger, Parent will be 100% beneficially owned by the Rollover Shareholders and Mr. Vincent M.F. Sham, son of Mr. Sham, who will only own one share of Parent. If the Merger is completed, the Company will cease to be a publicly traded company. A copy of the Merger Agreement is attached as Annex A-1 to this proxy statement. A copy of the Plan of Merger is attached as Annex A-2 to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 61)

Under the terms of the Merger Agreement, at the effective time of the Merger, each of our outstanding ordinary shares, par value $0.04 per share (the “Shares”), other than (a) Shares beneficially owned by any Rollover Shareholder and Shares held by the Company or any subsidiary of the Company (together, the “Excluded Shares”) and (b) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their Appraisal Rights (as defined under the caption “Appraisal Rights” at page 77 below) pursuant to Section 179 of the BVI Business Companies Act, 2004, of the British Virgin Islands, as amended (the “BVI Companies Act”) (the “Dissenting Shares”), will be cancelled in exchange for the right to receive $8.85 per Share in cash, without interest and net of any applicable withholding taxes. The Excluded Shares will be automatically cancelled for no consideration at the effective time of the Merger. The Dissenting Shares will be cancelled for the right to receive the fair value of such Shares as determined in accordance with the provisions of the BVI Companies Act.

Treatment of Company Options (Page 62)

If the Merger is completed, each outstanding option to purchase Shares (the “Company Option”) granted under the Company’s option plans (other than the 50,000 Company Options held by Mr. Sham granted under the Company’s 2011 Omnibus Equity Plan that will be converted into options to acquire ordinary shares in Parent, the “Rollover Options”), whether or not such Company Option is then exercisable and vested, will be cancelled and converted into the right to receive, net of any applicable withholding taxes and as soon as reasonably practicable after the effective time of the Merger, cash in an amount equal to the product of (a) the excess, if any, of $8.85 over the exercise price of such Company Option and (b) the number of Shares subject thereto.

Support Agreement (Annex E)

In connection with the Merger, Mr. Sham has entered into a support agreement, dated as of December 4, 2015, with Parent and the other Rollover Shareholders (the “support agreement”). Pursuant to the support agreement, each Rollover Shareholder will subscribe for the number of ordinary shares in Parent as set forth in the support agreement immediately prior to the closing of the Merger and the Shares held by the Rollover Shareholders as set forth in the support agreement (the “Rollover Shares”) will be cancelled at the closing. Pursuant to the support agreement, the Rollover Shareholders have agreed to vote (or cause to be voted) all of the Rollover Shares that they owned, representing an aggregate of approximately 66.8% of the total outstanding Shares as of December 4, 2015, plus any Shares that they may acquire after December 4, 2015 and before the termination of the support agreement, in favor of the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger. As of December 4, 2015, the total Shares and Company Options beneficially owned by the Rollover Shareholders represented approximately 68.5% of the total outstanding Shares and Company Options.

Record Date and Voting (Page 58)

You are entitled to vote at the extraordinary general meeting if you own Shares at the close of business in the British Virgin Islands on February 22, 2016, the share record date for voting at the extraordinary general meeting. On the share record date, 3,044,503 Shares are expected to be issued and outstanding and held by approximately 10 holders of record. If you own Shares at the close of business in the British Virgin Islands on the share record date, the deadline for you to lodge your proxy card and vote is March 15, 2016 at 10:30 a.m. (Hong Kong time). Each outstanding Share on the share record date entitles the registered holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. Please see “— Voting Information” below for additional information.

Shareholder Vote Required to Authorize and Approve the Merger Agreement (Page 58)

Approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, requires the approval by the affirmative vote of (a) a majority of in excess of fifty percent of the votes of those shareholders entitled to vote present and voting on the resolution in person or by proxy as a single class at the extraordinary general meeting and (b) shareholders representing at least a majority of the outstanding Shares, excluding the Excluded Shares, who are present and voting in person or by proxy at the extraordinary general meeting (the “requisite shareholder approval”).

Based on the amount of Shares expected to be outstanding on the share record date, assuming all the shareholders will be present and voting in person or by proxy at the extraordinary general meeting, at least 1,522,252 Shares held by all the shareholders and 506,065 held by the unaffiliated shareholders must be voted in favor of the proposal to approve and authorize the Merger Agreement, Plan of Merger and the transactions contemplated thereby, including the Merger.

As of December 4, 2015, the Rollover Shareholders collectively beneficially owned in the aggregate (a) 2,032,375 Shares and (b) Company Options to purchase 168,750 Shares. As of December 4, 2015, the total Shares beneficially owned by the Rollover Shareholders represented 66.8% of the total outstanding Shares of the Company, and the total Shares and Company Options beneficially owned by the Rollover Shareholders represented 68.5% of the total outstanding Shares and Company Options.

Pursuant to the support agreement dated as of December 4, 2015 by and among Parent and the Rollover Shareholders, the Rollover Shareholders have agreed to vote (or cause to be voted) all of the Rollover Shares that they owned, representing an aggregate of approximately 66.8% of the total outstanding Shares as of December 4, 2015, plus any Shares that they may acquire after December 4, 2015 and before the termination of the support agreement, in favor of the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Prior to obtaining the requisite shareholder approval and authorization of the Merger Agreement, if the board of directors of the Company makes a change in board recommendation and/or authorizes the Company to terminate the Merger Agreement to enter into an alternative acquisition agreement for a superior proposal pursuant to the Merger Agreement, the Company will not be required to convene the extraordinary general meeting and submit the Merger Agreement to shareholders for approval.

Voting Information (Page 58)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is March 15, 2016 at 10:30 a.m. (Hong Kong time). If a broker holds your Shares in “street name,” your broker should provide you with instructions on how to vote your Shares.

Appraisal Rights of Shareholders (Page 77)

Shareholders who elect to dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger takes effect, but only if they deliver to the Company, before the extraordinary general meeting at which the Merger is submitted to a vote, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act for the exercise of Appraisal Rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise Appraisal Rights with respect to your Shares.

We encourage you to read the section of this proxy statement entitled “Appraisal Rights” as well as Annex C to this proxy statement carefully and to consult your British Virgin Islands legal counsel if you desire to exercise your Appraisal Rights.

Purposes and Effects of the Merger (Page 34 and Page 47)

The purpose of the Merger is to enable the Buyer Group, together with Mr. Vincent M.F. Sham, to acquire 100% control of the Company in a transaction in which the Company’s unaffiliated shareholders will be cashed out in exchange for $8.85 per Share in cash, without interest and net of any applicable withholding taxes, so that the Buyer Group will bear the rewards and risks of the ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Immediately after the completion of the Merger, the Company will be directly owned by Parent and beneficially owned by the Rollover Shareholders and Mr. Vincent M.F. Sham, who will only own one share of Parent. Please see “Special Factors — Purposes and Reasons of the Buyer Group for the Merger” beginning on page 34 for additional information.

The Company’s Shares are currently listed on NASDAQ under the symbol “GAI.” It is expected that, immediately following the completion of the Merger, the Company will cease to be a publicly traded company and will instead become a privately held company owned directly by Parent and indirectly by the Rollover Shareholders and Mr. Vincent M.F. Sham. Following the completion of the Merger, the Shares will cease to be listed on NASDAQ, and price quotations with respect to sales of the Shares in the public market will no longer be available. Please see “Special Factors — Effect of the Merger on the Company” beginning on page 47 for additional information.

Plans for the Company after the Merger (Page 50)

After the effective time of the Merger, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be an independent public company and will instead be a wholly owned subsidiary of Parent. In addition, the Company will seek to pursue other business opportunities in order to expand the scope of the Company’s business and to achieve positive net earnings.

Recommendations of the Special Committee and the Board of Directors (Page 25)

The Special Committee unanimously (a) determined that the Merger, on the terms and subject to the consideration set forth in the Merger Agreement, is fair to, and is in the best interests of, the Company and its unaffiliated shareholders, (b) declared it advisable to enter into the Merger Agreement and the Plan of Merger, and (c) recommended that our board of directors approve the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger. Based in part on the unanimous recommendation of the Special Committee, our board of directors determined that the Merger is fair (both substantively and procedurally) to, and is in the best interests of, the Company and its unaffiliated shareholders, and approved the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND AUTHORIZATION OF THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER.

The primary benefits of the Merger to the Company’s unaffiliated shareholders include, without limitation, (a) the receipt by such shareholders of $8.85 per Share in cash, without interest and net of any applicable withholding taxes, which will be financed as described under the caption “Special Factors — Financing of the Merger” in this proxy statement, representing a premium of approximately 195.0% to the closing price of the Shares on NASDAQ on July 31, 2015 and 162.9% over the Company’s 30-trading day volume weighted average closing price on July 31, 2015, the last trading day prior to the Company’s receipt of the “going private” proposal from Mr. Sham on August 1, 2015; and (b) the avoidance of the risks associated with any possible decrease in our future revenues, free cash flow or value following the Merger.

The primary detriments of the Merger to the Company’s unaffiliated shareholders include, without limitation, (a) such shareholders will no longer benefit from the possible increase in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and (b) in general, the receipt of cash pursuant to the Merger Agreement or through the exercise of Appraisal Rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

To the extent known by each filing person after making reasonable inquiry, except as set forth under “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” and “The Extraordinary General Meeting—Our Board’s Recommendation,” no executive officer, director or affiliate of the Company or such filing person has made a recommendation either in support of or opposed to the transaction.

The Special Committee has engaged Houlihan Lokey (China) Limited (“Houlihan Lokey”) as its financial advisor, Cleary Gottlieb Steen & Hamilton LLP (“Cleary”) as its U.S. legal advisor and Maples and Calder (“Maples”) as its British Virgin Islands legal advisor in connection with its evaluation of the Merger and any possible alternative transactions involving the Company.

No director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the transaction or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger (Page 31)

Each of the Buyer Group members believes that the Merger is fair (both substantively and procedurally) to the Company’s unaffiliated security holders. Their belief is based upon the factors discussed under the caption “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 31.

Each of the Buyer Group members is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Securities Exchange Act of 1934 as amended (the “Exchange Act”). The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

Financing of the Merger (Page 51)

It is anticipated that the total amount of funds necessary to complete the Merger is approximately $9,249,383 (assuming no exercise of dissenter rights by shareholders of the Company, or if exercised that such dissenters will not receive more than $8.85 per Share), which is to be provided by Mr. Sham through a commitment to provide equity financing to Parent in the aggregate principal amount of $9,249,383 pursuant to an equity commitment letter agreement dated as of December 4, 2015 between Mr. Sham and Parent (the “equity commitment letter”).

Guarantee (Annex F)

In connection with the Merger, Mr. Sham has entered into a guarantee, dated as of December 4, 2015 (the “guarantee”) in favor of the Company to guarantee all of the obligations of Parent and Merger Sub under the Merger Agreement except in the case where the guarantee is terminated in accordance with the provisions set forth in such guarantee. Please see “The Agreement and Plan of Merger — Termination Fees” beginning on page 74 for a discussion of circumstances under which the termination fees may become payable by Parent. Please see “Special Factors — Guarantee” beginning on page 51 for additional information regarding the guarantee.

Share Ownership of the Company’s Directors and Executive Officers and Voting Commitments (Page 84)

As of December 4, 2015, (a) Mr. Sham, our chairman and chief executive officer, beneficially owned 1,001,124 Shares, or approximately 32.9% of the outstanding Shares; (b) Mr. Brien Yuen, our board secretary and a director, beneficially owned 97,803 Shares, or approximately 3.2% of the outstanding Shares; (c) Mr. Ken Ying-Keung Wong, a director, beneficially owned 3,250 Shares, or less than 1% of the outstanding Shares; (d) Mr. Barry J. Buttifant, an independent director, beneficially owned 11,250 Shares, or less than 1% of the outstanding Shares; and (e) Mr. Patrick Po-On Hui, an independent director, beneficially owned 5,250 Shares, or less than 1% of the outstanding Shares. Accordingly, the Company’s directors and executive officers, as a group, beneficially owned approximately 36.7% of our outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 84 for additional information.

The Rollover Shareholders have agreed to vote (or cause to be voted) all of the Rollover Shares that they owned, representing an aggregate of approximately 66.8% of the total outstanding Shares as of December 4, 2015, plus any Shares that they may acquire after December 4, 2015 and before the termination of the support agreement, in favor of the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger. As of December 4, 2015, the total Shares and Company Options beneficially owned by the Rollover Shareholders represented approximately 68.5% of the total outstanding Shares and Company Options.

Opinion of Houlihan Lokey (China) Limited, the Special Committee’s Financial Advisor (Page 39)

On December 3, 2015, Houlihan Lokey rendered an oral opinion to the Special Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same day), as to the fairness, from a financial point of view, of the merger consideration to be received in the Merger by holders of the Shares (other than holders of Excluded Shares and Dissenting Shares), as of December 3, 2015, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the Special Committee and only addressed the fairness from a financial point of view of the merger consideration to be received in the Merger by holders of the Shares (other than holders of Excluded Shares and Dissenting Shares) and does not address any other aspect or implication of the Merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the Special Committee or any shareholder as to how to act or vote with respect to the Merger or related matters. Please see “Special Factors — Opinion of Houlihan Lokey (China) Limited, the Special Committee’s Financial Advisor” beginning on page 39 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 52)

In considering the recommendations of the board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

•	the beneficial ownership of the equity interests in Parent by the Rollover Shareholders after the effective time of the Merger (including certain executive officers and directors of the Company, such as Mr. Sham, our chairman and chief executive officer);

•	the potential enhancement or decline of the share value for Parent, of which the Rollover Shareholders (including certain executive officers and directors of the Company) will be beneficial owners after the effective time of the Merger, as a result of the Merger and future performance of the surviving corporation;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving corporation to former directors and officers of the Company;

•	cash-out of Company Options beneficially held by the Company’s employees, directors and executive officers;

•	the compensation of members of the Special Committee in exchange for their services in such capacity at a rate of $12,000 per month for the chairman and $5,000 per month for the other member of the Special Committee (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the board’s recommendation of the Merger); and

•	the continuation of service of the executive officers of the Company with the surviving corporation in positions that are substantially similar to their current positions.

The Special Committee and our board of directors were aware of these interests and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 52 for additional information.

Conditions to the Merger (Page 72)

The obligations of each party to consummate the transactions contemplated by the Merger Agreement, including the Merger, are subject to the satisfaction of the following conditions:

•	the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger being approved and authorized by the affirmative vote of (a) a majority of in excess of fifty percent of the votes of those shareholders entitled to vote present and voting on the resolution in person or by proxy as a single class at the extraordinary general meeting and (b) shareholders representing at least a majority of the outstanding Shares, excluding the Excluded Shares, who are present and voting in person or by proxy at the extraordinary general meeting; and

•	no order issued by any governmental entity preventing or making illegal the consummation of the Merger being in effect.

The obligations of Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement, including the Merger, are also subject to the satisfaction or written waiver of the following conditions:

•	the representations and warranties of the Company (a) in respect of the absence of change in the financial condition, business or results of the Company and its subsidiaries’ operations or any circumstance, occurrence or development which has had a Material Adverse Effect (as defined under the caption “The Agreement and Plan of Merger—Representations and Warranties” below), being true and correct in all respects as of the date of the Merger Agreement and as of the closing date (except with respect to representations and warranties made as of a specific date, only as of such specific date only); (b) in respect of the capitalization, being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date (except with respect to representations and warranties made as of a specific date, only as of such specific date only); and (c) set forth in the Merger Agreement (other than those sections specifically identified in (a) and (b) above and without giving effect to any “materiality” or “Material Adverse Effect”) being true and correct in all respects as of the date of the Merger Agreement and as of the closing date (except with respect to representations and warranties made as of a specific date, only as of such specific date only), except where the failure to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect;

•	the Company having performed and complied in all material respects all of the agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the closing date;

•	since the date of the Merger Agreement, there being no Material Adverse Effect; and

•	the Company having delivered to Parent a certificate, dated the closing date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions above.

The obligations of the Company to consummate the transactions contemplated by the Merger Agreement, including the Merger, are also subject to the satisfaction or written waiver of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement (without giving effect to any “materiality” set forth therein) being true and correct as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of a specific date, in which case as of such date), except where the failure to be so true and correct would not have, individually or in the aggregate, prevented or materially adversely affected the ability of Parent or Merger Sub to consummate the Merger;

•	each of Parent and Merger Sub having performed and complied in all material respects with all of the agreements and covenants required by the Merger Agreement to be performed or complied with by them at or prior to the closing date;

•	Parent having delivered to the Company a certificate, dated the closing date, signed by a director of Parent, certifying as to the satisfaction of the conditions above.

Acquisition Proposals (Page 68)

Until the effective time of the Merger, the Company, its subsidiaries and their respective representatives may not, directly or indirectly, (a) solicit, initiate or take any other action knowingly to facilitate or encourage any acquisition proposal; (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning, the Company or any of its subsidiaries to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) with the intent to induce the making, submission or announcement of any effort by any person that is seeking to make an acquisition proposal; or (c) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than a customary confidentiality agreement) relating to any acquisition proposal.

Notwithstanding the above obligations, prior to obtaining the requisite shareholder approval of the Merger Agreement, the Company and its representatives may, following the receipt of a written acquisition proposal which did not result from any breach of the Company’s obligations described above: (a) contact the person or group of persons who has made such acquisition proposal to clarify and understand the terms and conditions thereof and to notify such person of the Company’s obligations described above; (b) provide information (including any non-public information or data concerning the Company or any of its subsidiaries) in response to the request of the person or group of persons who has made such acquisition proposal, if and only if, prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed confidentiality agreement; provided that the Company will make available to Parent all such information concerning the Company and its subsidiaries that is provided to any person or group of persons making such acquisition proposal that is given such access within forty-eight hours after it is provided or made available to such person or group of persons to the extent not previously provided to Parent and Merger Sub; and/or (c) engage or participate in any discussions or negotiations with the person or group of persons who has made such acquisition proposal. Prior to taking any action described in (b) and (c) above, the board of directors of the Company, acting through the direction of the Special Committee, will have determined in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal.

Change of Recommendation (Page 69)

Except as permitted by the terms of the Merger Agreement described below, the Company has agreed in the Merger Agreement that neither the board of directors of the Company nor the Special Committee will (a) withhold, withdraw, amend or modify in a manner adverse to Parent, the company recommendation or (b) cause or permit the Company or any of its subsidiaries to enter into any alternative acquisition agreement.

Prior to obtaining the requisite shareholder approval of the Merger Agreement, the board of directors of the Company (acting on recommendation of the Special Committee) or the Special Committee may (a) effect a change in the company recommendation and/or (b) authorize the Company to terminate the Merger Agreement to enter into an alternative acquisition agreement, if and only if: (i) the board of directors of the Company have received a bona fide, written acquisition proposal that the board or the Special Committee reasonably believes, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, constitutes a superior proposal; (ii) prior to effecting a change in the company recommendation or entering into an alternative acquisition agreement, (A) the Company has provided prior written notice to Parent that the board (acting on recommendation of the Special Committee) or the Special Committee has resolved to effect a change in the company recommendation and/or to enter into an alternative acquisition agreement, describing in reasonable detail the reasons for such change and/or entering into an alternative acquisition agreement, and (B) the Company will cause its financial and legal advisors to, during the eight business day period following receipt by Parent and Merger Sub of such notice, negotiate with Parent and its representatives in good faith any proposed modifications to the terms and conditions of the Merger Agreement and/or the equity commitment letter and the support agreement (the equity commitment letter and the support agreement, collectively, the “financing documents”) so that such acquisition proposal ceases to constitute a superior proposal; provided, that any material amendment to the terms of such superior proposal during the above notice period will require a new notice of the terms of such amended superior proposal from the Company; provided that any additional notice period will be shortened to four business days; (iii) following the end of such notice period(s), the board (acting on recommendation of the Special Committee) or the Special Committee will have determined in good faith, after consultation with its independent financial advisor and outside legal counsel and considering the terms of any proposed amendment or modification to the Merger Agreement and/or the financing documents, that the acquisition proposal giving rise to such notice continues to constitute a superior proposal; and (iv) in the case of the Company terminating the Merger Agreement to enter into an alternative acquisition agreement with respect to a superior proposal, the Company has paid the termination fee.

Prior to obtaining the requisite shareholder approval of the Merger Agreement, if the board of directors of the Company determines, in its good faith judgment upon the recommendation of the Special Committee, other than in response to or in connection with an acquisition proposal, that failure to make a change in the company recommendation and/or terminate the Merger Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, the board may, upon the recommendation of the Special Committee, effect a change in the company recommendation and/or terminate the Merger Agreement; provided that the Company has provided Parent at least five business days’ prior written notice indicating that the board intends to effect such change or termination. In the event of such termination, the Company will have paid the termination fee.

Termination of the Merger Agreement (Page 73)

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after the requisite shareholder approval of the Merger Agreement has been obtained:

•	by mutual written consent of the Company and Parent;

•	by either Parent or the Company, if:

(a)	the effective time has not occurred on or before June 4, 2016;

(b)	any final and non-appealable order issued by any governmental entity has prevented or made illegal the consummation of the Merger; or

(c)	the requisite shareholder approval of the Merger Agreement has not been obtained upon a vote held at the shareholders’ meeting or at any adjournment or postponement thereof;

provided, however, that the right to terminate the Merger Agreement will not be available to any party whose breach of its obligations under the Merger Agreement has been a material cause of the occurrence of the applicable termination event.

•	by the Company, if:

(a)	Parent or Merger Sub has breached any representation, warranty, covenant or agreement under the Merger Agreement, or if any representation or warranty of Parent and Merger Sub has become untrue, and such breach or untrue statement cannot be cured by Parent or Merger Sub within the period specified in the Merger Agreement; provided, however, that the Company would not have the right to terminate the Merger Agreement if it is then in material breach of any representations, warranties, covenants or other agreements and fails to satisfy its obligations to consummate the Merger;

(b)	prior to obtaining the requisite shareholder approval of the Merger Agreement, the board of directors of the Company, acting upon the recommendation of the Special Committee, has entered into an alternative acquisition agreement with respect to a superior proposal; provided, that substantially concurrently with such termination, the Company enters into such alternative acquisition agreement and pays to Parent or its designee(s) the termination fee;

(c)	prior to obtaining the requisite shareholder approval of the Merger Agreement, the board of directors of the Company, acting upon the recommendation of the Special Committee, has effected a change in the company recommendation and/or authorized termination of the Merger Agreement other than in response to or in connection with an acquisition proposal; or

(d)	(A) all the conditions to the closing have been satisfied or waived by Parent and Merger Sub, (B) Parent and Merger Sub fails to complete the closing within five business days following the date on which the closing was required to have occurred, and (C) the Company has irrevocably notified Parent in writing (x) that all of the conditions to the obligations of the Company have been satisfied or waived by the Company and (y) it stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement during such period.

•	by Parent, if:

(a)	the Company has breached any representation, warranty, covenant or agreement under this Merger Agreement, or if any representation or warranty of the Company has become untrue, and such breach or untrue statement cannot be cured by the Company within the period specified in the Merger Agreement; provided, however, that Parent would not have the right to terminate the Merger Agreement if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements and fails to satisfy its respective obligations to consummate the Merger;

(b)	(A) there has been a change in the company recommendation or (B) the board of directors of the Company, acting through the Special Committee, notifies Parent or Merger Sub that it intends to effect a change in the company recommendation and/or authorize the Company to terminate the Merger Agreement.

Termination Fee (Page 74)

The Company is required to pay Parent or its designee(s) a termination fee of $500,000 if the Merger Agreement is terminated by Parent pursuant to the provisions of the Merger Agreement, or by the Company if, prior to obtaining the requisite shareholder approval of the Merger Agreement, the board of directors of the Company, acting upon the recommendation of the Special Committee, has (a) entered into an alternative acquisition agreement with respect to a superior proposal, or (b) effected a change in the company recommendation and/or authorized termination of the Merger Agreement other than in response to or in connection with an acquisition proposal; provided that in the circumstance (a) described above, if (i) the Company thereafter enters into an alternative acquisition agreement with respect to a superior proposal, (ii) the Merger or acquisition thereunder fails to proceed due to the failure of one or more of the Rollover Shareholders to approve such transaction, and (iii) any party to the alternative acquisition agreement initiates an action seeking judicial enforcement of such agreement so that the proposed Merger or acquisition would nonetheless be consummated, and such party prevails in such action, then the Company would pay a termination fee in the amount equal to $1,000,000.

Parent is required to pay the Company or its designee(s) a termination fee of $1,000,000 if the Merger Agreement is terminated by the Company where (a) Parent or Merger Sub has breached any representation, warranty, covenant or agreement under the Merger Agreement, or if any representation or warranty of Parent and Merger Sub has become untrue, and such breach or untrue statement cannot be cured by Parent or Merger Sub within the period specified in the Merger Agreement; or (b) (i) all the conditions to the closing have been satisfied or waived by Parent and Merger Sub, (ii) Parent and Merger Sub fails to complete the closing within five business days following the date on which the closing was required to have occurred, and (iii) the Company has irrevocably notified Parent in writing (A) that all of the conditions to the obligations of the Company have been satisfied or waived by the Company and (B) it stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement during such period.

Material U.S. Federal Income Tax Consequences (Page 86)

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Please see “Material U.S. Federal Income Tax Consequences” beginning on page 86 for additional information. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

Material PRC Income Tax Consequences (Page 89)

The Company does not believe that it should be considered a resident enterprise under the PRC Corporate Income Tax Law or that the gain recognized on the receipt of cash for the Company’s Shares should otherwise be subject to PRC tax to holders of such Shares that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for the Shares should otherwise be subject to PRC tax law, then gain recognized on the receipt of cash for the Company’s Shares pursuant to the Merger by the Company’s shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of corporations or 20% in the case of individuals (subject to applicable tax treaty relief, if any). You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences. Please see “Material PRC Income Tax Consequences” beginning on page 89 for additional information.

Material British Virgin Islands Tax Consequences (Page 91)

The British Virgin Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of the Merger or the receipt of cash for our Shares under the terms of the Merger Agreement. This is subject to the qualification that registration fees will be payable to the Registrar of Corporate Affairs of the British Virgin Islands to register the Plan of Merger. Please see “Material British Virgin Islands Tax Consequences” beginning on page 91 for additional information.

Regulatory Matters (Page 55)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the BVI Companies Act) with the Registrar of Corporate Affairs of the British Virgin Islands and in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger.

Accounting Treatment of the Merger (Page 55)

Upon completion of the Merger, the Company will cease to be a publicly traded company, and the Company expects to account for the Merger at historical cost.

Market Price of the Shares (Page 56)

On July 31, 2015, the last trading day immediately prior to the Company’s receipt of the “going private” proposal from Mr. Sham on August 1, 2015, the reported closing price of our Shares was $3.00 per Share. The merger consideration of $8.85 per Share, represents a premium of 195.0% over the closing price of $3.00 per Share on July 31, 2015, and a 162.9% premium over the Company’s 30-trading day volume-weighted average closing price on July 31, 2015, the last trading day prior to the Company’s receipt of the “going private” proposal from Mr. Sham on August 1, 2015.

Fees and Expenses (Page 55)

Whether or not the Merger is consummated, all expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, except as otherwise provided in the Merger Agreement.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the Merger and what will happen in the Merger?

A:	The Merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the Merger Agreement is approved by the requisite percentage of the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation after the Merger. If the Merger is completed, the Company will continue its operations as a privately held company owned directly by Parent and beneficially by the Rollover Shareholders and Mr. Vincent M.F. Sham, who will only own one share of Parent. The Rollover Shareholders consist of Mr. Sham, Wing Shing Holdings, Ms. Shun Chi Hui, Ms. Jenny Tsai and Ms. Estee Sham. The Buyer Group consists of the Rollover Shareholders, Parent and Merger Sub. As a result of the Merger, the Shares will no longer be listed on NASDAQ, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the Merger?

A:	If you own Shares and the Merger is completed, you will be entitled to receive $8.85 in cash, without interest and net of any applicable withholding taxes, for each Share you own as of the effective time of the Merger (unless you validly exercise and have not effectively withdrawn or lost your Appraisal Rights under Section 179 of the BVI Companies Act with respect to the Merger, in which event you will be entitled to the value of each Share appraised pursuant to the BVI Companies Act).

Please see “Material U.S. Federal Income Tax Consequences,” “Material PRC Income Tax Consequences” and “Material British Virgin Islands Tax Consequences” beginning on page 86 for a more detailed description of the tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:	How will the Company’s share options be treated in the Merger?

A:	If the Merger is completed, each outstanding Company Option (other than the Rollover Options), whether or not such Company Option is then exercisable and vested, will be cancelled and converted into the right to receive, without interest, net of any applicable withholding taxes and as soon as reasonably practicable after the effective time of the Merger, cash in an amount equal to the product of (a) the excess, if any, of $8.85 over the exercise price of such Company Option and (b) the number of Shares subject thereto.

Q:	After the Merger is completed, how will I receive the merger consideration for my Shares?

A:	If you are a registered holder of Shares, promptly after the effective time of the Merger, a paying agent appointed by Parent will mail you (a) a form of letter of transmittal for the purpose of specifying how the delivery of the merger consideration to you is to be effected and (b) instructions for effecting the surrender of any share certificates in exchange for the applicable merger consideration.

If your Shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your Appraisal Rights in accordance with Section 179 of the BVI Companies Act, upon your surrender of the share certificates (or an affidavit and indemnity of loss in lieu of the share certificates) together with a duly completed letter of transmittal, the paying agent will send you the per Share merger consideration of $8.85 in cash, without interest and net of any applicable withholding taxes, for each Share represented by the share certificate in exchange for the cancellation of your share certificates after completion of the Merger. If you hold your Shares in book-entry form, that is, without a share certificate, unless you validly exercise and have not effectively withdrawn or lost your Appraisal Rights in accordance with Section 179 of BVI Companies Act, the paying agent will automatically send you the per Share merger consideration of $8.85 in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your Shares after completion of the Merger.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on March 17, 2016 at 10:30 a.m. (Hong Kong time) at 12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong.

Q:	What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve and authorize the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger;

•	to authorize the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger; and

•	to approve that the chairman of the extraordinary meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to approve the Merger to be proposed at the extraordinary general meeting.

Q:	What vote of our shareholders is required to approve the Merger Agreement?

A:	Approval and authorization of the Merger Agreement requires the affirmative vote of (a) a majority of in excess of fifty percent of the votes of those shareholders entitled to vote present and voting on the resolution in person or by proxy as a single class at the extraordinary general meeting and (b) shareholders representing at least a majority of the outstanding Shares, excluding the Excluded Shares, who are present and voting in person or by proxy at the extraordinary general meeting. At the close of business on February 22, 2016 in the British Virgin Islands, the share record date for the extraordinary general meeting, 3,044,503 Shares are expected to be outstanding and entitled to vote at the extraordinary general meeting. Pursuant to the support agreement, the Rollover Shareholders have agreed to vote (or cause to be voted) all of the Rollover Shares that they owned, representing an aggregate of approximately 66.8% of the total outstanding Shares as of December 4, 2015, plus any Shares that they may acquire after December 4, 2015 and before the termination of the support agreement, in favor of the proposal to approve and authorize the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, and against any other acquisition proposal. As of December 4, 2015, the total Shares and Company Options beneficially owned by the Rollover Shareholders represented approximately 68.5% of the total outstanding Shares and Company Options.

Q:	How does the Company board of directors recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, our board of directors, by a unanimous vote, recommends that you vote:

•	FOR the proposal to approve the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger;

•	FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger; and

•	FOR the proposal to approve that the chairman of the extraordinary meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to approve the Merger to be proposed at the extraordinary general meeting.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 25 for a discussion of the factors that our special committee and board of directors considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of our Special Committee and board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 52.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The share record date is February 22, 2016. Only shareholders entered in the register of members of the Company at the close of business in the British Virgin Islands on the share record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy, of shareholders holding not less than 50% of the votes of the issued and outstanding Shares that are entitled to vote on the resolutions to be considered at the extraordinary general meeting will constitute a quorum for the extraordinary general meeting.

Q:	When do you expect the Merger to be completed?

A:	The Company is working toward completing the Merger as quickly as possible and currently expect the Merger to close during the first quarter of 2016. In order to complete the Merger, the Company must obtain shareholder approval of the Merger Agreement at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:	If our shareholders do not approve and authorize the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, or if the Merger is not completed for any other reason, our shareholders will not receive any payment for their Shares pursuant to the Merger Agreement. Instead, the Company will remain a publicly traded company. The Shares will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a reverse termination fee, in each case, as described under the caption “The Agreement and Plan of Merger — Termination Fees” beginning on page 74.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name as of the share record date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible but in any event at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to approve the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, and FOR the proposal to approve that the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to approve the Merger to be proposed at the extraordinary general meeting unless you appoint a person other than the proxies set forth in the Proxy Card (a copy of the Proxy Card is attached at the end of this proxy statement), in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	If my Shares are held in a brokerage account, will my broker vote my Shares on my behalf?

A:	Your bank, broker, or other nominee will only vote your Shares on your behalf if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your bank, broker, or other nominee regarding how to instruct it to vote your Shares. If you do not instruct your bank, broker or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve the Merger Agreement?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted, either on the issues presented or for purposes of determining whether a quorum exists at the extraordinary general meeting.

Q:	May I change my vote?

A:	Yes, registered holders of the Shares may change their vote in one of three ways:

•	first, a registered holder of the Shares may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to American Stock Transfer & Trust Company, LLC;

•	second, a registered holder of the Shares may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•	third, a registered holder of the Shares may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxies or voting instructions cards. For example, if you hold your Shares in more than one brokerage account, you will receive a separate voting instructions card for each brokerage account in which you hold Shares. If you are a holder of record and your Shares are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	Should I send in my share certificates now?

A:	No. After the Merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now.

Holders of uncertificated Shares (i.e., holders whose Shares are held in book-entry form) will automatically receive their cash consideration after the Merger is completed without any further action required on the part of such holders.

If your Shares are held in “street name” by your bank, broker or other nominee you will receive instructions from your bank, broker or other nominee as to how to effect the surrender of your share certificates in exchange for the merger consideration.

Q:	Am I entitled to Appraisal Rights?

A:	Yes. Shareholders who dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the extraordinary general meeting at which the Merger is submitted to a vote, a written objection to the Merger and they subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act, as amended, for the exercise of Appraisal Rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise Appraisal Rights with respect to your Shares.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own British Virgin Islands legal counsel if you desire to exercise your Appraisal Rights. Please see “Appraisal Rights” beginning on page 77 as well as “Annex C—BVI Business Companies Act, 2004—Section 179” to this proxy statement for additional information.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged American Stock Transfer & Trust Company, LLC as its proxy solicitor.

Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the Merger that differ from those of other shareholders, including: (a) the beneficial ownership of the equity interests in Parent by the Rollover Shareholders after the effective time of the Merger (including certain executive officers and directors of the Company, such as Mr. Sham, our chairman and chief executive officer); (b) the potential enhancement or decline of the share value for Parent, of which the Rollover Shareholders (including certain executive officers and directors of the Company) will be beneficial owners after the effective time of the Merger, as a result of the Merger and future performance of the surviving corporation; (c) continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving corporation to former directors and officers of the Company; (d) cash-out of Company Options beneficially held by the Company’s employees, directors and executive officers; (e) the compensation of members of the Special Committee in exchange for their services in such capacity at a rate of $12,000 per month for the chairman and $5,000 per month for the other members of the Special Committee (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the board’s recommendation of the Merger); and (f) the continuation of service of the executive officers of the Company with the surviving corporation in positions that are substantially similar to their current positions. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 52 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors and executive officers vote on the proposal to approve the Merger Agreement?

A:	Pursuant to the support agreement, all of the Rollover Shareholders (including certain officers and directors of the Company, such as Mr. Sham, our chairman and chief executive officer) have agreed to vote, or cause to be voted, all of the Rollover Shares that they owned, representing an aggregate of approximately 66.8% of the total outstanding Shares as of December 4, 2015, plus any Shares that they may acquire after December 4, 2015 and before the termination of the support agreement, in favor of the proposal to approve and authorize the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, and against any other acquisition proposal. As of December 4, 2015, the total Shares and Company Options beneficially owned by the Rollover Shareholders represented approximately 68.5% of the total outstanding Shares and Company Options.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact American Stock Transfer & Trust Company, LLC, the firm assisting us with this proxy solicitation, at 1-800-934-5449.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the Merger Agreement described in this Background of the Merger primarily occurred in China. As a result, China Standard Time is used for all dates and times given.

Our board of directors and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this on-going process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company.

In June 2015, our board of directors convened a meeting to review the Company’s performance for the fiscal year ended March 31, 2016 and to discuss the business plan for the fiscal year ending March 31, 2016. In particular, the board of directors discussed the significant increase in the Company’s manufacturing costs in the past few years, which resulted in a net loss for Company for the fiscal year ended March 31, 2015. Between June and July of 2015, as a result of such discussions Mr. Sham considered and evaluated the possibility of a going-private transaction as it potentially presented an attractive opportunity to the Company’s shareholders and could give the Company a greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance.

On August 1, 2015, Mr. Sham delivered a preliminary non-binding proposal letter (the “Proposal Letter”) to the board of directors of the Company expressing an interest in acquiring all of the Shares not already owned by Mr. Sham and certain of his controlled or affiliated entities, in a going-private transaction at a price of $8.75 per Share in cash (the “Proposal”). In the Proposal Letter, Mr. Sham stated, among other things, (a) that the acquisition was intended to be financed through a combination of cash and debt; (b) that they were interested only in acquiring the outstanding Shares not already beneficially owned or controlled by Mr. Sham and certain of his controlled or affiliated entities; and (c) that Mr. Sham and certain of his controlled or affiliated entities did not intend to sell their stake in the Company to any third party.

On August 3, 2015, the Company issued a press release regarding its receipt of the Proposal Letter.

In response to the receipt of the Proposal Letter, four directors (Brian Yuen, Barry J. Buttifant, Ken Ying-Keung Wong and Patrick Po-On Hui) attended a special board meeting on August 5, 2015, either in person or by telephone. Mr. Sham, after submitting the Proposal Letter to the Company’s board of directors, restricted his involvement as the director of the Company in the board of directors’ consideration of the Proposal or any alternative transaction and recused himself from this board meeting. Cleary was invited to attend this special board meeting by video conference by Mr. Barry John Buttifant (“Mr. Buttifant”), one of the independent directors, to provide advice on the fiduciary duties of the board of the directors of the Company given Cleary’s qualifications and extensive experience in “going-private” transactions. Cleary advised the directors as to their fiduciary duties in a typical “going-private” transaction. The Company’s board of directors reviewed the key terms of the Proposal Letter and discussed the role of a potential special committee consisting only of independent directors to evaluate the Proposal and any alternative transaction. The Company’s board of directors decided that it was in the best interest of the Company to form a special committee (the “Special Committee”) consisting of independent directors, Mr. Buttifant and Patrick Po-On Hui, to consider and attend to all matters in connection with the Proposal, including to (a) establish, oversee and direct the process for the solicitation, evaluation and negotiation of the Proposal and any other alternative proposals; (b) evaluate, communicate with relevant parties, negotiate, respond to, recommend the rejection or, if appropriate, recommend the approval and effectuation of the Proposal and recommend whether the Proposal is fair to, and is in the best interest of, the Company and its unaffiliated shareholders; (c) make reports, recommendations and other communications to the Company’s board of directors as the Special Committee considers appropriate; (d) execute any documentation necessary, advisable or appropriate for and on behalf of the Company in connection with the Proposal or the transactions contemplated thereby; (e) appoint, retain and compensate advisors (legal, financial or otherwise) to assist the Special Committee on any matter and for any reason; and (f) exercise any other power that may be otherwise exercised by the board of directors of the Company and that the Special Committee may deem necessary or advisable to carry out its duties and responsibilities in connection with the Proposal. Mr. Buttifant was appointed as the chairman of the Special Committee.

Immediately following the special meeting of the Company’s board of directors on August 5, 2015, the Special Committee held its first meeting. At the meeting, the Special Committee inquired and confirmed that Cleary did not have any conflict of interest with respect to the proposed transaction and decided to retain Cleary as its U.S. legal advisor. The Special Committee’s decision was based on, among other factors, Cleary’s qualifications, extensive experience with mergers and acquisitions transactions, including “going-private” transactions, its significant history of working with China-based companies and its ability to easily communicate in both English and Mandarin Chinese. After Cleary introduced the role and responsibilities of the Special Committee, and the expected process, structure and timetable of a Rule 13e-3 “going-private” transaction, the Special Committee authorized Cleary to contact two financial institutions that expressed interest in being considered for the role of financial advisor to the Special Committee and Maples that expressed interest in being considered for the role of British Virgin Islands (“BVI”) legal advisor to the Special Committee. After the meeting, Cleary reached out to these two financial institutions and Maples and requested these institutions describe, among other things, their qualifications, experience in going-private transactions and other matters relevant with respect to the Proposal.

On August 10, 2015, the Company issued a press release announcing the formation of the Special Committee.

On August 10, 2015 Mr. Sham engaged the Law Office of Stephen Goldstein to represent Mr. Sham on this transaction (the “Buyer Group Counsel”).

On August 13, 2015, the Special Committee held a telephonic meeting with Cleary to discuss the engagement of its financial advisor and BVI legal advisor. At the meeting the Special Committee reviewed with Cleary proposals and credentials submitted by two financial institutions and Maples. The Special Committee inquired and confirmed that Houlihan Lokey did not have any conflict of interest with respect to the proposed transaction. Following the discussion, the Special Committee decided to retain Houlihan Lokey as its financial advisor because, among other factors, Houlihan Lokey is an internationally recognized investment banking firm with substantial experience in mergers and acquisitions transactions. The Special Committee inquired and confirmed that Maples did not have any conflict of interest with respect to the proposed transaction, and decided to retain Maples as its BVI legal advisor. From time to time thereafter, Cleary discussed with Maples the fiduciary duties imposed upon directors and other legal requirements and considerations under BVI law for the proposed transaction.

On September 17, 2015, Mr. Sham filed with the SEC a Schedule 13D announcing the submission of the Proposal Letter. After submitting the Proposal Mr. Sham considered the means by which he would finance his acquisition of the outstanding Shares not already owned by him or his affiliates, and concluded that he had sufficient liquid assets to consummate the proposed transaction.

On October 6, 2015, the Company provided Houlihan Lokey with a preliminary liquidation analysis of the Company based on the Company’s financial statements as of June 30, 2015. Between October 6 to December 2, 2015, representatives of Houlihan Lokey conducted multiple due diligence discussions with members of Company management (not including Mr. Sham).

On October 29, 2015, the Special Committee convened a meeting with Cleary, Houlihan Lokey and Maples to discuss, among other things, the process for and strategies in evaluating the Proposal. The Special Committee instructed Houlihan Lokey to work with the Company’s management to conduct its preliminary financial due diligence. Following the discussion with its advisors, the Special Committee (a) directed Cleary and Houlihan Lokey to contact the Buyer Group Counsel to confirm the Buyer Group’s financing plan and (b) instructed Cleary to prepare the initial draft of the merger agreement and ancillary transaction documents.

Immediately after the meeting on October 29, 2015, Maples circulated to the Special Committee the legal guidelines in connection with the director’s fiduciary duties under BVI Law and the merger of two or more BVI companies.

On October 29, 2015, Cleary notified the Buyer Group Counsel that (a) Cleary had been instructed by the Special Committee to begin drafting the merger agreement in connection with the proposed transaction and (b) the Special Committee would like to understand the Buyer Group’s financing plan with respect to the proposed transaction.

On November 2, 2015, the Buyer Group Counsel notified Cleary that Mr. Sham intended to finance the proposed transaction with his personal funds without any debt financing or using any cash available in the Company.

On November 5, 2015, the Company provided Houlihan Lokey with certain financial projections for the Company for the fiscal years ending 2016 through 2020 (which financial projections are summarized under “Special Factors—Certain Financial Projections”).

From November 6 to November 9, 2015, Cleary prepared the initial draft of the merger agreement and held discussions with the Special Committee and its advisors about the key provisions in the initial draft merger agreement, including (a) deal structure; (b) Buyer Group’s financing plan and the request for Buyer Group to provide an equity commitment letter, a support agreement and a guarantee; (c) treatment of the Company’s options; (d) representations and warranties of the Company; (e) the request that the transaction be approved by a majority of shareholders not affiliated with the Buyer Group (the “majority of the minority vote condition”); (f) the request for a post-signing “go-shop” provision; (g) regulatory approvals required for the transaction; (h) the Special Committee’s ability to change its recommendation and/or terminate the merger agreement, including the Company’s right to terminate the merger agreement for fiduciary duty reasons in connection with a superior proposal and other than in connection with a superior proposal; (i) provisions for continued indemnity for directors and officers and D&O insurance; (j) termination rights; (k) termination fees and (l) specific performance provisions.

On November 9, 2015, Cleary sent to the Buyer Group Counsel the initial drafts of the merger agreement and the ancillary documents.

On November 12, 2015, the Buyer Group Counsel (a) provided Mr. Sham’s bank statements to Cleary evidencing the Buyer Group had sufficient funds to consummate the proposed transaction; (b) confirmed to Cleary the Rollover Shareholders shall include Mr. Sham, Wing Shing Holdings Company Limited, Ms. Shun Chi Hui, Ms. Jenny Tsai and Ms. Estee Sham; and (c) requested the merger agreement not to include any “go-shop” provisions since the Buyer Group held more than 66% of the total outstanding Shares of the Company and the Buyer Group did not intend to sell their stake in the Company to any third party.

On November 12, 2015, the Special Committee held a telephonic meeting with Houlihan Lokey, Cleary and Maples. At the request of the Special Committee, Houlihan Lokey reported that it had received Mr Sham’s bank statements and would review these bank statements to decide whether the Buyer Group had sufficient funds to consummate the proposed transaction without external financing; and it had conducted, and would continue to conduct, financial due diligence in connection with its financial analysis regarding the Proposal. In addition, the Special Committee further discussed the key provisions provided in the initial drafts of the merger agreement and the ancillary documents.

On November 17 and November 18, 2015, the Buyer Group Counsel sent to Cleary his comments on the draft merger agreement and the draft support agreement.

On November 19, 2015, the Special Committee held a meeting with Houlihan Lokey and Cleary. Prior to the meeting, Houlihan Lokey had circulated to the Special Committee discussion materials relating to its preliminary financial analysis. The discussion included a review of (i) the transaction background, implied valuation multiples and premiums to current and historical stock prices, (ii) the Company financial projections, and (iii) the Company liquidation analysis, amongst other things. In discussing the preliminary financial analyses performed by Houlihan Lokey, the Special Committee considered the criteria and the rationale for the various assumptions being considered by Houlihan Lokey in its preliminary analyses. After the discussion, the Special Committee decided to contact the Buyer Group to request that it increase the offer price. In addition, Houlihan Lokey reported to the Special Committee that Mr. Sham’s bank statements indicated that the Buyer Group should have sufficient funds to consummate the proposed transaction.

The Special Committee and its advisors then moved on to discuss the key issues contained in the Buyer Group’s mark-up to the draft merger agreement and the draft support agreement. Among other things, the Special Committee and its advisors discussed (a) the deletion of the post-signing “go-shop” right of the Company, (b) the deletion of the two-year post-closing employee protection provision (with the post-closing terms and conditions of employment that are no less favorable than the terms and conditions of employment provided by the Company to the continuing employees immediately prior to the closing), (c) the deletion of the Company’s right to terminate the merger agreement for fiduciary duty reasons in connection with a superior proposal, (d) the addition of the termination right of Parent for the Company’s failure to close and the related payment of the termination fee and (e) the changed policy period of the post-closing D&O insurance from six years to one year.

The Special Committee discussed the protection of interests of minority shareholders and its fiduciary duties under BVI law and subsequently instructed Cleary to, among other things, (a) reinstate the Company’s right to terminate the merger agreement for fiduciary duty reasons in connection with a superior proposal, (b) delete the termination right by Parent for the Company’s failure to close and the related payment of the termination fee, and (c) insist on the six-year policy period of the post-closing D&O insurance. Given that (a) as advised by Maples before the meeting, under the BVI law the post-signing “go-shop” period was not a mandatory requirement in order to carry out their fiduciary duties, (b) the exercise of the “go-shop” right was unlikely to generate any superior proposal because of the Buyer Group’s stated position against selling Shares owned by the Buyer Group to any third party or joining in any alternative transactions and the Buyer Group’s abilities, with its total beneficial ownership of over 66% of the total outstanding Shares, to block any alternative transactions, and (c) the merger agreement had provided a majority of the minority vote condition which would protect the unaffiliated shareholders’ interests, the Special Committee decided not to insist on a post-signing “go-shop” provision.

Later on the same day, Cleary circulated the revised support agreement to the Buyer Group.

On November 20, 2015, the Company provided Houlihan Lokey with an updated liquidation analysis of the Company based on Company financial statements as of September 30, 2015.

On November 20, 2015, the Buyer Group Counsel sent to Cleary his comments to the draft guarantee and equity commitment letter. The Buyer Group Counsel’s comments were not substantive.

On November 20, 2015, Mr. Buttifant discussed with Mr. Sham with respect to the increase of the proposed offer price and the majority of the minority vote condition. Both parties verbally agreed in principle that the proposed offer price could be increased to $8.85 per Share and the majority of the minority vote condition would apply to this proposed transaction.

On November 23, 2015, Cleary circulated the revised merger agreement, guarantee and equity commitment letter to the Buyer Group Counsel. These revised drafts reflected the Special Committee’s positions on the terms as discussed at the Special Committee meeting held on November 19, 2015.

On November 26, 2015, the Special Committee held a meeting with Cleary to discuss the representations, warranties and covenants of the Company under the draft merger agreement.

On November 29, 2015, Cleary held a telephonic meeting with the Buyer Group Counsel to discuss the majority of the minority vote condition.

On November 30, 2015, the Buyer Group Counsel sent to Cleary further comments on Cleary’s revised draft merger agreement, together with the revised drafts of the ancillary documents. In the Buyer Group’s markup, the Buyer Group (a) agreed to the Company’s right to terminate the merger agreement for fiduciary duty reasons in connection with a superior proposal, provided that the Company should agree to making a one-time extraordinary payment to the officers and directors of the Company if a third party acquires the Company; (b) agreed to a six-year term D&O insurance; and (c) changed the majority of the minority voting condition from the majority of all the outstanding unaffiliated shareholders to the majority of unaffiliated shareholders present and voting.

On December 1, 2015, the Special Committee convened a meeting with Houlihan Lokey and Cleary in attendance. At the beginning of this meeting, Houlihan Lokey made a presentation regarding its financial analysis with respect to the consideration that would be paid to the Company’s shareholders in the potential merger. The discussion included a review of (i) the transaction background, implied valuation multiples and premiums to current and historical stock prices, (ii) the Company financial projections, and (iii) the Company liquidation analysis, among other things. The analyses discussed in the oral presentation were substantially similar to the presentation to the Special Committee by Houlihan Lokey on November 19, 2015 and there were no material differences between the information communicated in such oral presentation and the materials presented on December 1, 2015,with the exception of utilizing the Company’s updated liquidation analysis based on September 30, 2015 Company financial statements, whereas the Company liquidation analysis utilized in the November 19, 2015 presentation was performed by the Company using June 30, 2015 Company financial statements. See “Special Factors–Opinion of Houlihan Lokey, the Special Committee’s Financial Advisor” and Annex B to this proxy statement for the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken.

Then the Special Committee and its advisors discussed the remaining outstanding issues under the merger agreement. Following the discussion, the Special Committee decided, among other things, to (a) insert $8.85 into the merger agreement as the merger consideration; (b) agree to $600,000 as the Company termination fee and $1,200,000 as the Parent termination fee; (c) reinstate the post-closing employee protection provision (the “post-closing employee protection provision”) with one-year term; (d) change the majority of the minority vote condition to the majority of unaffiliated shareholders present and voting; and (e) reject the Buyer Group’s request regarding the Company’s extraordinary payment to the officers and directors of the Company. Later on the same day, Cleary provided to the Buyer Group the revised merger agreement, together with the ancillary documents.

On December 2, 2015, Mr. Buttifant had a discussion with the representative of the Buyer Group regarding the remaining key issues. The representative of the Buyer Group indicated to Mr. Buttifant that the Buyer Group (a) would like to insist on the Company’s extraordinary payment to the officers and directors of the Company; (b) requested that the Company should indemnify the Rollover Shareholders in connection with any claims relating to the proposed transaction; and (c) further requested that the post-closing employee protection provision only cover certain officers. After the conversation with the representative of the Buyer Group, Mr. Buttifant had a number of discussions with Cleary regarding the remaining key issues. Mr. Buttifant instructed Cleary to reject the first two requests from the Buyer Group but to agree to have the post-closing employee protection provision only cover certain identified officers.

Following the discussions, Cleary had multiple discussions with the Buyer Group Counsel to discuss these three requests from the Buyer Group, and the Buyer Group Counsel subsequently sent to Cleary his comments to Cleary’s revised draft merger agreement, which (a) agreed to delete the provision requesting the Company’s extraordinary payment to the officers and directors of the Company, (b) insisted on indemnification by the Company to the Rollover Shareholders in connection with any claims relating to the proposed transaction (the “indemnification provision”) and (c) asked for an increase of the Company termination fee to $1,000,000 in connection with the unsolicited third party superior proposal, together with the Company termination fee changed to $500,000 and Parent termination fee changed to $1,000,000 (the “termination fee change”).

Later on the same day and on the following day, Cleary had multiple discussions with the Special Committee and the Buyer Group Counsel regarding the remaining issues.

On December 3, 2015, the Special Committee convened a meeting to discuss the proposed transaction, with Houlihan Lokey, Cleary and Maples in attendance. Cleary reviewed with the Special Committee the deal structure and terms of the merger agreement and ancillary documents. Also at this meeting, Houlihan Lokey reviewed with the Special Committee its financial analysis with respect to the consideration that would be paid to the Company’s shareholders in the Merger and rendered an oral opinion to the Special Committee, which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same day, to the effect that, as of that date the merger consideration to be received by holders of Shares (other than the holders of Excluded Shares and Dissenting Shares) was fair, from a financial point of view, to such holders, based on and subject to various procedures followed, assumptions made, qualifications and limitation on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. Following the discussion, the Special Committee unanimously resolved to recommend that the board of directors of the Company approve the proposed merger agreement and the transactions contemplated thereby, including the merger, subject to the deletion of the indemnification provision from the merger agreement.

On December 3, 2015, the Buyer Group and the Special Committee reached agreement on the final issues: (a) the Buyer Group agreed to the deletion of the indemnification provision from the merger agreement and (b) the Special Committee agreed to the termination fee change.

Following the meeting of the Special Committee held on December 3, 2015, a meeting of the board of directors of the Company was held to receive the report from the Special Committee and review the terms of the merger agreement and ancillary documents, with Houlihan Lokey, Cleary and Maples in attendance. Based upon the unanimous recommendation of the Special Committee, the board of directors of the Company adopted resolutions approving the terms of the merger agreement and the ancillary documents and the transactions contemplated thereby, and recommending that the Company’s shareholders vote to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. Please see “Special Factors— Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” below for a description of the resolutions of the board of directors of the Company at this meeting.

On December 4, 2015, (a) Parent and Merger Sub executed the merger agreement and Mr. Buttifant, as the chairman of the Special Committee, executed the merger agreement on behalf of the Company; (b) the Company and Mr. Sham executed the guarantee; (c) Parent, Mr. Sham and the other Rollover Shareholders executed the support agreement; and (d) Parent and Mr. Sham executed the equity commitment letter. On the same day, the Company issued a press release announcing the execution of the merger agreement and the ancillary documents.

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors

The Special Committee and the Company’s board of directors believe that, as a privately held company, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on period-to-period performance. As a publicly traded company, the Company faces pressure from public shareholders and investment analysts to make decisions that might produce better short-term results, but over the long term might lead to a reduction in the share price of its publicly traded equity securities.

Furthermore, as an SEC-reporting company, the Company is required to disclose a considerable amount of business and financial information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which potentially may help them compete against us, make it more difficult for us to negotiate favorable terms with them or facilitate legal claims against us, as the case may be.

The Special Committee and the Company’s board of directors also believe that it is appropriate for the Company to undertake the Merger and terminate the registration of the Shares at this time because (a) the offer price of $8.85 per Share represents a premium over recent market prices and (b) the limited trading volume of the Shares on NASDAQ does not justify the costs of remaining a public company, including the cost of complying with the Sarbanes-Oxley Act of 2002 and the other U.S. federal securities laws. With respect to (b) above, these costs are ongoing, comprise a significant element of our corporate overhead expense, and are difficult to reduce. In addition to the direct out-of-pocket costs associated with SEC reporting and compliance, the Company’s management and accounting staff, which comprises a handful of individuals, need to devote significant time to these matters.

Based on the foregoing considerations, the Special Committee and the Company’s board of directors concluded that it is more beneficial for the Company to undertake the proposed Merger and become a private company as a result of the proposed Merger than to remain a public company.

Our board of directors, acting upon the unanimous recommendation of the Special Committee, which Special Committee was assisted by our management (other than Mr. Sham, the chairman and chief executive officer of the Company) and the Special Committee’s legal and financial advisors, evaluated the Merger, including the terms and conditions of the Merger Agreement.

The Special Committee unanimously recommended that our board of directors adopt resolutions that:

•	determine that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders, and declare it advisable to enter into the Merger Agreement and the Plan of Merger;

•	approve the execution, delivery and performance by the Company of the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger; and

•	recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger by the shareholders.

Our board of directors unanimously approved the resolutions recommended by the Special Committee.

In the course of reaching their respective determinations, the Special Committee and our board of directors considered the following substantive factors and potential benefits of the Merger, each of which the Special Committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

•	global economic conditions since the second half of 2008, which have resulted in reduced liquidity, greater volatility, widening of credit spreads, lack of price transparency in credit markets, a reduction in available financing and reduced market confidence, and that the uncertainty and volatility of credit and capital markets and the overall slowdown in the PRC economy may have an adverse effect on the Company’s business, financial condition and results of operations;

•	our board of directors recognizing that the proposed merger presents our unaffiliated shareholders with the opportunity to realize immediate liquidity for their holdings at a price premium without having to take the risks and uncertainties that the Company may face;

•	the limited trading volume of our Shares on NASDAQ;

•	the Buyer Group’s financing arrangements and the ability of the Buyer Group to consummate the Merger assuming the availability of such financing;

•	the belief of the Special Committee that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	the current and historical market prices of our Shares, including the fact that the $8.85 per Share merger consideration offered to our unaffiliated shareholders represents a 195.0% premium over the closing price of $3.00 per Share on July 31, 2015 and a 162.9% premium over the 30-trading day volume-weighted average closing price on July 31, 2015, the last trading day prior to the Company’s receipt of the “going private” proposal from Mr. Sham on August 1, 2015. The $8.85 per Share merger consideration to be paid to our unaffiliated shareholders also represents a 68.8% premium over the 52-week volume-weighted average closing price of the Shares prior to the Company’s receipt of the “going private” proposal from Mr. Sham on August 1, 2015;

•	the possibility that it could take a considerable period of time before the trading price of the Shares would reach and sustain at least the per Share merger consideration of $8.85, as adjusted for the time value of money, and the possibility that such value might never be attained, particularly in light of the trading price of the Company’s Shares;

•	the negotiations with respect to the merger consideration that, among other things, led to an increase in the offer price from $8.75 per Share to $8.85 per Share, and the Special Committee’s determination that, following extensive negotiations with the Buyer Group, $8.85 per Share was the highest price that the Buyer Group would agree to pay;

•	the fact that following the public announcement of the proposal and formation of the Special Committee, no other person expressed interest in acquiring the Company in writing;

•	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

(a)	the facts that Parent had obtained the signed equity commitment letter from Mr. Sham, which in the reasonable judgment of the Special Committee, increases the likelihood of such financing being completed;

(b)	the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals;

(c)	the fact the Merger Agreement provides that, in the event of a failure of the Merger to be completed under certain circumstances, Parent will pay the Company a $1,000,000 termination fee, and the guarantee of such payment obligation by Mr. Sham pursuant to the guarantee;

•	the Special Committee’s reasonable belief that it was unlikely that any transaction with a third party could be completed at this time given the express intention of Mr. Sham that he and his affiliates, collectively holding approximately 66.8% of the total issued and outstanding Shares, would not sell or offer to sell their Shares to any third party, and the fact that the Special Committee did not receive any indication of interest from any other acquirer;

•	the financial analysis reviewed by Houlihan Lokey with the Special Committee, and the oral opinion to Special Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated as of December 3, 2015), with respect to the fairness, from a financial point of view, of the merger consideration to be received in the Merger by holders of the Shares (other than holders of Excluded Shares and Dissenting Shares), as of December 3, 2015, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. See “Special Factors—Opinion of Houlihan Lokey (China) Limited, the Special Committee’s Financial Advisor” beginning on page 39; and

•	the Company’s ability, under certain circumstances pursuant to the Merger Agreement, to seek specific performance to prevent breaches of the Merger Agreement by Parent and to enforce (a) Parent’s obligation under the Merger Agreement to cause Mr. Sham’s financing commitment to be funded, subject to certain customary conditions, and (b) the equity commitment letter as a third party beneficiary thereunder in accordance with the provisions of the Merger Agreement.

In addition, the Special Committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to our unaffiliated shareholders and to permit the Special Committee and our board of directors to represent effectively the interests of such shareholders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of two independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

•	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Company and unaffiliated shareholders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group with the assistance of the Special Committee’s own legal and financial advisors;

•	all of the directors serving on the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the unaffiliated shareholders, other than the members’ receipt of board and Special Committee compensation (which are not contingent upon the consummation of the Merger or the Special Committee’s or board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

•	the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by its own legal and financial advisors;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the proposal letter and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for approval unless the Special Committee had recommended such action to our board of directors;

•	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand, which, among other things, resulted in an increase in the Buyer Group’s offer price from $8.75 per Share to $8.85 per Share;

•	the Special Committee had the authority to reject the terms of any strategic transaction, including the Merger;

•	the Special Committee held meetings regularly, in person or telephonically, to consider and review the terms of the Merger, the transaction documents and other relevant factors;

•	the recognition by the Special Committee and our board of directors that it had no obligation to recommend the approval of the merger proposal from the Buyer Group or any other transaction;

•	the recognition by the Special Committee and our board of directors that, under the terms of the Merger Agreement, it has the ability to provide information to or participate in discussions or negotiations with persons making unsolicited acquisition proposals, and to consider any acquisition proposal reasonably likely to result in a superior proposal, until the date our shareholders vote upon and approve the Merger Agreement;

•	the ability of the Company to terminate the Merger Agreement prior to obtaining the requisite shareholder approval in order to enter into an alternative acquisition agreement relating to a superior proposal subject to compliance with the terms and conditions of the Merger Agreement;

•	the ability of the Special Committee and our board of directors to change its recommendation to our shareholders of the Merger proposal prior to obtaining the requisite shareholder approval subject to compliance with the terms and conditions of the Merger Agreement;

•	the availability of Appraisal Rights to the unaffiliated shareholders who comply with all of the required procedures under the BVI Companies Act for exercising Appraisal Rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by appraisers in accordance with the statutory procedures set out in the BVI Companies Act.

The Special Committee and our board of directors also considered a variety of potentially negative factors discussed below concerning the Merger Agreement and the Merger, which are not listed in any relative order of importance:

•	the fact that the Company’s unaffiliated shareholders will have no ongoing equity participation in the Company following the Merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

•	the possibility that the Buyer Group could sell part or all of the Company following the Merger to one or more purchasers at a valuation higher than that being paid in the Merger;

•	the fact that Mr. Sham, the Company’s chairman and chief executive officer, together with the other Rollover Shareholders, beneficially owning approximately 66.8% of the total outstanding Shares as of December 4, 2015, have expressed unwillingness to consider a sale of their stake to or participate in alternative transactions with any third party, which may have discouraged, and may in the future discourage, third parties from submitting alternative acquisition proposals with terms and conditions, including price, that may be superior to the Merger;

•	the restrictions on the conduct of the Company’s business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the Merger;

•	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the Company will be required to, under certain circumstances, pay Parent and, therefore indirectly, the Buyer Group, a termination fee of $500,000 or $1,000,000, as the case may be, in connection with the termination of the Merger Agreement;

•	the fact that since the Company became publicly listed, the highest historical closing price of our Shares ($82 per Share) exceeds the merger consideration offered to our unaffiliated shareholders;

•	the terms of the Buyer Group’s participation in the Merger and the fact that the Rollover Shareholders have interests in the transaction that are different from, or in addition to, those of our unaffiliated shareholders. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 52 for additional information;

•	the possibility that the Merger might not be completed and the negative impact of a public announcement of the Merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

•	the taxability of an all cash transaction to our unaffiliated shareholders that are U.S. holders for U.S. federal income tax purposes;

•	subject to any equitable remedies the Company may be entitled to, including the specific performance rights provided by and subject to the terms of the Merger Agreement, the Company’s remedies in the event of breach of the Merger Agreement by Parent or Merger Sub are limited to receipt of a termination fee of $1,000,000 in connection with the termination of the Merger Agreement, and under certain circumstances the Company may not be entitled to a termination fee;

•	the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the financing commitment of Mr. Sham for the Merger, and that the Company’s ability to seek specific performance against Parent and Merger Sub of their obligations under the Merger Agreement to cause Mr. Sham to make the equity contribution to Parent under the equity commitment letter is conditional upon the financial status of Mr. Sham; and

•	the possibility that Parent and Merger Sub may be unable or unwilling to complete the Merger, including if Mr. Sham does not provide the financing pursuant to the equity commitment letter despite Parent’s and Merger Sub’s compliance with their financing obligations set forth in the Merger Agreement or if Parent or Merger Sub chooses not to complete despite the availability of financing.

The foregoing discussion of information and factors considered by the Special Committee and our board of directors is not intended to be exhaustive, but includes a number of factors considered by the Special Committee and our board of directors. In view of the wide variety of factors considered by the Special Committee and our board of directors, neither the Special Committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that our board of directors approve, and our board of directors approved, the Merger Agreement based upon the totality of the information presented to and considered by it.

In reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company and our unaffiliated shareholders and its decision to approve the Merger Agreement and recommend the approval of the Merger Agreement by our shareholders, our board of directors considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, our board of directors believes that the Merger Agreement and the transactions contemplated thereby, including the Merger, are substantively and procedurally fair to our unaffiliated shareholders.

To the extent known by each filing person after making reasonable inquiry, except as set forth under “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” and “The Extraordinary General Meeting — Our Board’s Recommendation,” no executive officer, director or affiliate of the Company or such filing person has made a recommendation either in support of or opposed to the transaction.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing “going private” transactions, each of the Buyer Group members (i.e., Mr. Sham, Wing Shing Holdings Company Limited, Ms. Shun Chi Hui, Ms. Jenny Tsai and Ms. Estee Sham) may be deemed to be an affiliate of the Company, and therefore, required to express his, her or its belief as to the fairness of the merger to the Company’s unaffiliated shareholders. Each member of the Buyer Group is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of members of the Buyer Group as to the fairness of the Merger are not intended and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to adopt the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger. The members of the Buyer Group have interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the surviving corporation after the completion of the Merger. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 52 for additional information. The members of the Buyer Group believe the proposed Merger is fair for the Company’s unaffiliated shareholders on the basis of the factors described in “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 25 and the additional factors described below.

The members of the Buyer Group believe the interests of the Company’s unaffiliated shareholders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The members of the Buyer Group attempted to negotiate a transaction that would be most favorable to them, and not to the Company’s unaffiliated shareholders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The members of the Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Company’s unaffiliated shareholders. Furthermore, the members of the Buyer Group did not perform, or engage a financial advisor to perform, any independent valuation or other analysis to assist them in assessing the fairness of the merger consideration to the Company’s unaffiliated security holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Company’s board of directors discussed in “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 25, the members of the Buyer Group believe the Merger is substantively and procedurally fair to the Company’s unaffiliated security holders. In particular, the members of the Buyer Group believe that the proposed Merger is both procedurally and substantively fair to the unaffiliated security holders of the Company based on their consideration of the following factors, which are not listed in any relative order of importance, among others:

•	the fact that the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Company’s board of directors unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company’s unaffiliated security holders;

•	the fact that the Special Committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with any member of the Buyer Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Company’s board of directors what action should be taken by the Company, including whether or not to engage in the merger;

•	the fact that the members of the Special Committee do not have any interests in the Merger different from, or in addition to, those of the Company’s unaffiliated security holders, other than the (i) Special Committee members’ compensation in connection with its evaluation of the Merger (which is not contingent upon the completion of the Merger or the Special Committee’s or board’s recommendation of the Merger); and (ii) the directors’ indemnification and liability insurance rights under the Merger Agreement;

•	the fact that the Special Committee retained and was advised by its independent legal and financial advisors who are experienced in advising committees such as the Special Committee in similar transactions;

•	the fact that the Special Committee and the Company’s board of directors had no obligation to recommend the authorization and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, or any other transaction;

•	the current and historical market prices of the Shares, including the fact that the merger consideration offered to the Company’s unaffiliated shareholders represents a premium of approximately 195.0% to the closing price of the Shares on NASDAQ on July 31, 2015 and 162.9% over the Company’s 30-trading day volume weighted average closing price on July 31, 2015, the last trading day prior to the Company’s receipt of the “going private” proposal from Mr. Sham on August 1, 2015;

•	the fact that the merger consideration is all cash, which provides a specific amount of cash consideration for Shares held by and liquidity to unaffiliated security holders and allows the unaffiliated security holders not to be exposed to risks and uncertainties relating to the prospects of the Company;

•	the fact that the merger consideration, other terms and conditions of the Merger Agreement and the transactions contemplated thereby were the result of extensive negotiations over an extended period of time between the Special Committee, its advisors and the Buyer Group;

•	the fact that the Special Committee received an oral opinion dated as of December 3, 2015 from Houlihan Lokey (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same day), as to the fairness, from a financial point of view, of the $8.85 per Share merger consideration to be received in the Merger by holders of Shares (other than holders of Excluded Shares and Dissenting Shares), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion;

•	the fact that in certain circumstances under the terms of the Merger Agreement, the Special Committee and the board of directors of the Company are able to change their recommendation of the Merger;

•	the fact that the Company is able, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the obtaining of shareholder approval under the Merger Agreement in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the Merger Agreement and further explained under the caption “The Agreement and Plan of Merger—Acquisition Proposals” beginning on page 68 and “The Agreement and Plan of Merger—No Change of Recommendation” beginning on page 69);

•	the fact that the Company, under certain circumstances, is able to specifically enforce the terms of the Merger Agreement;

•	the availability of dissenter rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the BVI Business Companies Act for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the courts of the British Virgin Islands;

•	the fact that adoption of the Merger Agreement is subject to the approval by a majority of unaffiliated shareholders present and voting in person or by proxy at the meeting called to approve the Merger in accordance with the BVI Business Companies Act and the Company’s memorandum and articles of association;

•	that the board of directors was fully informed about the extent to which the interests of the Rollover Shareholders in the Merger differed from those of the Company’s other shareholders; and

•	the fact that none of the Buyer Group members or any of their advisors participated in or sought to influence the deliberative process of the Special Committee.

The members of the Buyer Group did not consider the Company’s net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the Company’s value as a going concern but rather is indicative of historical costs as it does not take into account the future prospects of the Company, market conditions, trends in the industry in which the Company conducts its business, or the business risks inherent in competing with other companies in the same industry.

The buyer parties did not seek to establish a pre-Merger going concern value for the Company’s Shares to determine the fairness of the merger consideration to the Company’s unaffiliated security holders. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Company’s Shares, the merger consideration represented a premium to the going concern value of the Company.

The foregoing discussion of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the substantive and procedural fairness of the Merger to the Company’s unaffiliated security holders is not intended to be exhaustive, but is believed to include all material factors considered. The members of the Buyer Group found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the Merger to the Company’s unaffiliated security holders. Rather, the members of the Buyer Group made the fairness determinations after considering all of the foregoing as a whole.

The members of the Buyer Group believe these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Company’s unaffiliated security holders. This belief, however, is not intended to be and should not be construed as a recommendation by the members of the Buyer Group to any shareholder to approve the Merger Agreement. The members of the Buyer Group do not make any recommendation as to how such shareholders should vote relating to the proposal to approve the Merger Agreement and the Merger at the extraordinary general meeting.

None of the members of the Buyer Groups performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the proposed Merger to the Company’s unaffiliated security holders.

Purposes and Reasons of the Buyer Group for the Merger

Under the rules governing “going private” transactions, each member of the Buyer Group may be deemed to be engaged in a “going private” transaction and, therefore, required to express their reasons for the merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under Exchange Act.

For the Buyer Group the primary purpose of the Merger is to benefit from any future earnings and growth of the Company after the merger of Merger Sub with and into the Company, making the Company privately held and wholly owned by Parent. The members of the Buyer Group believe that structuring the transaction in such manner is preferable to other transaction structures because it will enable Parent to acquire 100% control of the Company, it represents an opportunity for the Company’s unaffiliated security holders to receive $8.85 per Share in cash, without interest and net of any applicable withholding taxes, for their Shares, and it also allows the Rollover Shareholders to maintain their investment in the Company through their ownership of equity interests of Parent.

The Buyer Group also believes that the operating environment has changed in a significant manner since the Company’s initial public offering. There is greater competition in the electronic components market in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group takes the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short- and medium-term period-to-period performance. Further, as a privately held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to unaffiliated shareholders’ concerns and to engage in an ongoing dialogue with unaffiliated shareholders can at times distract management’s time and attention from the effective operation and improvement of the business. The members of the Buyer Group decided to undertake the going private transaction at this time because they want to take advantage of the benefits of the Company’s being a privately held company as described above, and because the Buyer Group currently has sufficient funds to consummate the Merger. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed that the Merger is the most direct and effective way to enable the Buyer Group to acquire full ownership and control of the Company.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with the Special Committee’s evaluation of the Merger, Mr. Peter Howell, the consultant of the Company for nearly 20 years, prepared certain financial projections of the Company for the fiscal years ending 2016 through 2020, which were reviewed by Ms. Janice Fung, the Company’s operation and finance controller, before provided by Ms. Fung to the Special Committee’s financial advisor on November 5, 2015. These financial projections of the Company were prepared based on our management’s projection of our future financial performance as of the date provided, were prepared for internal use, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles (“U.S. GAAP”).

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management took into account historical performance, combined with estimates regarding net revenue, gross profit, operating expenses, operating income and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In preparing these projections, our management necessarily made certain assumptions about future financial factors affecting the Company’s business, including, primarily, that (a) the Company’s camera module business will maintain its current production volume with modest improvement in gross profit margins as the market preference is shifting toward more complex and higher pixel-count camera modules; (b) the medical instrument business, which is subject to complex regulations, long product development cycle and tough marketing processes, will continue to contribute modestly to the Company’s business; (c) the Company’s rental income will decline in the future; (d) heightened competition and increased labor costs and selling expenses will put pressure on the Company’s gross margins and operating margins over time; (e) the Company will keep minimal maintenance capital and make minimal spending into research and development in connection with its medical instrument business; and (f) the Dongguan manufacturing facilities have negligible residual value and the Company will not be able to sell them due to local government restrictions.

In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the Merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.

Neither the Company, its independent registered public accounting firm, Mazars CPA Limited, nor any other independent accounts have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee and Houlihan Lokey, and are not included in this proxy statement in order to induce any holder of Shares to vote in favor of approval of the Merger Agreement or to elect not to seek appraisal for his or her Shares.

The following table summarizes the financial projections prepared by our management and considered by the Special Committee and Houlihan Lokey in connection with their analysis of the proposed transaction:

Five Years Financial Projections By Management

INCOME STATEMENT

(US$ in thousands)

	Fiscal Year Ending March 31,
	2016	2017	2018	2019 & 2020
Net Sales	78,500	75,000	75,000	75,000
Gross Profit Before Depreciation	6,380	6,150	6,375	6,400
Depreciation	(905)	(900)	(900)	(900)

	5,475	5,250	5,475	5,500
Selling, General and Administrative Expenses Before Depreciation	(12,375)	(12,200)	(11,975)	(11,600)
Depreciation	(1,100)	(1,050)	(1,000)	(900)

Selling, General and Administrative Expenses	(13,475)	(13,250)	(12,975)	(12,500)
Operating Losses	(8,000)	(8,000)	(7,500)	(7,000)
Rental Income	3,600	2,500	2,600	2,700
Rental Expenses	(900)	(800)	(700)	(700)
Depreciation	(1,700)	(1,700)	(1,600)	(1,500)

Net Rental Income	1,000	—	300	500
Other Income (Net)	1,400	500	200	—
Interest Income (Net)	700	500	500	500

Pre-Tax Losses	(4,900)	(7,000)	(6,500)	(6,000)

CASH FLOW STATEMENT

(US$ in thousands)

	Fiscal Year Ending March 31,
	2016	2017	2018	2019 & 2020
Pre-Tax Losses	(4,900)	(7,000)	(6,500)	(6,000)
Adjustments to reconcile income to net cash provided by (used in) operating activities
Depreciation	3,705	3,650	3,500	3,300

	(1,195)	(3,350)	(3,000)	(2,700)
Changes in operating assets and liabilities:
Accounts Receivable	(126)	920	—	—
Inventory	(39)	288	—	—
Deposits, prepayments and other assets	176	173	—	—
Accounts and bills payable	6,909	(943)	—	—
Salaries and allowances payable	19	(138)	—	—
Temporary receipt	(1,252)	—	—	—
Accrued expenses	39	(282)	—	—

	4,531	(3,332)	(3,000)	(2,700)
Repayment of short-term bank loan	(6,780)	—	—	—
Receipt of fixed deposits and restricted cash	22,501	—
Net increase (decrease) in cash and cash equivalents	20,252	(3,332)	(3,000)	(2,700)
Cash and cash equivalents at beginning of fiscal year	14,502	34,754	31,422	28,422

Cash and cash equivalents at end of fiscal year	34,754	31,422	28,422	25,722

BALANCE SHEET

(US$ in thousands)

	Fiscal Year Ending March 31,
	2016	2017	2018	2019 & 2020
ASSETS
Current assets:
Cash and cash equivalents	34,754	31,422	28,422	25,722
Restricted Cash	—	—	—	—
Time deposit	—	—	—	—
Accounts receivable, net	20,620	19,700	19,700	19,700
Inventories	6,458	6,170	6,170	6,170
Deposits, prepayments and other assets	3,873	3,700	3,700	3,700
Amount due from related parites	15	15	15	15
Deferred tax assets	11	11	11	11

Total current assets	65,731	61,018	58,018	55,318
Property, plant, equipment and land use right	23,297	19,647	16,147	12,847

Total assets	89,028	80,665	74,165	68,165

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	21,158	20,215	20,215	20,215
Salaries and allowances payable	3,097	2,959	2,959	2,959
Accrued expenses	6,323	6,041	6,041	6,041
Income tax payable	4,029	4,029	4,029	4,029

Total current liabilities	34,607	33,244	33,244	33,244
Deferred tax liabilities, net	8	8	8	8

Total liabilities	34,615	33,252	33,252	33,252

Shareholders’ equity:
Preferred stock	—	—	—	—
Common stock	129	129	129	129
Additional paid-in capital	85,108	85,108	85,108	85,108
Retained earnings
Balance brought forward	(32,999)	(37,899)	(44,899)	(51,399)
Current year losses	(4,900)	(7,000)	(6,500)	(6,000)

	(37,899)	(44,899)	(51,399)	(57,399)

Accumulated other comprehensive deficit	10,849	10,849	10,849	10,849
Statutory reserve	1,328	1,328	1,328	1,328
Revaluation reserve
Less: Treasury stock	(4,663)	(4,663)	(4,663)	(4,663)

Total shareholders’ equity	54,852	47,852	41,352	35,352

Non-controlling interests	(440)	(440)	(440)	(440)

	54,412	47,412	40,912	34,912

Total liabilities and shareholders’ equity	89,028	80,665	74,165	68,165

Opinion of Houlihan Lokey (China) Limited, the Special Committee’s Financial Advisor

On December 3, 2015, Houlihan Lokey rendered an oral opinion to the Special Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same day), to the effect that, as of December 3, 2015, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the merger consideration to be received in the Merger by holders of the Shares (other than holders of Excluded Shares and Dissenting Shares) was fair, from a financial point of view, to such holders.

Houlihan Lokey’s opinion was directed to the Special Committee and only addressed the fairness from a financial point of view of the merger consideration to be received in the Merger by holders of the Shares (other than holders of Excluded Shares and Dissenting Shares) and does not address any other aspect or implication of the Merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the Special Committee or any shareholder as to how to act or vote with respect to the Merger or related matters.

In arriving at its opinion, Houlihan Lokey, among other things:

1.	reviewed the draft dated December 2, 2015 of the Merger Agreement;

2.	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending March 31, 2016 through 2020 (the “Management Projections”);

4.	reviewed a liquidation analysis prepared by the management of the Company based on the Company’s consolidated balance sheet as of September 30, 2015 (the “Liquidation Analysis”);

5.	spoke with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

6.	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

7.	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

8.	reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the Management Projections reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to Houlihan Lokey’s analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Further, management of the Company advised Houlihan Lokey that (i) the Management Projections provided to Houlihan Lokey were the only projections prepared by management of the Company (or any affiliated entity) in connection with the Merger, (ii) they had not received, reviewed, approved, commented on or otherwise contributed to any other projections or similar information prepared by any other party in connection with the Merger, nor had they updated or otherwise revised the Management Projections since the last date they were provided to Houlihan Lokey and (iii) to the best of their knowledge and belief, no other projections or similar information had been provided to any party involved in the Merger, and the Special Committee had received all projections and/or similar information that had been received by any other party involved in the Merger.

Houlihan Lokey relied upon and assumed, with the consent of the Special Committee, that the Liquidation Analysis, including the underlying assumptions as to the recovery rate of the Company’s assets and liabilities, its contractual obligations and estimated wind down charges, were reasonably prepared based on the best currently available estimates and judgments as to the matters covered thereby. It was represented to Houlihan Lokey, and Houlihan Lokey relied upon and assumed, with the consent of the Special Committee, that there were no other businesses, operations, assets or properties of the Company, off balance sheet or otherwise, or liabilities or obligations of the Company (whether fixed, contingent or otherwise) that had been or were expected to be settled, assumed, guaranteed or discharged by any third party, that could reasonably be expected to be for the benefit of the Company, other than those disclosed to Houlihan Lokey or set forth in the Liquidation Analysis and the Management Projections.

Houlihan Lokey understood that the Rollover Shareholders had indicated that they were only willing to consider entering into an agreement with Parent and among themselves in relation to the Merger and had no interest in entering into any agreement, arrangement or understanding with other parties as an alternative thereto. It was represented to Houlihan Lokey that Mr. Sham had sufficient cash on hand to fulfill his equity commitments to Parent as they become due to complete the Merger without debt financing or the use of the Company’s cash balances towards payment of the merger consideration, and that Mr. Sham had provided a guarantee in favor of the Company to guarantee the due and punctual payment, performance and discharge of the obligations of Parent and Merger Sub under the Merger Agreement.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to Houlihan Lokey’s analyses or opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the merger consideration pursuant to the Merger Agreement will not be material to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement will not differ in any material respect from the draft of the Merger Agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Houlihan Lokey was directed by the Special Committee not to and, therefore, we did not (a) initiate or participate in any negotiations with (other than participating in negotiations with the parties to the Merger), or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Merger, or (b) advise the Special Committee, our board of directors or any other party with respect to alternatives to the Merger.

Houlihan Lokey’s opinion was furnished for the use of the Special Committee (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without the prior written consent of Houlihan Lokey. Houlihan Lokey has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger. The opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. The opinion was not intended to be, and does not constitute, a recommendation to the Special Committee, our board of directors, any shareholder or any other person as to how to act or vote with respect to any matter relating to, or whether to tender Shares in connection with, the Merger or otherwise.

Houlihan Lokey was not requested to opine as to, and the opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, our board of directors, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the merger consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of the opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Special Committee, on the assessments by the Special Committee, our board of directors, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Merger or otherwise.

In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company, and on the industry generally, industry growth and the absence of any material change in the financial condition and prospects of the Company, or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company, or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in the Company’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was provided to the Special Committee in connection with its evaluation of the proposed Merger and was only one of many factors considered by the Special Committee in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the Special Committee or management with respect to the Merger or the merger consideration. The type and amount of consideration payable in the Merger were determined through negotiation between the Special Committee and the Buyer Group, and the decision to enter into the Merger was solely that of the Special Committee.

The following is a summary of the material analyses reviewed by Houlihan Lokey with the Special Committee in connection with Houlihan Lokey’s opinion rendered on December 3, 2015. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•	Enterprise value calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet), as of a specified date.

•	Earnings before interest, taxes, depreciation, and amortization, or EBITDA.

Unless the context indicates otherwise, enterprise values were calculated using the closing price of our common stock and the common stock of the selected module component manufacturing companies listed below as of November 20, 2015. Accordingly, this information may not reflect current or future market conditions. Estimates of 2016 and 2017 Revenue and EBITDA for our company were based on estimates provided by our management. Estimates of 2016 and 2017 Revenue and EBITDA for the selected module component manufacturing companies listed below were based on certain publicly available research analyst estimates for those companies.

Selected Companies and Transactions Analysis

We operate in a hypercompetitive market with numerous industry players, many of which are larger, better capitalized, and involved in a more diverse array of businesses. The key success factors in our industry include economies of scale and continuous technological innovation as specification migrations take place in the areas of (i) pixel upgrade (ii) optical image stabilization and (iii) dual cameras, all of which require continual new investment. We are smaller, considerably less profitable and have less certain growth prospects relative to the selected companies and, accordingly, the degree of comparability of the selected companies to our company is limited.

Houlihan Lokey calculated multiples of enterprise value based on certain financial data for our company and the following selected module component manufacturing companies:

•	APCB Inc.

•	CammSys Corp.

•	Nanos Co., Ltd.

•	Powerlogics Co., Ltd.

•	Haesung Optics Co., Ltd.

•	AzureWave Technologies, Inc.

•	Creative Sensor Inc.

•	Bison Electronics Inc.

The calculated multiples included:

•	Enterprise value as a multiple of the last twelve months (“LTM”) Revenue;

•	Enterprise value as a multiple of estimated 2015 Revenue;

•	Enterprise value as a multiple of estimated 2016 Revenue;

•	Enterprise value as a multiple of LTM EBITDA;

•	Enterprise value as a multiple of estimated 2015 EBITDA; and

•	Enterprise value as a multiple of estimated 2016 EBITDA.

Based on the calculated multiples, and because the degree of comparability of the selected companies to our company is limited, Houlihan Lokey concluded that determining multiples ranges and subsequently deriving an implied per share reference range for our company, as compared to the proposed per share merger consideration would not result in a meaningful result for which an implied valuation range could be concluded. For similar reasons Houlihan Lokey concluded that it would not be able to derive a meaningful result for which an implied valuation range could be concluded based on an analysis of comparable transactions.

Discounted Cash Flow Analysis

Houlihan Lokey also considered performing a discounted cash flow analysis of our Company. Because the management projections provided by our management to Houlihan Lokey provided for a financial forecast that projects continued losses, no revenue growth beyond 2017 and no turnaround options for the business, absent meaningful third party financing that was not available to us, Houlihan Lokey concluded that the financial projections produce results that are of limited meaningfulness in a discounted cash flow analysis and therefore did not conduct a discounted cash flow analysis.

Liquidation Analysis

Houlihan Lokey considered a number of financial and operating challenges we have faced over the last several years, including our numerous strategic efforts to improve our business prospects through new product offerings, none of which resulted in a turnaround of financial performance. For example:

•	In January 2012, we discontinued our home appliance segment due to the high cost of labor and the increasing trend of businesses migrating manufacturing capacity out of China to lower cost regions. For the year ended March 31, 2012, our revenue from this segment was $53.9 million, and net margin was 2.6%.

•	In December 2013, we discontinued our EMS segment. Due to competition and the economic clout of the customers, pricing deteriorated in fiscal years 2012 and 2013, and our labor and utility costs increased and productivity declined, making it no longer economical to justify our further investment in the business. Net margin decreased from 5.7% to -1.8% from fiscal year 2013 to fiscal year 2014, on revenue of $65.2 million and $60.6 million in fiscal year 2013 and fiscal year 2014, respectively

•	We have recently begun developing camera modules for medical instrument usage, but have found that gaining acceptance and entry into Chinese hospital clients is challenging, taking between six months to one year of relationship development before hospitals will consider committing to a product.

As we continue to execute on an uncertain turnaround strategy, financial performance is expected to continue to deteriorate and we continue to experience cash burn at a rate of $450,000 per month, over the last three years and expect to continue to experience cash burn at a rate of at least $350,000 per month going forward, which Houlihan Lokey calculated implies approximately 8 to 9 years of continued operations before our Company would run out of cash (assuming that we do not pay down any debt during that period). Given the current condition of our business, our near-term history of shuttered operations, the limited prospects of our Company in the foreseeable future, and the continually decreasing book value resulting from our cash burn, our board believes that the highest and best use of the Company’s assets aside from the Merger would be in a liquidation. Accordingly, our management prepared the Liquidation Analysis, which Houlihan Lokey considered in preparing its financial analysis.

(In thousands, except per share figures)

	Balance Sheet as of September 30, 2015 US$ ‘000			Recoverability Estimate		Liquidation Value US$ ‘000
	Pct.%	Sub	Total	Low	High	Sub (Low)	Total (Low)	Sub (High)	Total (High)
Assets
Current Assets:
Cash & Bank Balances			$35,889				$35,889		$35,889
Offshore	49%	$17,670		100%	100%	$17,670		$17,670
Onshore	51%	$18,219		100%	100%	$18,219		$18,219
A/C Receivable - Trade			$18,725				$7,450		$11,195
Within 90 Days	98%	$18,320		40%	60%	$7,328		$10,992
91 - 120 Days	2%	$405		30%	50%	$122		$203
120 - 150 Days	0%	$0		0%	0%	$0		$0
Over 150 days	0%	$0		0%	0%	$0		$0
Bills Receivable			$7,957				$7,957		$7,957
Within 90 Days	89%	$7,117		100%	100%	$7,117		$7,117
91 - 180 Days	4%	$840		100%	100%	$840		$840
181 - 365 Days	0%	$0		0%	0%	$0		$0
Over 1 year	0%	$0		0%	0%	$0		$0
Interest Receivable			$39				$39		$39
Within 90 Days	51%	$20		100%	100%	$20		$20
91 - 180 Days	0%	$0		0%	0%	$0		$0
181 - 365 Days	49%	$19		100%	100%	$19		$19
Over 1 year	0%	$0		0%	0%	$0		$0
Deposits & Prepayments & Other Receivable			$1,727				$1,019		$1,364
Within 90 Days	85%	$1,468		60%	80%	$881		$1,174
91 - 180 Days	10%	$173		55%	75%	$95		$130
181 - 365 Days	5%	$86		50%	70%	$43		$60
Over 1 year	0%	$0		0%	0%	$0		$0
Temporary Payment			$1,388	20%	50%		$278		$694
Inventory			$6,697	30%	40%		$2,009		$2,679
Deferred Tax Assets			$11	0%	0%		$0		$0
Amount due from Related Parties			$15	100%	100%		$15		$15
Current Assets			$72,449				$54,656		$59,832
Non-Current Assets:
Property, Plant and Equipment, Net			$24,762				$9,446		$14,901
Property under Development	7%	$1,236		0%	30%	$0		$371
Land Use Right (China)	14%	$2,711		0%	0%	$0		$0
Land & Building	57%	$10,706		88%	128%	$9,423		$13,710
Plant & Machinery	41%	$7,746		0%	10%	$0		$775
Moulds	2%	$421		0%	0%	$0		$0
Furniture & Fixtures	9%	$1,637		0%	0%	$0		$0
Office Equipment	0%	$24		0%	0%	$0		$0

Computer Equipment	1%	$190		0%	0%	$0		$0
Motor Car & Yacht	0%	$91		25%	50%	$23		$45
Non-Current Assets			$24,762				$9,446		$14,901
Total Assets			$97,211				$64,101		$74,733
Liabilities & Shareholders’ Equity
Liabilities
A/C Payable - Trade			$14,693				$14,693		$14,693
Within 90 Days	89%	$13,026		100%	100%	$13,026		$13,026
91 - 120 Days	8%	$1,495		100%	100%	$1,495		$1,495
> 120 Days	1%	$172		100%	100%	$172		$172
Bills Payable & Trust Receipt			$4,939				$4,939		$4,939
Within 90 Days	30%	$4,368		100%	100%	$4,368		$4,368
91 - 120 Days	2%	$373		100%	100%	$373		$373
> 120 Days	1%	$198		100%	100%	$198		$198
Short Term Loans			$7,720	100%	100%		$7,720		$7,720
Provisions & Accruals, Other Payable			$8,948	100%	100%		$8,948		$8,948
Provision for Taxation			$4,250	100%	100%		$4,250		$4,250
Deferred Taxation			$8	0%	0%		$0		$0
Temporary Receipt			$1,499	100%	100%		$1,499		$1,499
Total Liabilities			$42,057				$42,049		$42,049
Shareholder’s Equity
Share Capital			$129	0%	0%		$0		$0
Treasury Stock			($4,663)	0%	0%		$0		$0
Share Premium			$85,108	0%	0%		$0		$0
Revaluation Reserve			$1,328	0%	0%		$0		$0
Retained Earnings			($36,214)	0%	0%		$0		$0
Other Comprehensive Income			$9,932	0%	0%		$0		$0
Minority Interest			($466)	0%	0%		$0		$0
Total Equity			$55,154				$0		$0
Total Liabilities and Equity			$97,211				$42,049		$42,049
Residual Value							$22,053		$32,684
Wind Down Charges
Operating Costs During Wind-down							$1,290		$1,290
Severance Fee							$600		$1,000
Liquidation Committee’s Fee							$10		$20
Other Legal Charges (Litigation, Tax Clearance, Authority Approval, Deregistration)							$350		$450
Total Wind Down Charges							$2,250		$2,760
Residual After Total Contractual Obligations and Wind Down Charges
Total							$19,803		$29,924
Per Share							$6.33		$9.57
Source: Recoverability estimates per Company management									$7.95
Notes:
Shares: 3,127,503									2891.923
Financials as of September 30, 2015

After taking into account the Company’s assets and liabilities, as well as management’s estimates for the recoverability against the Company’s assets and liabilities, Houlihan Lokey was able to derive a residual value of between $22.1 million and $32.7 million. After taking into account, management’s estimates for wind down charges, Houlihan Lokey calculated the net residual available to shareholders after wind down charges to be between $19.8 million and $29.9 million, indicating an implied per share reference range for our Company of between $6.33 and $9.57, as compared to the proposed per share merger consideration.

Other Matters

Houlihan Lokey was engaged by the Special Committee to act as its financial advisor in connection with the Merger and provide financial advisory services, including preparation and delivery of an opinion to the Special Committee regarding the fairness from a financial point of view of the consideration to be received in the Merger by holders of the Shares (other than holders of Excluded Shares and Dissenting Shares). The Special Committee reviewed proposals and credentials submitted by two financial institutions and ultimately decided to retain Houlihan Lokey as its financial advisor because, among other factors, Houlihan Lokey is an internationally recognized investment banking firm with substantial experience in mergers and acquisitions transactions, including transactions involving U.S.-listed companies with China-based operations. Houlihan Lokey is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to the engagement letter, the Company will pay Houlihan Lokey $350,000 for its services, $150,000 of which was paid upon the execution of Houlihan Lokey’s engagement letter, $150,000 of which was paid upon the delivery of Houlihan Lokey’s opinion and $50,000 of which will become payable upon closing of the Merger. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, other participants in the Merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of Houlihan Lokey’s and their respective employees may have committed to invest in private equity or other investment funds managed or advised by participants in the Merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Company, other participants in the Merger or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, other participants in the Merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Effect of the Merger on the Company

Private Ownership

The Company’s Shares are currently listed on NASDAQ under the symbol “GAI.” It is expected that, immediately following the completion of the Merger, the Company will cease to be a publicly traded company and will instead become a privately held company owned directly by Parent and beneficially owned by the Rollover Shareholders and Mr. Vincent M.F. Sham, who will only own one share of Parent. Following the completion of the Merger, the Company’s Shares will cease to be listed on NASDAQ, and price quotations with respect to sales of the Company’s Shares in the public market will no longer be available. In addition, registration of the Company’s Shares under the Exchange Act will be terminated. After the effective time of the Merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. After the completion of the Merger, our shareholders will no longer enjoy the rights or protections that U.S. federal securities laws provide.

Upon completion of the Merger, each of our outstanding Shares, other than the Excluded Shares and the Dissenting Shares, will be cancelled in exchange for the right to receive $8.85 per Share in cash, without interest and net of any applicable withholding taxes. At the effective time of the Merger, the Excluded Shares will be cancelled for no consideration, and each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share of the surviving corporation. The Dissenting Shares will be cancelled for the right to receive the fair value of such Shares as determined in accordance with the provisions of the BVI Companies Act. As a result, current shareholders of the Company, other than the Rollover Shareholders, (a) would no longer have any equity interest in, or be shareholders of, the Company upon completion of the Merger and (b) would not have the opportunity to participate in the earnings and growth of the Company or the right to vote on corporate matters after the completion of the Merger. These unaffiliated shareholders would not be exposed to the risk of loss in relation to their investment in the Company after the completion of the Merger.

Directors and Management of the Surviving corporation

As of the effective time of the Merger, without any further action on the part of the parties, the memorandum and articles of association of Merger Sub then in effect will be the memorandum and articles of association of the surviving corporation, except that, at the effective time of the Merger, references therein to the name and the authorized capital of the Merger Sub will be amended to describe correctly the name and authorized capital of the surviving corporation, as provided in the Plan of Merger, until thereafter changed or amended as provided therein or by applicable law, and the memorandum and articles of association of the surviving corporation will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the “Indemnified Parties” (as defined in the Merger Agreement) as those contained in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement.

In addition, unless otherwise determined by Parent prior to the effective time, the directors of Merger Sub at the effective time (identified below in Annex D—“Directors and Executive Officers of Each Filing Person”) will become the directors of the surviving corporation and the officers of the Company immediately prior to the effective time will become the officers of the surviving corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Company’s unaffiliated shareholders include, without limitation, the following:

•	the receipt by such shareholders of $8.85 per Share in cash, without interest and net of any applicable withholding taxes, representing a premium of approximately 195.0% to the closing price of the Shares on NASDAQ on July 31, 2015 and 162.9% over the Company’s 30-trading day volume weighted average closing price on July 31, 2015, the last trading day prior to the Company’s receipt of the “going private” proposal from Mr. Sham on August 1, 2015; and

•	the avoidance of the risks associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger.

The primary detriments of the Merger to the Company’s unaffiliated shareholders include, without limitation, the following:

•	such shareholders will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, the receipt of cash pursuant to the Merger or through the exercise of Appraisal Rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the Merger to the Buyer Group include the following:

•	if the Company successfully executes its business strategies, the value of the Buyer Group’s investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

•	the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term;

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation;

•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•	the Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts; and

•	there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements. In 2015, our costs for being listed as a U.S. publicly traded company were in the aggregate amount of approximately $450,000, including but not limited to (a) fees and expenses related to audit, Sarbanes-Oxley compliance and valuation services, (b) fees and expenses of U.S. legal advisor and investor relations firm and (c) printing costs. Such cost savings will directly benefit the Buyer Group following the closing of the Merger, and will be recurring in nature if and for so long as the Company remains as a private company.

The primary detriments of the Merger to the Buyer Group include the following:

•	all of the risk of any possible decreases in our revenues, free cash flow or value following the Merger will be borne by the Buyer Group;

•	the business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Group;

•	an investment in the surviving corporation by the Buyer Group following the Merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the Merger, there will be no trading market for the surviving corporation’s equity securities.

The Company’s Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company’s net book value and net earnings/losses for the Rollover Shareholders before and immediately after the closing of the Merger, based on the historical net book value and net earnings/losses of the Company as of March 31, 2015. Our net book value as of March 31, 2015 was approximately $59,312,371 and our net losses for the fiscal year ended March 31, 2015 was approximately $6,420,878.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)(3)
	Net Book Value		Losses		Net Book Value		Losses
	$‘000%		$‘000%		$‘000%		$‘000%
Name
John C.K. Sham(4)	2,788	4.7	302	4.7	31,851	53.7	3,448	53.7
Wing Shing Holdings Company Limited	13,405	22.6	1,451	22.6	10,024	16.9	1,085	16.9
Shun Chi Hui	11,685	19.7	1,205	19.7	8,719	14.7	944	14.7
Jenny Tsai	5,872	9.9	636	9.9	4,389	7.4	475	7.4
Estee Sham	5,872	9.9	636	9.9	4,389	7.4	475	7.4

(1)	Ownership percentages are based on 3,044,503 Shares outstanding as of the date of this proxy statement.
(2)	Ownership percentages assume that the Rollover Shareholders roll over all of their Rollover Shares, and all other Shares and vested Company Options are cancelled in the Merger in exchange for the merger consideration under the Merger Agreement.
(3)	Vincent M.F. Sham only owns one share of Parent both before and after the Merger.
(4)	The significant increase in Mr. Sham’s interests in the Company’s net book value after the closing of the Merger is due to Mr. Sham’s increase in the beneficial ownership of the Company after the consummation of the Merger. Pursuant to the equity commitment letter, Mr. Sham committed to subscribe for ordinary shares of Parent with an aggregate purchase price of $9,249,383, which will be used by Parent and Merger Sub to fulfill their payment obligations under the Merger Agreement.

Plans for the Company after the Merger

After the effective time of the Merger, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be an independent public company and will instead be a wholly owned subsidiary of Parent. In addition, the Company will seek to pursue other business opportunities in order to expand the scope of the Company’s business and to achieve positive net earnings.

Alternatives to the Merger

The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on August 5, 2015, in response to the receipt of the proposal letter from Mr. Sham on August 1, 2015. The Special Committee and the board of directors considered, as an alternative to the Merger, the possibility of the Company to remain as a publicly traded company. However, the Special Committee and the board of directors did not believe that remaining as a publicly traded company would be equally or more favorable in enhancing shareholder value than the consummation of the Merger. By reaching such a conclusion, the Special Committee and the board of directors have considered factors such as the challenges to the Company’s efforts to increase the long-term profitability as a publicly-traded company, the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market, and the costs of regulatory compliance for the Company to remain as a publicly traded company. For a detailed description of the considerations that led Special Committee and the board of directors to conclude that it is more beneficial for the Company to undertake the Merger and become a private company than to remain as a publicly-traded company, please see the section titled “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 25.

The Special Committee also took into account that the Company can terminate the Merger Agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal, prior to obtaining requisite shareholder approval of the Merger Agreement, subject to the payment to Parent of a termination fee of $500,000, or $1,000,000, as the case may be. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders). However, in light of (a) Mr. Sham’s express intention that he and his affiliates, collectively holding approximately 66.8% of the total issued and outstanding Shares, would not sell or offer to sell their Shares to any third party and (b) the fact that, since the announcement of the proposed Merger, no party other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company, the Special Committee and the board of directors determined that there was no viable alternative transaction to the proposed sale of the Company to the Buyer Group.

Effects on the Company if the Merger is not Completed

If the Merger Agreement is not approved by the Company’s shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their Shares in connection with the Merger. Instead, the Company will remain a publicly traded company, the Shares will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares. Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares, including the risk that the market price of the Shares may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

Under certain circumstances set forth in the Merger Agreement, the Company may be required to pay Parent a termination fee of $500,000 or $1,000,000, as the case may be, or Parent may be required to pay the Company a reverse termination fee of $1,000,000, in each case, as described under the caption “The Agreement and Plan of Merger—Termination Fees” beginning on page 74.

If the Merger is not completed, from time to time, the Company’s board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the Company’s shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

It is anticipated that the total amount of funds necessary to complete the Merger is approximately $9,249,383 (assuming no exercise of dissenter rights by shareholders of the Company, or if exercised that such dissenters will not receive more than $8.85 per Share), which is to be provided by Mr. Sham through a commitment to provide equity financing to Parent in the aggregate principal amount of $9,249,383 pursuant to the equity commitment letter dated as of December 4, 2015 between Mr. Sham and Parent. Except the closing conditions contemplated under the Merger Agreement, there is no additional condition to Mr. Sham’s obligation to provide such equity financing as he committed under the equity commitment letter. No alternative financing arrangement has been made by the Buyer Group as Mr. Sham has sufficient cash on hand to fulfill his equity commitment.

Guarantee

Concurrently with the execution of the Merger Agreement, Mr. Sham has entered into a guarantee in favor of the Company to guarantee all of the obligations of Parent and Merger Sub under the Merger Agreement except in the case where the guarantee is terminated in accordance with the provisions set forth in the guarantee. Pursuant to the guarantee, Mr. Sham’s guarantee will terminate as of the earliest of (a) the effective time, if the closing is completed and all amounts to be paid by Parent pursuant to the Merger Agreement are so paid, (b) termination of the Merger Agreement in accordance with its terms where no termination fee or any other amount is payable by Parent, or (c) the twelve month anniversary after the termination of the Merger Agreement in accordance with its terms where the termination fee would be payable by Parent (unless, in the case of (c) above, the Company has made a claim under the guarantee prior to such termination, in which case the guarantee will be terminate upon the final, non-appealable resolution of such action and satisfaction by Mr. Sham of any obligations finally agreed to be owned by the Company). A copy of the guarantee is attached as Annex F to this proxy statement and is incorporated herein by reference.

Support Agreement

Concurrently with the execution of the Merger Agreement, Mr. Sham has entered into a support agreement with Parent and the other Rollover Shareholders, under which each Rollover Shareholder will subscribe for the number of ordinary shares in Parent as set forth in the support agreement immediately prior to the closing of the Merger and each Rollover Share will be cancelled at the closing. Pursuant to the support agreement, the Rollover Shareholders have agreed to vote, or cause to be voted, all of the Rollover Shares that they owned, representing an aggregate of approximately 66.8% of the total outstanding Shares as of December 4, 2015, plus any Shares that they may acquire after December 4, 2015 and before the termination of the support agreement, in favor of the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and against any other acquisition proposal. As of December 4, 2015, the total Shares and Company Options beneficially owned by the Rollover Shareholders represented approximately 68.5% of the total outstanding Shares and Company Options. A copy of the support agreement is attached as Annex E to this proxy statement and is incorporated herein by reference.

The following table sets forth each Rollover Shareholder’s interest in the Company prior to the Merger and each Rollover Shareholder’s interest in Parent after the closing of the Merger.

	Ownership in the Company Prior to the Merger(1)		Ownership in Parent After the Merger(2)(3)
	Number of Shares	%	Number of Shares		%
Name
John C.K. Sham	143,577	4.7	21,887	(4)	53.7
Wing Shing Holdings Company Limited	688,798	22.6	6,888		16.9
Shun Chi Hui	600,000	19.7	6,000		14.7
Jenny Tsai	300,000	9.9	3,000		7.4
Estee Sham	300,000	9.9	3,000		7.4

(1)	Ownership percentages are based on 3,044,503 Shares outstanding as of the date of this proxy statement.
(2)	Ownership percentages assume that the Rollover Shareholders roll over all of their Rollover Shares, and all other Shares and vested Company Options are cancelled in the Merger in exchange for the merger consideration under the Merger Agreement.
(3)	Vincent M.F. Sham only owns one share of Parent both before and after the Merger.
(4)	The number of shares held by Mr. Sham in Parent after the consummation of the Merger includes (i) 10,000 shares of Parent subscribed by Mr. Sham in connection with the formation of Parent, (ii) 1,436 shares of Parent that will be rolled over from 143,577 Shares owned by Mr. Sham pursuant to the support agreement, and (iii) 10,451 shares of Parent that will be issued to Mr. Sham in consideration of an aggregate purchase price of $9,249,383 as contemplated under the equity commitment letter.

Remedies and Limitations on Liability

The parties to the Merger Agreement will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any court of competent jurisdiction, pursuant to the Merger Agreement, this being in addition to any other remedy to which they are entitled under the terms of the Merger Agreement at law or in equity. Each party to the Merger Agreement accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the Merger Agreement. While the Company, Parent and Merger Sub may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the Merger and monetary damages.

Interests of Certain Persons in the Merger

Interests of Rollover Shareholders

Concurrent with the execution of the Merger Agreement, the Rollover Shareholders entered into the support agreement pursuant to which, subject to the terms and conditions set forth therein, the Rollover Shareholders have agreed to the subscription of newly issued shares in Parent in exchange for the contribution by such Rollover Shareholders of the Rollover Shares held by each of them. At the closing of the Merger, the Rollover Shareholders, along with Vincent M.F. Sham, the son of Mr. Sham, will own 100% of the outstanding interests in Parent.

Given the Company will become a privately held company following the completion of the Merger, the Rollover Shareholders’ beneficial interests in the surviving corporation will be illiquid, with no public trading market for the surviving corporation’s shares and no certainty of an opportunity to sell their beneficial interests in the surviving corporation at an attractive price, or that any dividends paid by the surviving corporation will be sufficient to recover their investment. Each of the Rollover Shareholders may also enjoy benefits from future earnings and growth of the surviving corporation.

Shares and Options Held by Officers and Directors

As of December 4, 2015, our directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 84), as a group, beneficially own an aggregate of 1,118,677 outstanding Shares.

The table below sets forth, as of December 4, 2015, the outstanding Company Options held by the Company’s directors and officers:

Name	Number of Shares	Exercise Price ($/Share)	Date of Grant	Date of Expiration
John C.K. Sham	75,000	15.60	2006/03/31	2016/03/31
John C.K. Sham	43,750	13.20	2007/03/23	2017/03/23
John C.K. Sham	50,000	4.75	2012/07/23	2022/07/23
Brian Yuen	3,493	15.60	2006/03/31	2016/03/31
Brian Yuen	46,508	15.60	2006/03/31	2016/03/31
Brian Yuen	18,750	13.20	2007/03/23	2017/03/23
Brian Yuen	16,000	4.75	2012/07/23	2022/07/23
Patrick Po-On Hui	2,500	15.60	2006/03/31	2016/03/31
Patrick Po-On Hui	750	13.20	2007/03/21	2017/03/21
Patrick Po-On Hui	2,000	4.75	2012/07/23	2022/07/23
Ken Ying-Keung Wong	1,250	15.60	2006/03/31	2016/03/31
Ken Ying-Keung Wong	2,000	4.75	2012/07/23	2022/07/23
Barry J. Buttifant	3,750	15.60	2006/03/31	2016/03/31
Barry J. Buttifant	3,250	13.20	2007/03/23	2017/03/23
Total	269,001

As of December 4, 2015, all of the Company Options held by our directors and executive officers have vested. If the Merger is completed, each outstanding Company Option (other than Rollover Options), whether or not such Company Option is then exercisable and vested, will be cancelled and converted into the right to receive, net of any applicable withholding taxes and as soon as reasonably practicable after the effective time of the Merger, cash in an amount equal to the product of (a) the excess, if any, of $8.85 over the exercise price of such Company Option and (b) the number of Shares subject thereto.

Indemnification and Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

•	From the effective time of the Merger to the sixth anniversary of the effective time, the surviving corporation and its subsidiaries will honor and fulfill the obligations of the Company and its subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its subsidiaries as in effect on December 4, 2015 and (ii) all indemnification agreements in effect as of December 4, 2015 between the Company or any of its subsidiaries and their current and former directors and officers. During such six year period, such indemnification agreements will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the indemnified parties.

•	During such six year period, the surviving corporation and its subsidiaries will cause the memorandum and articles of association of the surviving corporation and its subsidiaries to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the indemnified parties as those contained in the memorandum and articles of association of the Company and its subsidiaries as in effect on December 4, 2015, and such provisions will not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights of the indemnified parties except as required by applicable law.

•	During such six year period, the surviving corporation will indemnify and hold harmless each indemnified party from and against any and all costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (a) the fact that an indemnified party is or was a director or officer of the Company or any of its subsidiaries, (ii) any acts or omissions occurring or alleged to occur prior to or at the effective time in such indemnified party’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates, or (iii) the Merger Agreement or any transactions contemplated by the Merger Agreement, including the Merger;

•	Parent will cause the surviving corporation to maintain the Company’s and its subsidiaries’ existing directors and officers liability insurance for a period of six years after the effective time of the Merger (or Parent may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the effective time of the Merger); provided, that the surviving corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. Alternatively, the Company may at its option purchase a six-year “tail” prepaid policy, not in excess of 300% of the current annual premium, prior to the effective time on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company.

The Special Committee

On August 5, 2015, our board of directors established the Special Committee to consider the proposal from Mr. Sham and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent directors, Mr. Barry J. Buttifant and Mr. Patrick Po-On Hui. Other than their receipt of board and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or our board of directors’ recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any of the transactions contemplated thereby that is different from that of the unaffiliated shareholders, and none of them is related to the Buyer Group. Our board of directors did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

The Company has compensated the members of the Special Committee in exchange for their service in such capacity an aggregate monthly amount of $17,000 (and, in the case of the chairman of the Special Committee, a monthly amount of $12,000), the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the board’s recommendation of the Merger.

Position with the Surviving Corporation

After completion of the Merger, Mr. Sham expects to continue to serve as chairman of the board of directors of the surviving corporation and chief executive officer and chief financial officer of the surviving corporation. It is anticipated that the other executive officers of the Company will hold positions with the surviving corporation that are substantially similar to their current positions.

Related Party Transactions

Under the Company’s policy concerning related party transactions, all transactions with our executive officers and directors must be approved by a majority of our disinterested directors. For a description of our related party transactions, please see “Item 7. Major Shareholders and Related Party Transactions” included in our annual report on Form 20-F for the fiscal year ended March 31, 2015, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 95 for a description of how to obtain a copy of our annual report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Legal fees and expenses	$525,000
Financial fees and expenses and other professional fees	$400,000
Special Committee fees	$136,000
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs, and costs associated with the establishment of Parent and Merger Sub)	$89,000
Total	$1,150,000

These expenses will not reduce the merger consideration to be received by the Company’s shareholders. If the Merger is completed, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement will be responsible for such costs and expenses, except as otherwise provided in the Merger Agreement.

Voting by the Rollover Shareholders at the Extraordinary General Meeting

Pursuant to the terms of the support agreement, the Rollover Shareholders will vote the Rollover Shares that they owned as of December 4, 2015, plus any Shares that they may acquire after December 4, 2015 and before the termination of the support agreement, in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, at the extraordinary general meeting of the Company. As of the share record date, the Company expects that the Rollover Shareholders as a group will beneficially own, in the aggregate, 2,032,375 Shares that represents 66.8% of the total outstanding Shares.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

Upon completion of the Merger, the Company will cease to be a publicly traded company, and the Company expects to account for the Merger at historical cost.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the BVI Companies Act) with the Registrar of Corporate Affairs of the British Virgin Islands and in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger.

Appraisal Rights

Please see “Appraisal Rights” beginning on page 77.

Material U.S. Federal Income Tax Consequences

Please see “Material U.S. Federal Income Tax Consequences” beginning on page 86.

Material PRC Income Tax Consequences

Please see “Material PRC Income Tax Consequences” beginning on page 89.

Material British Virgin Islands Tax Consequences

Please see “Material British Virgin Islands Tax Consequences” beginning on page 91.

MARKET PRICE OF THE COMPANY’S SHARES, DIVIDENDS AND OTHER MATTERS

Market Price of the Shares

The following table provides the high and low sales prices for our Shares on NASDAQ under the symbol “GAI,” for each quarter during the past two years:

	Sales Price Per Share (in $ )
	High	Low
Fiscal Quarterly
First Quarter of 2014 (April 1-June 30, 2013)	11.85	6.00
Second Quarter of 2014 (July 1-September 30, 2013)	17.94	6.21
Third Quarter of 2014 (October 1-December 31, 2013)	8.28	6.07
Fourth Quarter of 2014 (January 1-March 31, 2014)	7.59	5.60
First Quarter of 2015 (April 1-June 30, 2014)	6.49	5.30
Second Quarter of 2015 (July 1-September 30, 2014)	8.80	5.26
Third Quarter of 2015 (October 1-December 31, 2014)	6.08	3.87
Fourth Quarter of 2015 (January 1-March 31, 2015)	4.20	3.45
First Quarter of 2016 (April 1-June 30, 2015)	4.59	3.05
Second Quarter of 2016 (July 1-September 30, 2015)	7.52	2.75
Third Quarter of 2016
(October 1-December 31, 2015)	8.33	5.54
Fourth Quarter of 2016
(January 1 through February 3, 2016)	8.31	8.02

On July 31, 2015, the last trading day immediately prior to the Company’s receipt of the “going private” proposal from Mr. Sham, the reported closing price of our Shares on NASDAQ was $3.00 per Share. The merger consideration of $8.85 per Share represents a premium of 195.0% over the closing price of $3.00 per Share on July 31, 2015, and a premium of 162.9% over the 30-trading day volume weighted average closing price on July 31, 2015. On February 3, 2016, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our Shares were $8.31 and $8.31, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting the Shares.

Dividend Policy

The Company has not paid any dividend during the past two years. The Company does not expect to pay dividends in the foreseeable future and, under the terms of the Merger Agreement, is prohibited from doing so without Parent’s prior written approval. The Company currently intends to retain all available funds and any future earnings for use in the operation and expansion of the Company’s business, and do not anticipate paying any cash dividends on our Shares in the foreseeable future. Future cash dividends, if any, will be declared at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our board of directors may deem relevant.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on March 17, 2016, at 10:30 a.m. (Hong Kong time), at 12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

THAT the Merger Agreement dated as of December 4, 2015 among Parent, Merger Sub and the Company (a copy of which is attached as Annex A-1 to this proxy statement and will be produced and made available for inspection at the extraordinary general meeting), the Plan of Merger (a copy of which is attached as Annex A-2 to this proxy statement and will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the Merger Agreement, including the Merger, be and are hereby authorized and approved;

THAT the directors of the Company be, and are hereby, authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger; and

THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to approve the Merger to be proposed at the extraordinary general meeting.

If the Merger is completed, each outstanding Share, other than the Excluded Shares and the Dissenting Shares, shall be cancelled in exchange for the right to receive the per Share merger consideration of $8.85, in cash without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement. The Excluded Shares will be automatically cancelled without payment of any consideration at the effective time of the Merger. Each Dissenting Share will be cancelled for their appraisal or other agreed value as determined under the BVI Companies Act. At the effective time, each issued and outstanding ordinary share of no par value of Merger Sub will be converted into one fully paid and non-assessable ordinary share of no par value of the surviving corporation.

Our Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the Special Committee of our board of directors:

•	determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders, and declared it advisable to enter into the Merger Agreement and Plan of Merger;

•	approved the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger; and

•	recommends that the Company’s shareholders vote FOR the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger.

Record Date; Shares Entitled to Vote

You are entitled to vote at the extraordinary general meeting if you own Shares at the close of business in the British Virgin Islands on February 22, 2016, the share record date for voting at the extraordinary general meeting. On the share record date, 3,044,503 Shares are expected to be issued and outstanding and held by approximately 10 holders of record. If you own Shares at the close of business in the British Virgin Islands on the share record date, the deadline for you to lodge your proxy card and vote is March 15, 2016 at 10:30 a.m. (Hong Kong time). Each outstanding Share on the share record date entitles the registered holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. Please see “—Voting Information” below for additional information.

Quorum

A quorum of our shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of shareholders holding not less than 50% of the votes of the issued and outstanding Share that are entitled to vote on the resolutions to be considered at the extraordinary general meeting. We expect, as of the record date, there will be 3,044,503 Shares entitled to be voted at the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the adoption of the Merger Agreement.

Vote Required

Under the BVI Companies Act and the Merger Agreement, we cannot complete the Merger unless the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, are approved and authorized by the affirmative vote of (a) a majority of in excess of fifty percent of the votes of those shareholders entitled to vote present and voting on the resolution in person or by proxy as a single class at the extraordinary general meeting and (b) shareholders representing at least a majority of the outstanding Shares, excluding the Excluded Shares, who are present and voting in person or by proxy at the extraordinary general meeting. As of December 4, 2015, the Rollover Shareholders as a group beneficially owned, in the aggregate, 2,032,375 Shares, which represents 66.8% of the total issued and outstanding Shares entitled to vote. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 84 for additional information. Pursuant to the terms of the support agreement, these Shares will be voted in favor of the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, at the extraordinary general meeting of the Company. Based on the number of Shares expected to be outstanding on the record date, 506,065 Shares owned by the remaining shareholders entitled to vote, represented approximately 16.6% of the total outstanding Shares, must be voted in favor of the proposal in order for the Merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Voting Information

Holders of record of our Shares may vote their Shares by attending the extraordinary general meeting and voting their Shares in person, or by completing the accompanying proxy card in accordance with the instructions set forth on the proxy card. The deadline to lodge your proxy card is March 15, 2016 at 10:30 a.m. (Hong Kong time).

Shareholders who hold their Shares in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their Shares how to vote their Shares or obtain a proxy from the record holder to vote their Shares at the extraordinary general meeting.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to approve and authorize the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, and FOR the proposal to approve that the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to approve the Merger to be proposed at the extraordinary general meeting, unless the shareholder appoints a person other than the proxies set forth in the Proxy Card, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines.

Brokers or other nominees who hold our Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. Broker non-votes will not be counted towards a quorum or for any purpose in determining whether the proposal is approved.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to American Stock Transfer & Trust Company, LLC.

•	Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting.

•	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares in “street name” with their bank, broker or other nominee and has instructed the bank, broker, or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the bank, broker or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who continue to hold their Shares in their own name until the completion of the Merger will have the right to dissent from the Merger and receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the extraordinary general meeting at which the Merger is submitted to a vote, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act, which is attached as Annex C to this proxy statement, for the exercise of Appraisal Rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise Appraisal Rights with respect to your Shares.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact American Stock Transfer & Trust Company, LLC, which is acting as a proxy solicitation agent and information agent in connection with the Merger as follows:

American Stock Transfer & Trust Company, LLC

Operations Center

6201 15th Avenue

Brooklyn, NY 11219

Telephone: 1-800-934-5449

Solicitation of Proxies

We have engaged American Stock Transfer & Trust Company, LLC to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders and individual investors for the extraordinary general meeting. We expect that American Stock Transfer & Trust Company, LLC’s fees for its services will be approximately $5,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A-1 to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. This description of the Merger Agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Merger

The Merger Agreement provides for the Merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement. If the Merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the second business day after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute a Plan of Merger and file the Plan of Merger (and supporting documentation as specified in the BVI Companies Act) with the Registrar of Corporate Affairs of the British Virgin Islands. The Merger will become effective at the time when the Plan of Merger has been registered by the Registrar of Corporate Affairs of the British Virgin Islands or at such other subsequent date (not exceeding 30 days after the date the Plan of Merger is registered) as Merger Sub and the Company may agree and specify in the Plan of Merger in accordance with the BVI Companies Act.

We expect that the Merger will be completed during the first quarter of 2016, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving corporation

As of the effective time of the Merger, without any further action on the part of the parties, the memorandum and articles of association of Merger Sub as in effect immediately prior to the effective time will be the memorandum and articles of association of the surviving corporation, except that, at the effective time of the Merger, references therein to the name and the authorized capital of the Merger Sub will be amended to describe correctly the name and authorized capital of the surviving corporation, as provided in the Plan of Merger, and that the memorandum and articles of association of the Surviving Corporation will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to that certain indemnified parties under the Merger Agreement as those contained in the existing memorandum and articles of association of the Company.

In addition, unless otherwise determined by Parent prior to the effective time of the Merger, the directors of Merger Sub at the effective time of the Merger (identified below in Annex D—“Directors and Executive Officers of Each Filing Person”) will become the initial directors of the surviving corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, and the officers of the Company immediately prior to the effective time of the Merger will become the initial officers of the surviving corporation, unless otherwise determined by Parent prior to the effective time, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal in accordance with the memorandum and articles of association.

Merger Consideration

Each issued and outstanding Share other than the Excluded Shares and the Dissenting Shares, as described below, will be cancelled in exchange for the right to receive $8.85 per Share in cash, without interest and net of any applicable withholding taxes.

Each Excluded Shares will, by virtue of the Merger and without any action on the part of its holder, automatically be cancelled and will cease to exist at the effective time of the Merger, and no consideration or distribution will be paid or payable in exchange therefor. Each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 179 of the BVI Companies Act. At the effective time, each issued and outstanding ordinary share of Merger Sub, of no par value, will be converted into one fully paid and non-assessable ordinary share, of no par value, of the surviving corporation.

A Company shareholder will be deemed to be untraceable if (a) he has no registered address in the register of members (or branch register) maintained by the Company or, (b) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (i) has been sent to such shareholder and has been returned undelivered or has not been cashed or, (ii) has not been sent to such shareholder because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or, (c) notice of the extraordinary general meeting has been sent to such shareholder and has been returned undelivered. In the event that monies due to the shareholders who are untraceable exceed $2 million, such monies and any monies which are returned by the paying agent will be held by the surviving corporation in a separate non-interest bearing bank account for the benefit of the shareholders who are untraceable. Monies unclaimed after a period of seven years from the date of the notice of the extraordinary general meeting will be forfeited and will revert to the surviving corporation.

Treatment of Company Options

If the Merger is completed, each outstanding Company Option (other than the Rollover Options), whether or not such Company Option is then exercisable and vested, will be cancelled and converted into the right to receive, net of any applicable withholding taxes and as soon as reasonably practicable after the effective time of the Merger, cash in an amount equal to the product of (a) the excess, if any, of $8.85 over the exercise price of such Company Option and (b) the number of Shares issuable upon exercise of such Company Option immediately prior to the effective time of the Merger.

At the effective time of the Merger, the Rollover Options, which are the 50,000 Company Options held by Mr. Sham granted under the Company’s 2011 Omnibus Plan, unless otherwise agreed in writing by the surviving corporation and Mr. Sham, will be converted into the equivalent options to acquire ordinary shares of Parent.

Exchange Procedures

Prior to the effective time, Parent will deposit with the paying agent, for the benefit of the holders of Shares and Company Options, an amount in cash sufficient to make payments under the Merger Agreement. Promptly after the effective time, but in any event no later than five business days following the effective time, Parent will cause the paying agent to mail to each person who was, at the effective time, a holder of record of Shares (other than the Excluded Shares and the Dissenting Shares) entitled to receive the merger consideration: (a) a letter of transmittal specifying that delivery will be effected, and risk of loss and title to the Shares will pass, only upon proper delivery of the Shares to the paying agent), and (b) instructions regarding how to surrender your share certificates in exchange for the applicable merger consideration. You will receive the per Share merger consideration for your Shares from the paying agent after you comply with these instructions.

Unless you validly exercise and have not effectively withdrawn or lost your Appraisal Rights in accordance with Section 179 of the BVI Companies Act, upon surrender of your share certificates to the paying agent in accordance with the terms of the letter of transmittal or affidavits and indemnities of loss in lieu of any lost, stolen or destroyed share certificate, you will receive a cheque in exchange for an amount equal to the number of your Shares multiplied by $8.85 in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of your share certificates or book-entry Shares after the completion of the Merger.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee regarding how to surrender your Shares and receive the merger consideration for those Shares.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including the disclosure schedule delivered by the Company in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the Company’s businesses;

•	the Company’s memorandum and articles of association or other equivalent organizational documents being in full force and effect;

•	the Company’s capitalization, the absence of rights to repurchase, redeem or otherwise acquire any Shares, the absence of outstanding restricted shares other than the Company Options and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•	the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

•	the vote of the Company’s shareholders required to approve the Merger Agreement;

•	the declaration of advisability of the Merger Agreement and the Merger by the Special Committee and by the board of directors of the Company, and the approval of the Merger Agreement and the Merger by the board of directors of the Company;

•	the absence of violations of, or conflicts with, their organizational documents, applicable law and certain agreements or instruments as a result of their execution, delivery and performance of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	compliance with applicable laws and the absence of violation of any law or permits of governmental authorities for the Company and its subsidiaries;

•	the Company’s SEC filings since March 31, 2012 and the financial statements included or incorporated by reference therein;

•	the absence of a Material Adverse Effect (as defined below) and the absence of certain other changes or events since March 31, 2015;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	labor and employment matters;

•	real property;

•	intellectual property;

•	tax matters;

•	material contracts and the absence of any default under, termination or cancellation of, any material contract;

•	insurance matters;

•	the absence of a shareholder rights plan and the inapplicability of any anti-takeover law to the Merger;

•	the receipt of an opinion from the Special Committee’s financial advisor;

•	environmental matters;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	acknowledgement as to the absence of any representations and warranties made by the Company to Parent and Merger Sub, other than those made in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any fact, event, circumstance, change, condition or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions and effects, has or would reasonably be expected to have a material adverse effect to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. However, any fact, event, circumstance, change, condition or effect arising out of, relating to or resulting from any of the following, either alone or in combination, will constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect:

(i) changes in general business, economic, political or financial market conditions or changes affecting the economy or financial, credit or securities markets generally, in each case, in the PRC, the United States or any other jurisdiction in which the Company or any of its subsidiaries conducts business;

(ii) changes in U.S. GAAP or applicable laws or any interpretation or enforcement thereof of general applicability that are also applicable to the Company or any of its subsidiaries;

(iii) factors generally affecting the industries in which the Company and its subsidiaries operate;

(iv) the consummation of the transactions contemplated by the Merger Agreements, including the Merger, the public announcement of the Merger Agreement or the identity of Parent and their affiliates (including the initiation of litigation or other legal proceedings relating to the Merger Agreement, the transactions contemplated thereby, or any losses of customers or employees);

(v) any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, acts of God or natural disasters, or other force majeure events;

(vi) changes in the market price or trading volume of Shares (it being understood that the underlying cause of such change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

(vii) actions or omissions of the Company or any of its subsidiaries taken (A) that are expressly required by this Agreement, (B) with the prior written consent of Parent, Merger Sub or Mr. Sham or (C) at the written request of Parent, Merger Sub or Mr. Sham;

(viii) any breach of the Merger Agreement by Parent or Merger Sub;

(ix) the failure by the Company or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or

(x) any change or prospective change in the Company’s credit ratings;

provided, however, that any fact, event, circumstance, change, condition or effect set forth in clauses (i), (iii) and (v) above will only be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the same industries and geographic markets in which the Company and its subsidiaries conduct their businesses (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not a Material Adverse Effect has occurred or would be reasonably expected to occur).

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing;

•	their memorandum and articles of associations being in full force and effect;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against them;

•	their capitalization and ownership structure;

•	the absence of violations of, or conflicts with, their memorandum and articles of associations, applicable law, any contract, permit of governmental authorities for Parent or its subsidiaries or other instrument or obligation that affects Parent or Merger Sub, and their execution, delivery and performance of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement;

•	required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•	the operations of Parent and Merger Sub;

•	the absence of legal proceedings against Parent, Merger Sub or any of their respective subsidiaries;

•	subject to the availability of the Company financing, sufficiency of funds to consummate the Merger and the other transactions contemplated by the Merger Agreement and to pay all related fees and expenses;

•	delivery of the executed support agreement and equity commitment letter to the Company and the absence of any breach or default thereunder;

•	the absence of contingencies related to the funding of the financing other than as set forth in the support agreement and the equity commitment letter;

•	solvency of the surviving corporation immediately following completion of the Merger, subject to certain assumptions;

•	the absence of undisclosed shares and other securities of, any other rights to acquire the shares and other securities of, or any other economic interest in, the Company, beneficially owned by Parent, Merger Sub or any of their affiliates;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the execution and the validity and enforceability of the guarantee provided by Mr. Sham of certain obligations of Parent and the lack of any default thereunder;

•	the absence of any other agreements (except for the Merger Agreement, the support agreement and the equity commitment letter) (i) between Parent, Merger Sub or any of their affiliates on the one hand, and any member of the Company’s or its subsidiaries’ directors, officers, employees or shareholders on the other hand, that relate to the transactions contemplated by the Merger Agreement; (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration different than the merger consideration or pursuant to which a shareholder has agreed to vote to approve the Merger Agreement or against any superior proposal;

•	the accuracy of the information provided by Parent or Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement;

•	independent investigation conducted by Parent and Merger Sub and non-reliance on the Company’s estimates; and

•	acknowledgement as to the absence of any representations and warranties made by Parent and Merger Sub to the Company, other than those made in the Merger Agreement.

Conduct of Business Prior to Closing

The Company has agreed that, from the date of the Merger Agreement until the earlier of the effective time and the termination of the Merger Agreement in accordance with provisions therein, except (a) as contemplated or permitted by the Merger Agreement, (b) as required by applicable law, (c) as set forth in the Company’s disclosure schedule, or (d) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will use its reasonable best efforts to, in all material respects (i) carry on the businesses of the Company and its subsidiaries in the ordinary course and in a manner consistent with past practice, and (ii) preserve intact their business organization, keep available the services of their directors, officers and key employees and maintain their current relationships and goodwill with customers, lenders, suppliers, and distributors with which the Company or any of its subsidiaries has any material business relations; and Company will promptly advise Parent in writing if it is unable to effect any of the foregoing. In addition to and without limiting the foregoing, neither the Company nor any of its subsidiaries will, directly or indirectly, do any of the following:

•	amend or otherwise change its memorandum and articles of association or equivalent organizational documents (whether by merger, consolidation or otherwise);

•	with limited exceptions, issue, sell, pledge, dispose of, grant, encumber (other than Permitted Encumbrances), or authorize the issuance, sale, pledge, disposition, grant, or encumbrance (other than Permitted Encumbrances) of, or redeem, purchase or otherwise acquire, any share capital of the Company or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for such share capital, or any options, warrants or other rights of any kind to acquire any share capital or such convertible or exchangeable securities;

•	with limited exceptions, (i) sell, lease, pledge, transfer or otherwise dispose of, (ii) grant an encumbrance (other than Permitted Encumbrances) on or permit an encumbrance (other than Permitted Encumbrances) to exist on, or (iii) authorize the sale, lease, pledge, transfer or other disposition of, or granting or placing of an encumbrance (other than Permitted Encumbrances) on, any tangible assets of the Company or any of its subsidiaries having a current value in excess of $1,000,000;

•	with limited exceptions, declare, set aside, make or pay any dividend or other distribution, payable in cash, share, property or otherwise, with respect to any of its share capital;

•	reclassify, combine, split or subdivide any of its share capital;

•	adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, Merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its subsidiaries;

•	acquire (including by Merger, consolidation or acquisition of shares or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any tangible assets in an amount in excess of $1,000,000, other than the acquisition of assets in the ordinary course of business;

•	with limited exceptions, repurchase, prepay or incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contributions to, or investments in, any Person, in each case, in an amount in excess of $3,000,000 individually;

•	other than capital expenditures necessary to maintain existing assets in good repair, authorize, or make any commitment with respect to capital expenditures which are, in the aggregate, in excess of $2,000,000;

•	with limited exceptions, (i) materially increase the compensation payable or to become payable or the benefits provided to any current or former service provider whose annual compensation as of December 4, 2015 is in excess of $1,000,000 in addition to those pursuant to any benefit plan in effect on December 4, 2015; (ii) grant (or increase the amount of) any severance, retention or termination pay to, or enter into change in control or severance agreement with, any current or former service provider whose annual compensation as of December 4, 2015 is in excess of $1,000,000; (iii) establish, adopt, enter into or materially amend any collective bargaining agreement or benefit plan; or (iv) take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan, including as a consequence of consummation of the transactions contemplated by the Merger Agreement or termination of employment;

•	make any material changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except as required by changes in applicable U.S. GAAP or applicable law;

•	make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any controversy with respect to material taxes or change any material aspect of method of tax accounting;

•	except in the ordinary course of business consistent with past practice, enter into, amend or modify in any material respect, or terminate, or waive any material rights under, any material contract; or

•	agree, resolve or commit to do any of the foregoing.

Financing

On December 4, 2015, Parent delivered to the Company a copy of an executed equity commitment letter from Mr. Sham to provide Parent with equity financing in an aggregate amount of $9,249,383, subject to the terms and conditions therein, which will be used to finance the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

On December 4, 2015, Parent delivered to the Company a copy of an executed support agreement pursuant to which the Rollover Shareholders agreed to, subject to the terms and conditions set forth therein, (a) vote (or cause to be voted) all of the Rollover Shares that they owned, representing an aggregate of approximately 66.8% of the total outstanding Shares as of December 4, 2015, plus any Shares that they may acquire after December 4, 2015 and before the termination of the support agreement, in favor of the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, (b) subscribe for, or cause its affiliates to subscribe for, 20,324 newly issued ordinary shares of Parent in the aggregate immediately prior to the closing, and (c) cancel the Shares owned by them for nil consideration in the Merger at the closing.

Shareholders’ Meeting

The Company is required to take all action necessary to call an extraordinary general meeting of its shareholders as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3, which incorporates by reference this proxy statement.

The Company may postpone or adjourn the shareholders’ meeting, (i) with the written consent of Parent, (ii) if at the time the shareholders’ meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business, or (iii) to allow reasonable time for any supplemental or amended disclosure to be provided to the shareholders prior to such shareholders’ meeting.

Prior to obtaining the requisite shareholder approval of the Merger Agreement, if the board of directors of the Company makes a change in board recommendation and/or authorizes the Company to terminate the Merger Agreement to enter into an alternative acquisition agreement for a superior proposal pursuant to the Merger Agreement, the Company will not be required to convene the shareholders’ meeting and submit the Merger Agreement to the holders of the Shares for approval.

Acquisition Proposals

Until the effective time of the Merger, the Company, its subsidiaries and their respective representatives may not, directly or indirectly, (a) solicit, initiate or take any other action knowingly to facilitate or encourage any acquisition proposal; (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning, the Company or any of its subsidiaries to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) with the intent to induce the making, submission or announcement of any effort by any person that is seeking to make an acquisition proposal; or (c) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than a customary confidentiality agreement) relating to any acquisition proposal.

Notwithstanding the above obligations, prior to obtaining the requisite shareholder approval of the Merger Agreement, the Company and its representatives may, following the receipt of a written acquisition proposal which did not result from any breach of the Company’s obligations described above: (a) contact the person or group of persons who has made such acquisition proposal to clarify and understand the terms and conditions thereof and to notify such person of the Company’s obligations described above; (b) provide information (including any non-public information or data concerning the Company or any of its subsidiaries) in response to the request of the person or group of persons who has made such acquisition proposal, if and only if, prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed confidentiality agreement; provided that the Company will make available to Parent all such information concerning the Company and its subsidiaries that is provided to any person or group of persons making such acquisition proposal that is given such access within forty-eight hours after it is provided or made available to such person or group of persons to the extent not previously provided to Parent and Merger Sub; and/or (c) engage or participate in any discussions or negotiations with the person or group of persons who has made such acquisition proposal. Prior to taking any action described in (b) and (c) above, the board of directors of the Company, acting through the direction of the Special Committee, will have determined in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal.

No Change of Recommendation

Except as permitted by the terms of the Merger Agreement described below, the Company has agreed in the Merger Agreement that neither the board of directors of the Company nor the Special Committee will (a) withhold, withdraw, amend or modify in a manner adverse to Parent, the company recommendation or (b) cause or permit the Company or any of its subsidiaries to enter into any alternative acquisition agreement.

Prior to obtaining the requisite shareholder approval of the Merger Agreement, the board of directors of the Company (acting on recommendation of the Special Committee) or the Special Committee may (a) effect a change in the company recommendation and/or (b) authorize the Company to terminate the Merger Agreement to enter into an alternative acquisition agreement, if and only if: (i) the board of directors of the Company have received a bona fide, written acquisition proposal that the board or the Special Committee reasonably believes, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, constitutes a superior proposal; (ii) prior to effecting a change in the company recommendation or entering into an alternative acquisition agreement, (A) the Company has provided prior written notice to Parent that the board (acting on recommendation of the Special Committee) or the Special Committee has resolved to effect a change in the company recommendation and/or to enter into an alternative acquisition agreement, describing in reasonable detail the reasons for such change and/or entering into an alternative acquisition agreement, and (B) the Company will cause its financial and legal advisors to, during the eight business day period following receipt by Parent and Merger Sub of such notice, negotiate with Parent and its representatives in good faith any proposed modifications to the terms and conditions of the Merger Agreement and/or the equity commitment letter and the support agreement (the equity commitment letter and the support agreement, collectively, the “financing documents”) so that such acquisition proposal ceases to constitute a superior proposal; provided, that any material amendment to the terms of such superior proposal during the above notice period will require a new notice of the terms of such amended superior proposal from the Company; provided that any additional notice period will be shortened to four business days; (iii) following the end of such notice period(s), the board (acting on recommendation of the Special Committee) or the Special Committee will have determined in good faith, after consultation with its independent financial advisor and outside legal counsel and considering the terms of any proposed amendment or modification to the Merger Agreement and/or the financing documents, that the acquisition proposal giving rise to such notice continues to constitute a superior proposal; and (iv) in the case of the Company terminating the Merger Agreement to enter into an alternative acquisition agreement with respect to a superior proposal, the Company has paid the termination fee.

Prior to obtaining the requisite shareholder approval of the Merger Agreement, if the board of directors of the Company determines, in its good faith judgment upon the recommendation of the Special Committee, other than in response to or in connection with an acquisition proposal, that failure to make a change in the company recommendation and/or terminate the Merger Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, the board may, upon the recommendation of the Special Committee, effect a change in the company recommendation and/or terminate the Merger Agreement; provided that the Company has provided Parent at least five business days’ prior written notice indicating that the board intends to effect such change or termination. In the event of such termination, the Company will have paid the termination fee.

In this proxy statement, an “acquisition proposal” means any proposal or offer with respect to any transaction or series of related transactions (other than the Merger) that constitute, or may reasonably be expected to lead to (a) any Merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose business constitutes more than 20% of the net revenue, net income or fair market value of the assets of the Company and its subsidiaries, taken as a whole; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 20% of the net revenue, net income or fair market value of the assets of the Company and its subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any person becoming the beneficial owner of more than 20% of any class of equity securities of the Company; or (e) any combination of the foregoing.

In this proxy statement, a “superior proposal” means a bona fide acquisition proposal (provided that each reference to “20%” in the definition of “acquisition proposal” shall be replaced with “50%”) that the board of directors of the Company (acting through the Special Committee) determines, in its good faith judgment, after having received and considered the advice of its independent financial advisor and outside legal counsel to be (a) more favorable, including from a financial point of view and taking into account the various representations, warranties, covenants and other obligations required of the Company under the alternative acquisition agreement related to the superior proposal, to the Company and the shareholders of the Company (other than holders of Excluded Shares) than the Merger (after taking into account any proposal by Parent to amend the terms of the Merger Agreement prior to the time of determination), and (b) reasonably likely to be consummated, after taking into account all factors the board (acting through the Special Committee) deems appropriate, including all financing, legal, regulatory, timing and other aspects of the acquisition proposal (including certainty of closing) and the identity of the person making the acquisition proposal.

In this proxy statement, a “company recommendation” means the recommendation of the board of directors of the Company, acting upon the recommendation of the Special Committee, that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

•	From the effective time of the Merger to the sixth anniversary of the effective time, the surviving corporation and its subsidiaries shall honor and fulfill the obligations of the Company and its subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its subsidiaries as in effect on December 4, 2015 and (ii) all indemnification agreements in effect as of December 4, 2015 between the Company or any of its subsidiaries and their current and former directors and officers. During such six (6) year period, such indemnification agreements will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the indemnified parties.

•	During such six year period, the surviving corporation and its subsidiaries shall cause the memorandum and articles of association of the surviving corporation and its subsidiaries to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the indemnified parties as those contained in the memorandum and articles of association of the Company and its subsidiaries as in effect on December 4, 2015, and such provisions will not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights of the indemnified parties except as required by applicable law.

•	During such six year period, the surviving corporation shall indemnify and hold harmless each indemnified party from and against any and all costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) the fact that an indemnified party is or was a director or officer of the Company or any of its subsidiaries, (ii) any acts or omissions occurring or alleged to occur on or before December 4, 2015 in such indemnified party’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates, or (iii) the Merger Agreement or any transactions contemplated by the Merger Agreement, including the Merger;

•	Parent will cause the surviving corporation to maintain the Company’s and its subsidiaries’ existing directors and officers liability insurance for a period of six years after the effective time of the Merger (or Parent may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the effective time of the Merger); provided, that the surviving corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. Alternatively, the Company may at its option purchase a six-year “tail” prepaid policy, not in excess of 300% of the current annual premium, prior to the effective time on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company.

Other Covenants

The Merger Agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	protection of the Company’s continuing employees;

•	notification of certain events;

•	the use of reasonable efforts to take all appropriate actions to consummate the transactions contemplated by the Merger Agreement, including the Merger;

•	coordination of press releases and other public announcements or filings relating to the Merger;

•	delisting and deregistration of the Shares;

•	matters relating to takeover statutes;

•	resignation of the directors of the Company and its subsidiaries pursuant to Parent’s request; and

•	participation in litigation relating to the Merger.

Conditions to the Merger

The obligations of each party to consummate the transactions contemplated by the Merger Agreement, including the Merger, are subject to the satisfaction of the following conditions:

•	the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger being approved and authorized by the affirmative vote of (a) a majority of in excess of fifty percent of the votes of those shareholders entitled to vote present and voting on the resolution in person or by proxy as a single class at the extraordinary general meeting and (b) shareholders representing at least a majority of the outstanding Shares, excluding the Excluded Shares (i.e., the Excluded Shares will not be counted towards such vote), who are present and voting in person or by proxy at the extraordinary general meeting; and

•	no order issued by any governmental entity preventing or making illegal the consummation of the Merger being in effect.

The obligations of Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement, including the Merger, are also subject to the satisfaction or written waiver of the following conditions:

•	the representations and warranties of the Company (a) in respect of the absence of change in the financial condition, business or results of the Company and its subsidiaries’ operations or any circumstance, occurrence or development which has had a Material Adverse Effect (as defined under the caption “The Agreement and Plan of Merger—Representations and Warranties” below), being true and correct in all respects as of the date of the Merger Agreement and as of the closing date (except with respect to representations and warranties made as of a specific date, only as of such specific date only); (b) in respect of the capitalization, being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date (except with respect to representations and warranties made as of a specific date, only as of such specific date only); and (c) set forth in the Merger Agreement (other than those sections specifically identified in (a) and (b) above and without giving effect to any “materiality” or “Material Adverse Effect”) being true and correct in all respects as of the date of the Merger Agreement and as of the closing date (except with respect to representations and warranties made as of a specific date, only as of such specific date only), except where the failure to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect;

•	the Company having performed and complied in all material respects all of the agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the closing date;

•	since the date of the Merger Agreement, there being no Material Adverse Effect; and

•	the Company having delivered to Parent a certificate, dated the closing date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions above.

The obligations of the Company to consummate the transactions contemplated by the Merger Agreement, including the Merger, are also subject to the satisfaction or written waiver of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement (without giving effect to any “materiality” set forth therein) being true and correct as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of a specific date, in which case as of such date), except where the failure to be so true and correct would not have, individually or in the aggregate, prevented or materially adversely affected the ability of Parent or Merger Sub to consummate the Merger;

•	each of Parent and Merger Sub having performed and complied in all material respects with all of the agreements and covenants required by the Merger Agreement to be performed or complied with by them at or prior to the closing date;

•	Parent having delivered to the Company a certificate, dated the closing date, signed by a director of Parent, certifying as to the satisfaction of the conditions above.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after the requisite shareholder approval of the Merger Agreement has been obtained:

•	by mutual written consent of the Company and Parent;

•	by either Parent or the Company, if:

(a)	the effective time has not occurred on or before June 4, 2016;

(b)	any final and non-appealable order issued by any governmental entity has prevented or made illegal the consummation of the Merger; or

(c)	the requisite shareholder approval of the Merger Agreement has not been obtained upon a vote held at the shareholders’ meeting or at any adjournment or postponement thereof;

provided, however, that the right to terminate the Merger Agreement will not be available to any party whose breach of its obligations under the Merger Agreement has been a material cause of the occurrence of the applicable termination event.

•	by the Company, if:

(a)	Parent or Merger Sub has breached any representation, warranty, covenant or agreement under the Merger Agreement, or if any representation or warranty of Parent and Merger Sub has become untrue, and such breach or untrue statement cannot be cured by Parent or Merger Sub within the period specified in the Merger Agreement; provided, however, that the Company would not have the right to terminate the Merger Agreement if it is then in material breach of any representations, warranties, covenants or other agreements and fails to satisfy its obligations to consummate the Merger;

(b)	prior to obtaining the requisite shareholder approval of the Merger Agreement, the board of directors of the Company, acting upon the recommendation of the Special Committee, has entered into an alternative acquisition agreement with respect to a superior proposal; provided, that substantially concurrently with such termination, the Company enters into such alternative acquisition agreement and pays to Parent or its designee(s) the termination fee;

(c)	prior to obtaining the requisite shareholder approval of the Merger Agreement, the board of directors of the Company, acting upon the recommendation of the Special Committee, has effected a change in the company recommendation and/or authorized termination of the Merger Agreement other than in response to or in connection with an acquisition proposal; or

(d)	(A) all the conditions to the closing have been satisfied or waived by Parent and Merger Sub, (B) Parent and Merger Sub fails to complete the closing within five business days following the date on which the closing was required to have occurred, and (C) the Company has irrevocably notified Parent in writing (x) that all of the conditions to the obligations of the Company have been satisfied or waived by the Company and (y) it stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement during such period.

•	by Parent, if:

(a)	the Company has breached any representation, warranty, covenant or agreement under this Merger Agreement, or if any representation or warranty of the Company has become untrue, and such breach or untrue statement cannot be cured by the Company within the period specified in the Merger Agreement; provided, however, that Parent would not have the right to terminate the Merger Agreement if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements and fails to satisfy its respective obligations to consummate the Merger;

(b)	(A) there has been a change in the company recommendation or (B) the board of directors of the Company, acting through the Special Committee, notifies Parent or Merger Sub that it intends to effect a change in the company recommendation and/or authorize the Company to terminate the Merger Agreement.

Termination Fees

The Company is required to pay Parent or its designee(s) a termination fee of $500,000 if the Merger Agreement is terminated by Parent pursuant to the provisions of the Merger Agreement, or by the Company if, prior to obtaining the requisite shareholder approval of the Merger Agreement, the board of directors of the Company, acting upon the recommendation of the Special Committee, has (a) entered into an alternative acquisition agreement with respect to a superior proposal, or (b) effected a change in the company recommendation and/or authorized termination of the Merger Agreement other than in response to or in connection with an acquisition proposal; provided that in the circumstance (a) described above, if (i) the Company thereafter enters into an alternative acquisition agreement with respect to a superior proposal, (ii) the Merger or acquisition thereunder fails to proceed due to the failure of one or more of the Rollover Shareholders to approve such transaction, and (iii) any party to the alternative acquisition agreement initiates an action seeking judicial enforcement of such agreement so that the proposed Merger or acquisition would nonetheless be consummated, and such party prevails in such action, then the Company would pay a termination fee in the amount equal to $1,000,000.

Parent is required to pay the Company or its designee(s) a termination fee of $1,000,000 if the Merger Agreement is terminated by the Company where (a) Parent or Merger Sub has breached any representation, warranty, covenant or agreement under the Merger Agreement, or if any representation or warranty of Parent and Merger Sub has become untrue, and such breach or untrue statement cannot be cured by Parent or Merger Sub within the period specified in the Merger Agreement; or (b) (i) all the conditions to the closing have been satisfied or waived by Parent and Merger Sub, (ii) Parent and Merger Sub fails to complete the closing within five business days following the date on which the closing was required to have occurred, and (iii) the Company has irrevocably notified Parent in writing (A) that all of the conditions to the obligations of the Company have been satisfied or waived by the Company and (B) it stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement during such period.

Fees and Expenses

Whether or not the Merger is consummated, all expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, except as otherwise provided in the Merger Agreement.

Amendment

The Merger Agreement may be amended by the parties through an instrument in writing with the approval of the respective boards of directors of the parties to the Merger Agreement (in the case of the Company, the Special Committee) at any time prior to the effective time of the Merger. After the shareholders of the Company approve the Merger, no amendment will be made that requires further approval by the shareholders of the Company under applicable law without such approval having been obtained.

Waiver

At any time prior to the effective time of the Merger, any party to the Merger Agreement may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any breach of or inaccuracy in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant thereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained in the Merger Agreement, to the extent permitted by applicable laws and the Merger Agreement. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right under the Merger Agreement will operate as a waiver nor will any single or partial exercise thereof preclude any other or future exercise of any other right thereunder. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Remedies and Limitations on Liability

The parties to the Merger Agreement agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties to the Merger Agreement. It is agreed that the parties to the Merger Agreement will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement against the breaching party or parties, without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which they are entitled at law or in equity. Any party seeking an injunction or injunctions in accordance with the Merger Agreement to prevent breaches of the Merger Agreement and/or the financing documents and to enforce specifically the terms and provisions therein will not be required to provide any bond or other security in connection with any such order or injunction. Without limiting the forgoing, the Company will be entitled to obtain an injunction, specific performance or other equitable relief to cause Parent to enforce Mr. Sham’s obligation to fund the full proceeds of the equity financing for Parent, if (a) all of the mutual conditions to the obligations of the parties to complete the Merger, and all the conditions to the obligation of Parent to close the Merger, are satisfied (other than those conditions that by their nature are to be satisfied at the closing, but subject to their satisfaction or waiver by the party having the benefit thereof), (b) the Company has delivered to Parent an irrevocable commitment in writing that it would be ready, willing and able to consummate the closing if the equity financing for Parent are funded, and (c) Parent and Merger Sub fail to complete the closing within five business days following the date on which the closing was required to have occurred under the Merger Agreement.

However, (a) while the parties to the Merger Agreement may pursue both a grant of specific performance and the payment of termination fees, as applicable, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, will be permitted or entitled to receive both a grant of specific performance that results in a closing and payment of such amounts, and (b) upon the payment of such amounts, the remedy of specific performance will not be available against the party making such payment.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders access to corporate files of the Company and other parties to the Merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

APPRAISAL RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent from the Merger and receive cash equal to the appraised fair value of their Shares (“Appraisal Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 179 of the BVI Companies Act, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the Merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect Appraisal Rights. These procedures are complex and you are advised to consult your British Virgin Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the BVI Companies Act, you will lose your Appraisal Rights.

Requirements for Exercising Appraisal Rights

A dissenting shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting from the Merger.

The exercise of your Appraisal Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to institute proceedings to obtain relief on the grounds that the Merger is illegal. To exercise your Appraisal Rights, the following procedures must be followed:

•	you must give written notice of objection (“Notice of Objection”) to the Company, before the extraordinary general meeting at which the Merger is submitted to a vote. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is approved by resolution of the shareholders at the extraordinary general meeting and the Merger becomes effective;

•	within twenty (20) days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the approval (“Approval Notice”) to all dissenting shareholders who have served a Notice of Objection, except those dissenting shareholders who voted for the Merger;

•	within twenty (20) days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the dissenting shareholder must give a written notice of his decision to dissent (a “Notice of Dissent”) to the Company stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares; and a dissenting shareholder must dissent in respect of all the Shares which he holds;

•	within seven (7) days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Merger becomes effective, whichever is later, the Company, as the surviving corporation, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

•	if, within thirty (30) days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within twenty (20) days immediately following the date of the expiry of such 30-day period:

(a)	the Company and the dissenting shareholder shall each designate an appraiser;

(b)	the two designated appraisers together shall designate a third appraiser;

(c)	the three appraisers shall fix the fair value of the dissenting shareholder Shares; and

(d)	under the BVI Companies Act the fair value of the dissenting Shares will be determined at the close of business on the day prior to the date on which the vote to approve the Merger was taken, excluding any appreciation or depreciation in the value of the Shares, directly or indirectly induced by the Merger or its proposal. Upon the surrender of the dissenting shareholder’s certificates representing their Shares, the Company will pay, in cash, the fair value of the Shares determined by the appraisers.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever Appraisal Rights attached to the Shares.

If you do not satisfy each of these requirements, you cannot exercise Appraisal Rights and will be bound by the terms of the Merger Agreement. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to approve and authorize the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company at Global-Tech Advanced Innovations Inc., 12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 179 of the BVI Companies Act could be more than, the same as, or less than the $8.85 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the Merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share merger consideration of $8.85 is equal to the fair value of each of your Shares.

The provisions of Section 179 of the BVI Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 179, you will lose your Appraisal Rights. You are advised to consult your British Virgin Islands legal counsel if you wish to exercise Appraisal Rights.

FINANCIAL INFORMATION

Selected Historical Financial Information

The following sets forth certain selected historical consolidated financial information of the Company. The financial data has been derived from the audited financial statements filed as part of the Company’s annual report on Form 20-F for the year ended March 31, 2015 and the unaudited financial statements for the second quarter ended September 30, 2015. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Form 20-F and Form 6-K. Please see “Where You Can Find More Information” beginning on page 95 for a description of how to obtain a copy of such Form 20-F and Form 6-K.

Audited Financial Statements For the Year Ended March 31

	Fiscal Year Ended March 31,
	2011(2)	2012(2)	2013(2)	2014(2)	2015
	(In thousands, except for per share data)
Statement of operations data:
Net sales	$42,727	$55,213	$66,827	$62,693	$78,021
Cost of goods sold	(38,190)	(48,385)	(56,855)	(57,999)	(74,867)

Gross profit	4,537	6,828	9,972	4,694	3,154
Selling, general and administrative expenses	(8,166)	(7,027)	(12,384)	(13,148)	(12,424)
Other operating income, net	1,138	29	—	—	—

Operating loss	(2,491)	(170)	(2,412)	(8,454)	(9,270)
Interest income, net	537	95	1,504	685	439
Other income, net	441	1,125	583	2,397	2,146

Income (Loss) from continuing operations before income taxes	(1,513)	1,050	(325)	(5,372)	(6,685)
Income tax (expense) benefit	(204)	(1,229)	842	256	209

Income (Loss) from continuing operations	(1,717)	(179)	517	(5,116)	(6,476)
Income (Loss) from discontinued operations, net of taxes(1)	(2,471)	1,596	(2,588)	(5,547)	—

Net income (loss)	(4,188)	1,417	(2,071)	(10,663)	(6,476)
Net income (loss) attributable to non-controlling interests	175	(6)	108	108	55

Net income (loss) attributable to shareholders of Global-Tech Advanced Innovations Inc.	$(4,013)	$1,411	$(1,963)	$(10,555)	$(6,421)

Basic and diluted earnings (loss) per share of common stock:
Income (Loss) from continuing operations	$(0.51)	$(0.06)	$0.21	$(1.65)	$(2.11)
Income (Loss) from discontinued operations	(0.81)	0.52	(0.86)	(1.82)	—

Basic and diluted net income (loss) per share of common stock	$(1.32)	$0.46	$(0.65)	$(3.47)	$(2.11)

Basic and diluted weighted average number of shares of common stock	3,039	3,039	3,040	3,042	3,044

Note:

(1)	In January 2012 and December 2013, the Company discontinued the operation of its home appliance and EMS business segments, respectively.
(2)	Comparative figures have been reclassified to conform with current year’s presentation.

	At March 31,
	2011	2012	2013	2014	2015
	(In thousands)
Balance sheets data:
Working capital(1)	$45,170	$54,000	$45,383	$36,343	$32,111
Total assets	119,936	109,040	108,226	99,667	94,984
Net assets(2)	76,512	80,259	76,534	66,174	59,752
Total debt(3)	12,585	4,000	4,826	7,280	6,780
Shareholders’ equity	76,337	80,091	76,258	65,790	59,312

Note:

(1)	Working capital is the excess of current assets over current liabilities.
(2)	Net assets are the excess of total assets over total liabilities and non-controlling interests.
(3)	Total debt is the summation of short-term borrowings, current portion of long-term bank borrowings and non-current portion of long-term bank borrowings.

Unaudited Financial Statements For the Second Quarter Ended September 30, 2015

Condensed Consolidated Balance Sheets (Unaudited)

(Amounts expressed in thousands of United States dollars)

	September 30, 2015	March 31, 2015
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$17,132	$14,502
Time deposits	11,537	12,649
Restricted cash	7,220	9,851
Accounts and bills receivable, net	26,683	20,494
Inventories	6,697	6,419
Prepaid expenses	122	95
Deposits and other assets	2,889	3,754
Amount due from a related party	15	15

Total current assets	72,295	67,779
Interests in jointly-controlled entities	—	—
Property, plant and equipment, net	22,051	24,175
Land use rights, net	2,711	2,827
Deposits paid for purchase of property, plant and equipment	143	200
Deferred tax assets	3	3

Total assets	$97,203	$94,984

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	7,720	6,780
Accounts payable	19,630	14,248
Customer deposits	1,499	1,252
Accrued salaries, allowances and other employee benefits	3,198	3,078
Other accrued liabilities	5,750	6,284
Income tax payable	4,250	4,029

Total liabilities	42,047	35,671

Shareholders’ equity:
Common stock, par value $0.04 per share; 12,500,000 shares authorized; 3,233,814 shares issued as of September 30 and March 31, 2015	129	129
Additional paid-in capital	85,108	85,108
Statutory reserves	1,328	1,328
Accumulated deficit	(36,214)	(32,999)
Accumulated other comprehensive income	9,934	10,850
Less: Treasury stock, at cost, 189,587 shares as of September 30 and March 31, 2015	(4,663)	(4,663)

Total Global-Tech Advanced Innovations Inc. shareholders’ equity	55,622	59,753
Non-controlling interests	(466)	(440)

Total equity	55,156	59,313

Total liabilities and shareholders’ equity	$97,203	$94,984

Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(Amounts expressed in thousands of United States dollars, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$20,123	$21,062	$35,430	$45,669
Cost of goods sold	(19,424)	(20,340)	(33,654)	(43,205)

Gross profit (loss)	699	722	1,776	2,464
Selling, general and administrative expenses	(3,745)	(3,361)	(7,246)	(6,315)
Other operating income (expense)	—	—	—	—

Operating income (loss)	(3,046)	(2,639)	(5,470)	(3,851)
Interest income, net	134	85	309	189
Other income (expense), net	711	406	1,916	1,323

Income (loss) from continuing operations before income taxes	(2,201)	(2,148)	(3,245)	(2,339)
Income tax expenses	4	(103)	4	(227)

Income (loss) from continuing operations	(2,197)	(2,251)	(3,241)	(2,566)
Net income (loss) attributable to non-controlling interests	13	15	26	30

Net income (loss) attributable to shareholders	$(2,184)	$(2,236)	$(3,215)	$(2,536)

Basic earnings (loss) per ordinary share	$(0.72)	$(0.74)	$(1.06)	$(0.83)

Diluted earnings (loss) per ordinary share	$(0.72)	$(0.74)	$(1.06)	$(0.83)

Basic weighted average number of shares outstanding	3,042	3,042	3,042	3,042

Diluted weighted average number of shares outstanding	3,042	3,042	3,042	3,042

Ratio of Earnings to Fixed Charges

	For the fiscal year ended March 31		Six Months Ended September 30
	2014	2015	2015 (unaudited)
Ratio of earnings to fixed charges (1)(2)	(39.0)	(27.5)	(41.7)

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity in losses of affiliated companies adding fixed charges and subtracting preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expensed, capitalized debt issuance costs, an estimate of the interest within rental expense and preference security dividend requirements of consolidated subsidiaries. The ratio of earnings to fixed charges should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2015 and the report on Form 6-K for the relevant periods, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of Form 20-F and Form 6-K.
(2)	The Company incurred losses for the two fiscal years ended March 31, 2014 and 2015, and for the six months ended September 30, 2015.

Net Book Value per Share of Our Shares

The Company’s unaudited net book value per Share as of September 30, 2015 was $18.2, which is calculated as total equity divided by ordinary shares as of September 30, 2015.

TRANSACTIONS IN THE SHARES

Purchases by the Company

The Company has made no purchases of its own Shares during the past three years.

Purchases by Buyer Group Members

None of the members of the Buyer Group has purchased any Shares at any time during the past two years.

Prior Public Offerings

On April 8, 1998, the Company completed the initial public offering on the New York Stock Exchange (the “NYSE”) and issued 4,200,000 ordinary shares. The initial public offering price was $19.00 per Share. Effective on December 10, 2008, the Company’s Shares were no longer traded on the NYSE and commenced trading on the NASDAQ. To satisfy the minimum bid price requirement of NASDAQ, the Company’s board of directors authorized an amendment to the Company’s memorandum of association to effect a 4-for-1 reverse stock split of the issued and outstanding ordinary shares of the Company, also effective on December 10, 2008. We have not made any underwritten public offering of our securities during the past three years.

Transactions in the Prior 60 Days

Other than the Merger Agreement and agreements entered into in connection therewith, including the support agreement, equity commitment letter and guarantee, there have been no transactions in the Company’s Shares during the past 60 days by us, any of our officers or directors, any member of the Buyer Group or any of their respective executive officers and directors, or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares as of the date of this proxy statement by:

•	each of our directors and executive officers;

•	our directors and executive officers as a group; and

•	each person known to us to beneficially own more than 5.0% of the total outstanding Shares.

	Shares Beneficially Owned
	Number(1)	Percentage of Total Shares Outstanding(2)
Directors and Executive Officers
John C.K. Sham(3)	1,001,124	32.9%
Wing Shing Holdings Company Limited(4)	688,797	22.6%
Shun Chi Hui	600,000	19.7%
Jenny Tsai	300,000	9.9%
Estee Sham	300,000	9.9%
Grace & White, Inc.(5)	193,355	6.4%
Brian Yuen(6)	97,803	3.2%
Barry J. Buttifant(7)(8)	11,250	*
Patrick Po-On Hui(7)(8)	5,250	*
Ken Ying-Keung Wong(7)(8)	3,250	*
All directors and executive officers as a group(9)	1,118,677	36.7%

Notes:

*	The person beneficially owns less than 1% of our total outstanding Shares.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Exchange Act, and includes voting or investment power with respect to the Shares and outstanding Company Options exercisable within 60 days from the date of this proxy statement.
(2)	There are 3,044,503 Shares issued and outstanding as of the date of this proxy statement. In calculating the percentage of beneficial ownership for each listed person, the Company Options exercisable by such person within 60 days of the date of this proxy statement, are treated as exercised, vested, or settled in Shares, as the case may be.
(3)	Includes 688,797 Shares owned by Wing Shing Holdings and 168,750 Shares issuable to Mr. Sham within 60 days from the date of this proxy statement upon the exercise of Rollover Options granted under the Company’s 1997 and 2005 Stock Option Plans and the 2011 Omnibus Equity Plan. Excludes 600,000 Shares owned by Shun Chi Hui, Mr. Sham’s mother, 300,000 Shares owned by Jenny Tsai, Mr. Sham’s wife and 300,000 Shares owned by Estee Sham, Mr. Sham’s daughter. Mr. Sham disclaims any beneficial ownership in such Shares.
(4)	The share ownership of Wing Shing Holdings is held 44.0% by the estate of Kwong Ho Sham and 56.0% By Mr. Sham. Prior to the passing of Kwong Ho Sham, voting control of Wing Shing Holdings was held approximately 34.3% by Kwong Ho Sham and 65.7% by Mr. Sham. Following Kwong Ho Sham’s passing, Mr. Sham assumed 100% voting control of Wing Shing Holdings. During fiscal 2016, the Shares owned by Wing Shing Holdings will be distributed to its two shareholders. The estate of Kwong Ho Sham will receive 303,070 Shares, which will be gifted to a charitable trust, and 385,727 Shares will be distributed to Mr. Sham.

(5)	According to a Schedule 13G (Amendment No. 1) filed with the SEC on February 3, 2015, Grace & White, Inc. reported beneficial ownership of an aggregate of 193,355 Shares, including sole voting power over 47,590 Shares and sole dispositive power over 193,355 Shares. Grace & White, Inc. is located at 515 Madison Ave., Suite 1700, New York, New York 10022.
(6)	Includes 84,751 Shares issuable to Brian Yuen within 60 days from the date of this proxy statement upon the exercise of Company Options granted under our 1997 and 2005 Stock Option Plans and the 2011 Omnibus Equity Plan. Excludes 1,975 Shares owned by the wife and son of Mr. Yuen. Mr. Yuen disclaims any beneficial ownership in such Shares.
(7)	Each of Barry J. Buttifant, Patrick Po-On Hui and Ken Ying-Keung Wong own less than 1% of the issued and outstanding Shares as of the date of this proxy statement.
(8)	Includes 7,000, 5,250 and 3,250 Shares issuable to Dr. Buttifant, Hui and Wong, respectively, within 60 days from the date of this proxy statement upon exercise of options granted under the 1997 and 2005 Stock Option Plans, and the 2011 Omnibus Equity Plan.
(9)	Includes 688,797 Shares owned by Wing Shing Holdings and 269,001 Shares beneficially owned by or issuable to various officers and directors within 60 days from the date of this proxy statement upon exercise of options granted under our 1997 and 2005 Stock Option Plans and the 2011 Omnibus Equity Plan.

Our directors and executive officers do not have different voting rights.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain material U.S. federal income tax consequences to a U.S. Holder (as defined below) of the exchange of the Shares for cash pursuant to the Merger Agreement. This discussion is based on U.S. federal income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This discussion is not binding on the U.S. Internal Revenue Service, referred to as the “IRS,” and the IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual investment circumstances or to certain types of holders subject to special tax rules, including holders that are banks, financial institutions, insurance companies, regulated investment companies, mutual funds, real estate investment trusts, brokers or dealers in securities, traders in securities that elect to apply a mark-to-market accounting method, holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, holders that have a “functional currency” other than the U.S. dollar, retirement plans, individual retirement accounts, or other tax-deferred accounts, persons that are, or may become, subject to the expatriation provisions of the the U.S. Internal Revenue Code of 1986, as amended, referred to as the “Code,” persons subject to the alternative minimum tax provisions of the Code, holders that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, entities classified as partnerships for U.S. federal income tax purposes, or holders that are related under certain attribution rules to the Rollover Shareholders. In addition, this discussion does not discuss any consequences to holders that will directly or indirectly hold an ownership interest in Parent or the Company after the Merger. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion also does not address the tax consequence to holders of the Shares who exercise their Appraisal Rights.

As used herein, a “U.S. Holder” is any beneficial owner of the Shares that is (a) a citizen or individual resident of the United States for U.S. federal income tax purposes, (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, or (c) any other person that is subject to U.S. federal income tax on a net income basis in respect of the Shares.

ALL HOLDERS OF THE SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER LAWS.

Consequences of Participation in the Merger

The receipt of cash as consideration in the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that exchanges Shares for cash pursuant to the Merger will generally recognize gain or loss in an amount equal to the difference between (a) the amount of cash received for its Shares and (b) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under the caption “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares, as applicable, exchanged is greater than one year at the effective time of the Merger. Long-term capital gains of non-corporate U.S. Holders are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be U.S. source gain or loss for foreign tax credit purposes. As a result, if we were deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the exchange of Shares were subject to tax in the PRC, as described below in “Material PRC Income Tax Consequences,” a U.S. Holder will not be able to use the corresponding foreign tax credit, unless the holder has other foreign source income of the appropriate type in respect of which the credit may be used. However, you might be eligible to elect to treat such gain as PRC source gain for foreign tax credit purposes under the income tax treaty between the United States and the PRC. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on the exchange of Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

A non-U.S. corporation, such as the Company, will be treated as a “passive foreign investment company, “ or a “PFIC,” for U.S. federal income tax purposes, if 75% or more of its gross income consists of certain types of “passive” income (the “income test”) or 50% or more of its assets (based on an average of the quarterly values during a taxable year) are classified as assets that either produce passive income or are held for the production of passive income (the “asset test”). “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. For purposes of the asset test, the value of the Company’s assets is determined based on a fair market value, and not a book value, basis.

Certain “look through” rules apply for purposes of the income and asset tests described above. If we are treated for U.S. federal income tax purposes as owning, directly or indirectly, 25% or more of the total value of the outstanding shares of another foreign corporation, we will be treated as if we held directly a proportionate share of the other corporation’s assets and received directly a proportionate share of the other corporation’s income.

The determination of whether we are, or will become, classified as a PFIC is a fact intensive determination that is made annually based on the composition and amounts of income that we earn and the composition and valuation of our assets, all of which are subject to change. Based on certain assumptions, we believe that we were not a PFIC for our taxable year ended March 31, 2015. Based on the financial information currently available to us, it is uncertain whether we will have been classified as a PFIC for our taxable year ended March 31, 2016. Based on our current income and assets, and due in part to uncertainty regarding the classification of our goodwill and going concern value following the Merger (if completed) it is uncertain whether we will be classified as a PFIC for our current taxable year. Because the PFIC determination is highly fact intensive, there can be no assurance that we will not be classified as a PFIC for any particular taxable year or that the IRS will not challenge any determination concerning our PFIC status for any particular taxable year. If we are classified as a PFIC for any year during which a U.S. Holder holds our Shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our Shares unless the U.S. Holder makes a valid “deemed sale” election or mark-to-market election.

If the Company is a PFIC (or is treated as a PFIC with respect to a U.S. Holder because it has been a PFIC in a prior year during which the U.S. Holder held our Shares, and the U.S. Holder has not made a valid “deemed sale” election or mark-to-market election), any gain recognized by the U.S. Holder on the disposition of the Shares will be allocated ratably over the U.S. Holder’s holding period for the Shares. The amounts allocated to the taxable year of the Merger and to any year before the Company became a PFIC will be taxed as ordinary income. The amounts allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge generally applicable to underpayments of tax will be imposed on the resulting tax liability for each such taxable year. Furthermore, a U.S. Holder will be required to file IRS Form 8621 with respect to the Company, generally with the U.S. Holder’s federal income tax return for the year in which the Merger closes.

Alternatively, if the Company is a PFIC (or has been treated as a PFIC with respect to a U.S. Holder), a U.S. Holder may have been able to make a mark-to-market election. If a U.S. Holder has previously made this election, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the Merger would be treated as ordinary income and any loss would be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder made a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC.

Because a mark-to-market election cannot be made for any subsidiaries of the Company that may have been PFICs, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by the Company that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. Each U.S. Holder is urged to consult its tax advisor regarding the application and effect of the mark-to-market election.

Subject to certain limitations, a U.S. person may make a “qualified electing fund” election (“QEF election”), which serves as a further alternative to the foregoing rules, with respect to its investment in a PFIC in which the U.S. person owns shares (directly or indirectly) of the PFIC. Because we did not and do not intend to provide U.S. Holders with the information needed to make such an election, the QEF election has not been and will not be available to U.S. Holders.

Notwithstanding our belief as discussed above, the information we provide here is solely for the convenience of our shareholders, and we are not providing any U.S. tax opinion or advice to any U.S. Holder concerning the PFIC status of the Company. Each U.S. Holder is urged to consult its tax advisor regarding the PFIC classification of the Company, the consequences to such U.S. Holder of such PFIC classification, and the consequences of having made certain elections to mitigate such consequences.

Information Reporting and Backup Withholding

Cash payments to a U.S. Holder generally will be subject to information reporting and may be subject to backup withholding if made within the United States or through certain U.S. related financial intermediaries, unless: (a) the U.S. Holder is an exempt recipient, or (b) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

MATERIAL PRC INCOME TAX CONSEQUENCES

Under the prevailing PRC Corporate Income Tax (“CIT”) Law and its Detailed Implementation rules (“DIRs”), Non-Tax Resident Enterprises (“Non-TREs”) are subject to CIT under the following situations:

(a) Non-TREs with no permanent establishment (“PE”) in the PRC or Non-TREs which have a PE in the PRC but the income derived is not effectively connected with such PE, shall pay CIT on their PRC sourced income sourced at the tax rate of 10%;

(b) Non-TREs which have a place or PE in the PRC are subject to CIT on the income that is derived by such PE inside or outside the PRC, which is effectively connected with such PE. The CIT rate shall be 25%.

Under the PRC relevant individual income tax (“IIT”) regulations, individuals domiciled in the PRC are subject to IIT on their worldwide income. An individual who is not domiciled in the PRC are subject to IIT on their PRC sourced income. Income derived from transferring PRC property is normally taxed at a flat rate of 20%. However, IIT may be reduced or exempted for certain income meeting certain prescribed conditions.

In addition to the CIT Law and its DIRs, the PRC State Administration of Taxation (“SAT”) also issued a tax circular on Strengthening the Administration of CIT on Non-TRE’s equity Transfer Income (Guoshuihan [2009] No.698, “Circular 698”), which became effective as of January 1, 2008. A supplementary circular, Public Notice regarding Certain CIT Matters on Indirect Transfer of Property By Non-TREs (SAT Public Notice [2015] No.7, “PN7”), was subsequently issued and also became effective on February 3, 2015 . Under Circular 698 and PN7, “indirect transfer” of PRC taxable property, including equity interest, by a Non-TRE may be re-characterized and treated as a direct transfer of PRC taxable property and subject to PRC CIT, if such transaction does not have a reasonable commercial purpose and result in the avoidance of the PRC tax liability. As a result, SAT could impose CIT at the rate of 10% on the capital gain derived from such equity transfer by invoking the General Anti Avoidance Rule (“GAAR”) under the CIT law.

Transferor and transferee can each voluntarily report the indirect transfer of PRC taxable property to the in-charge PRC tax authorities. In the event that the transferor does not timely report and file the CIT due for the indirect transfer of PRC taxable properties in China or does not fully settle its CIT liability, and the withholding agent does not withhold CIT, the in-charge tax authority, besides chasing for the CIT payable, shall impose an interest levy on a daily basis on the transferor. Timely voluntary reporting gives the transferee a possible exemption or reduction of the penalty for failure to withhold.

PN7 also provides exception clauses and safe harbour rules under which an indirect transfer will not be subject to PRC tax in the event if:

(a) the Non-TRE derives the income from indirect transfer of taxable properties in the PRC from the buying and selling of the same listed overseas enterprise through public stock exchanges;

(b) the income from the transfer would otherwise be exempted from PRC CIT according to the applicable Tax Treaty or Tax Arrangement where the Non-TRE directly held and transferred the taxable properties in the PRC; or

(c) it shall be treated as having reasonable commercial purpose where the indirect transfer is a group internal organization and meets certain criteria.

Technically speaking, PN7 should be applicable to transferors which are Non-TREs and should not apply to individual transferors, even the PRC tax authorities were to invoke GAAR under the CIT law.

If the PRC tax authorities do not treat the “going private” arrangement as trading of shares of the overseas listed enterprise through public stock exchanges, it does not mean that the transaction and hence, the gain recognised on the receipt of consideration for the Shares, should immediately be subject to CIT. The general criteria as set out in PN7 should still be considered to assess the commercial purposes of the transaction. We consider the “going private” arrangement should not be treated as lack of reasonable commercial purposes or for avoidance of PRC tax liability. Further, the Company, as a listed company, should itself have both business substance and commercial purpose (outside China). As such, there should be reasonable grounds to support that the transaction should not be subject to PRC tax under PN7.

Notwithstanding the above, since there are no specific interpretations in terms of the tax treatment of an indirect equity transfer in the course of going private for an overseas listed enterprise, the PRC tax authorities may take a different view in assessing the arrangement and interpret the tax consequences of going private arrangement under PN7 differently.

You should consult your own tax advisor for a full understanding of the tax consequences of the “going private” arrangement to you, including any PRC tax consequences.

MATERIAL BRITISH VIRGIN ISLANDS TAX CONSEQUENCES

The British Virgin Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of the Merger or the receipt of cash for our Shares under the terms of the Merger Agreement. This is subject to the qualification that registration fees will be payable to the Registrar of Corporate Affairs of the British Virgin Islands to register the Plan of Merger.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. However, if the Merger is not completed, an annual general meeting is expected to be held on November 14, 2016.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the Merger, including the authorization and approval of the Merger Agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the cash position of the Company and its subsidiaries at the effective time of the Merger;

•	financing may not be funded on at the effective time of the Merger because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the Merger not being completed promptly or at all;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger or any other matters, including the SEC’s investigation into whether there have been any past violations of the federal securities laws related to the Company; and

•	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended March 31, 2015. Please see “Where You Can Find More Information” beginning on page 95 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors” section of our website at http://www.global-webpage.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a “going private” transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F for the fiscal year ended March 31, 2015 filed with the SEC on July 17, 2015 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since March 31, 2015, including, without limitation, the reports on Form 6-K furnished to the SEC on August 3, 2015, August 10, 2015, December 3, 2015 and December 9, 2015 are incorporated herein by reference.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to American Stock Transfer & Trust Company, LLC, at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED AS OF FEBRUARY 5, 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A-1: AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

among

TIMELY STAR LIMITED

TIMELY MERIT LIMITED

and

GLOBAL-TECH ADVANCED INNOVATIONS INC.

Dated as of December 4, 2015

i

ii

Exhibit A – Plan of Merger

iii

AGREEMENT AND PLAN OF MERGER, dated as of December 4, 2015 (this “Agreement”), among Timely Star Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), Timely Merit Limited, a company with limited liability incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and Global-Tech Advanced Innovations Inc., a company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”).

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a wholly owned Subsidiary (as defined below) of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee (as defined below), has (a) determined that it is in the best interests of the Company and its shareholders (other than the holders of the Excluded Shares (as defined below)), and declared it advisable, to enter into this Agreement and the Plan of Merger (as defined below), (b) approved the execution, delivery and performance by the Company of this Agreement and the Plan of Merger and the consummation of transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), and (c) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions by the shareholders of the Company pursuant to Part IX of the BVI Business Companies Act, 2004, as amended, of the British Virgin Islands (the “BVI Companies Act”), at the Company Shareholders’ Meeting (as defined below);

WHEREAS, the board of directors of each of Parent and Merger Sub has (a) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger and (b) declared it advisable for Parent and Merger Sub, as the case may be, to enter into this Agreement and the Plan of Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Rollover Shareholders (as defined below) have executed a support agreement among such Rollover Shareholders and Parent (the “Support Agreement”, as amended and supplemented from time to time), pursuant to which the Rollover Shareholders will, subject to the terms and conditions therein, (a) receive no consideration for the cancellation of the Rollover Shares in accordance with this Agreement and (b) vote their Rollover Shares in favor of the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Mr. John C.K. Sham (“Mr. Sham”) (a) has executed and delivered a guarantee in favor of the Company (the “Guarantee”, as amended and supplemented from time to time) to guarantee the due and punctual payment, performance and discharge of the obligations of Parent and Merger Sub under this Agreement, and (b) has executed and delivered an equity financing commitment letter in favor of Parent (the “Equity Commitment Letter”, as amended and supplemented from time to time), pursuant to which, subject to the terms and conditions therein, Mr. Sham has committed to invest in Parent the amount set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Certain Defined Terms For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any transaction or series of related transactions (other than the Merger) that constitute, or may reasonably be expected to lead to (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose business constitutes more than 20% of the net revenue, net income or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 20% of the net revenue, net income or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 20% of any class of equity securities of the Company; or (e) any combination of the foregoing.

“Action” means any litigation, suit, claim, action, proceeding or investigation.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Alternative Acquisition Agreement” means a merger agreement, acquisition agreement, or other similar definitive contract or agreement relating to any Acquisition Proposal.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3 under the Exchange Act.

“Business Day” means any day other than a Saturday or Sunday and other than a day on which banks are not required or authorized to close in the British Virgin Islands, Beijing, Hong Kong or the City of New York.

“Closing Date” means the date on which the Closing occurs.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub simultaneously with the signing of this Agreement.

“Company Option” means an outstanding option to buy Shares granted under any of the Company Share Plans.

“Company Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, filings, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

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“Company Recommendation” means the recommendation of the Company Board, acting upon the recommendation of the Special Committee, that the shareholders of the Company authorize and approve this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.

“Company Share Plans” means the Company’s Amended and Restated 1997 Stock Option Plan, 1999 Employee Stock Purchase Plan, 2005 Stock Option Plan and 2011 Omnibus Equity Plan, each as amended and supplemented as of the date hereof.

“Company Shareholder Approval” means the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, at the Company Shareholders’ Meeting by the affirmative vote of (x) a majority of in excess of fifty percent (50%) of the votes of those shareholders entitled to vote present and voting on the resolution in person or by proxy as a single class at the Company Shareholders’ Meeting and (y) shareholders representing at least a majority of the outstanding Shares, excluding the Excluded Shares (i.e., the Excluded Shares will not be counted towards such vote), who are present and voting (in person or by proxy) at the Company Shareholders’ Meeting with respect to the Transactions (for instance if such unaffiliated shareholders present and voting represent 300,000 shares vote with respect to the Transactions, then the unaffiliated shareholders present and voting representing at least 150,001 Shares must approve the Transactions).

“Company Shareholders’ Meeting” means the meeting of the Company’s shareholders (including any adjournments or postponements thereof) to be held in accordance with applicable Law and the articles of association of the Company, to consider and vote upon the proposals to authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger.

“Contract” shall mean any note, bond, mortgage, indenture, Lease, license, permit, concession, franchise, contract, agreement, arrangement, plan or other instrument, right or obligation.

“control” (including the terms “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Dissenting Shareholders” means the holders of the Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger and to receive payment of the fair value of their Shares pursuant to Section 179 of the BVI Companies Act.

“Dissenting Shares” means the Shares owned by the Dissenting Shareholders.

“Encumbrances” means mortgages, pledges, liens, security interests, encumbrances, charges or other adverse claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any option, right of first refusal or right of first offer.

“End Date” means date that is six (6) months from the date of this Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Shares” means, collectively, (a) the Rollover Shares and (b) the Shares held by the Company or any of its Subsidiaries (if any).

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“Expenses” means, with respect to any party hereto, all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates) actually incurred or accrued by such party or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under applicable Law and all other matters related to the closing of the Merger and the other Transactions.

“GAAP” means U.S. generally accepted accounting principles applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all obligations of such Person for the deferred purchase of property or services; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person as lessee under Leases that have been or should be, in accordance with GAAP, recorded as capital leases; (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person, and (g) all Indebtedness of others referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property Rights” means any and all intellectual property rights in and to the following, in all jurisdictions throughout the world: (a) patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets and know-how, and (e) rights of privacy, publicity and endorsement.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of Shu Wai Ping and Janice Fung.

“Law” means any federal, national, foreign, supranational, state, local, administrative or other law (including common law), treaty, convention, statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

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“Material Adverse Effect” means any fact, event, circumstance, change, condition or effect (any such item, an “Effect”) that, individually or in the aggregate with all other Effects, has or would reasonably be expected to have a material adverse effect to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any Effect arising out of, relating to or resulting from any of the following, either alone or in combination, shall not constitute or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (i) changes in general business, economic, political or financial market conditions or changes affecting the economy or financial, credit or securities markets generally, in each case, in the PRC, the United States or any other jurisdiction in which the Company or any of its Subsidiaries conducts business; (ii) changes in GAAP or applicable Laws or any interpretation or enforcement thereof of general applicability that are also applicable to the Company or any of its Subsidiaries; (iii) factors generally affecting the industries in which the Company and its Subsidiaries operate; (iv) the consummation of the Transactions, the public announcement of this Agreement or the identity of Parent and their Affiliates (including the initiation of litigation or other legal proceedings relating to this Agreement or the Transactions or any losses of customers or employees), (v) any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, acts of God or natural disasters, or other force majeure events; (vi) changes in the market price or trading volume of Shares (it being understood that the underlying cause of such change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (vii) actions or omissions of the Company or any of its Subsidiaries taken (A) that are expressly required by this Agreement, (B) with the prior written consent of Parent, Merger Sub or Mr. Sham or (C) at the written request of Parent, Merger Sub or Mr. Sham; (viii) any breach of this Agreement by Parent or Merger Sub; (ix) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (x) any change or prospective change in the Company’s credit ratings; provided, that the Effects set forth in clauses (i), (iii) and (v) above shall only be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the same industries and geographic markets in which the Company and its Subsidiaries conduct their businesses (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not a Material Adverse Effect has occurred or would be reasonably expected to occur).

“NASDAQ” means the NASDAQ Stock Market LLC.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Parent Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, filings, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for Parent and any of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Permitted Encumbrances” means: (a) liens for Taxes, assessments and charges or levies by Governmental Authorities not yet due and payable or that are being contested in good faith by appropriate proceedings; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount, that are being contested in good faith by appropriate proceedings; (c) leases, licenses and subleases (other than capital leases and leases underlying sale and leaseback

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transactions); (d) Encumbrances imposed by applicable Law; (e) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, in each case, in the ordinary course of business; (f) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business; (g) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (h) Encumbrances or the underlying Indebtedness or liabilities that are disclosed in the Company SEC Reports filed or furnished prior to the date hereof, (i) matters which would be disclosed by an accurate survey or inspection of the real property which do not, individually or in the aggregate, materially impair the occupancy or current use of such real property which they encumber; (j) outbound license agreements entered into in the ordinary course of business; (k) standard survey and title exceptions and (l) any other Encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Rollover Shares” means the Shares set forth in the Support Agreement.

“Rollover Shareholders” means each Person holding Rollover Shares who is a party to the Support Agreement (other than Parent).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Service Provider” means each of the officers, employees and directors of the Company and each of its Subsidiaries.

“Shares” means the ordinary shares, par value US$0.04 per share, of the Company.

“Special Committee” means a special committee of the Company Board consisting of two (2) members of the Company Board that are not affiliated with Parent or Merger Sub and are not members of the management of the Company.

“Subsidiary” or “Subsidiaries” of any specified Person means any other Person of which (a) such Person or any other Subsidiary of such Person is a general or managing partner with the ability to control the operations of such Person or (b) at least a majority of the voting securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such other Person) is, directly or indirectly, owned or controlled by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

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“Superior Proposal” means a bona fide Acquisition Proposal (provided that each reference to “20%” in the definition of “Acquisition Proposal” shall be replaced with “50%”) that the Company Board (acting through the Special Committee) determines, in its good faith judgment, after having received and considered the advice of its independent financial advisor and outside legal counsel to be (a) more favorable, including from a financial point of view and taking into account the various representations, warranties, covenants and other obligations required of the Company under the Alternative Acquisition Agreement related to the Superior Proposal, to the Company and the shareholders of the Company (other than holders of Excluded Shares) than the Merger (after taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 7.03(d)(ii) prior to the time of determination), and (b) reasonably likely to be consummated, after taking into account all factors the Company Board (acting through the Special Committee) deems appropriate, including all financing, legal, regulatory, timing and other aspects of the Acquisition Proposal (including certainty of closing) and the identity of the Person making the Acquisition Proposal.

“Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, share capital, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (c) customs duties, tariffs and similar charges; and (d) in the case of the Company and its Subsidiaries, liability for the payment of any amount of the type described in any of (a) through (c) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined, unitary or other group filing a group Tax Return, as a transferee or successor, or by contract.

“Tax Return” shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“U.S.” means the United States of America.

Section 1.02 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
Agreement	Preamble
Alternative Financing	Section 7.14(b)
Alternative Financing Documents	Section 7.14(b)
Bankruptcy and Equity Exception	Section 4.04(a)
Benefit Plan	Section 4.10(c)
BVI Companies Act	Recitals
Certificate	Section 3.02(b)(i)
Change in the Company Recommendation	Section 7.03(c)
Change or Alternative Acquisition Notice	Section 7.03(d)(ii)
Closing	Section 2.02
Company	Preamble
Company Board	Recitals
Company Related Parties	Section 9.03(e)
Company SEC Reports	Section 4.07(a)
Company Termination Fee	Section 9.03(a)(ii)
Confidential Information	Section 10.02(c)
Continuing Employee	Section 4.04(a)
D&O Insurance	Section 7.05(c)
Dispute	Section 10.08

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Defined Term	Location of Definition
Effect	Section 1.01
Effective Time	Section 2.02
Equity Commitment Letter	Recitals
Exchange Fund	Section 3.02(a)
Financing	Section 5.08(b)
Financing Documents	Section 5.08(b)
Guarantee	Recitals
Hazardous Materials	Section 10.08
HKIAC	Section 10.08
HKIAC Rules	Section 10.08
Indemnification Agreements	Section 7.05(a)
Indemnified Parties	Section 7.05(a)
Independent Financial Advisor	Section 4.17
Insurance Policies	Section 4.15
Material Contracts	Section 4.14(a)
Maximum Tail Premium	Section 7.05(c)
Merger	Recitals
Merger Consideration	Section 3.01(a)
Merger Sub	Preamble
Mr. Sham	Recitals
Notice Period	Section 7.03(d)(ii)
Organizational Documents	Section 7.05(a)
Parent	Preamble
Parent Equity Financing	Section 5.08(b)
Parent Related Parties	Section 9.03(e)
Parent Termination Fee	Section 9.03(e)
Paying Agent	Section 3.02(a)
Plan of Merger	Section 2.02
Proxy Statement	Section 4.05(b)
Registered Intellectual Property	Section 4.12(a)
Restraint	Section 8.01(b)
Rollover Options	Section 3.03(c)
Schedule 13E-3	Section 4.05(b)
Support Agreement	Recitals
Surviving Corporation	Section 2.01
Takeover Statute	Section 4.16
Transactions	Recitals
Uncertificated Shares	Section 3.02(b)(ii)

Section 1.03 Interpretation; Headings. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article, Section or Exhibit, such reference is to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Any references in this Agreement to “US$” shall be to U.S. dollars. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

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ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the BVI Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the Company shall continue as the surviving company (as defined in the BVI Business Companies Act) (the “Surviving Corporation”) in the Merger as a wholly owned subsidiary of Parent, and Merger Sub shall be struck off the register of companies in the British Virgin Islands and thereupon be dissolved, such that the separate corporate existence of Merger Sub shall cease.

Section 2.02 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at 9:00 p.m. (Hong Kong time) at the offices of Cleary Gottlieb Steen & Hamilton LLP, 37th Floor, Hysan Place, 500 Hennessy Road Causeway Bay, Hong Kong on the second (2nd) Business Day after the satisfaction or waiver (where permissible) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (where permissible) of those conditions at the Closing), unless another date, time or place is agreed to in writing by the Company and Parent. By mutual agreement of Parent and the Company, the Closing may take place by conference call and exchange of faxes and/or e-mails of documents in .pdf format. Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute articles of merger and a plan of merger (together, the “Plan of Merger”) substantially in the form set forth in Exhibit A attached hereto and the parties shall file the Plan of Merger and other documents required under the BVI Companies Act to effect the Merger with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act. The Merger shall become effective at the time when the Plan of Merger is registered by the Registrar of Corporate Affairs of the British Virgin Islands or at such other subsequent date or time within 30 days of the date of registration of the Plan of Merger as Merger Sub and the Company may agree and specify in the Plan of Merger in accordance with the BVI Companies Act (the date and time the Merger becomes effective being the “Effective Time”).

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Plan of Merger and the applicable provisions of the BVI Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) Merger Sub shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation of the Merger as a wholly-owned Subsidiary of Parent, and (b) all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation in accordance with the BVI Companies Act.

Section 2.04 Memorandum and Articles of Association. At the Effective Time, in accordance with the Plan of Merger and without any further action on the part of the parties hereto, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Corporation (and, accordingly, the memorandum and articles of association of the Company in effect immediately prior to the Effective Time shall have no further force or effect), until thereafter changed or amended as provided therein or by applicable Law; provided, however, that at the Effective Time, (a) Clause 1 of the memorandum of association of the Surviving Corporation shall be amended to read as follows: “The name of the Company is Global-Tech Advanced Innovations Inc.” and (b) all references therein to the name and the authorized share capital of the Surviving Corporation will be amended as necessary to correctly describe the name and the authorized share capital of the Surviving Corporation approved in the Plan of Merger, and (c) the memorandum and articles of association of the Surviving Corporation will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties (as defined below) as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, as required by Section 7.05 hereof.

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Section 2.05 Directors and Officers. The parties hereto shall take all necessary action so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the memorandum and articles of association of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Corporation.

ARTICLE III

CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 3.01 Effect of Merger on Issued Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Shares, the following shall occur:

(a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares and the Dissenting Shares, shall be cancelled in exchange for the right to receive US$8.85 in cash per Share without interest (the “Merger Consideration”). At the Effective Time, all of the Shares (other than the Excluded Shares and the Dissenting Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members of the Company will be amended accordingly. Each Share (other than the Excluded Shares and the Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration without interest.

(b) Excluded Shares. Each of the Excluded Shares shall be automatically cancelled and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto, and the register of members of the Company will be amended accordingly.

(c) Dissenting Shares. Each of the Dissenting Shares shall be cancelled and cease in accordance with Section 3.04 and shall thereafter represent only the right to receive the applicable payments set forth in Section 3.04, and the register of members of the Company will be amended accordingly.

(d) Share Capital of Merger Sub. Each ordinary share, of no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, of no par value, of the Surviving Corporation. Such conversion shall be effected by means of the cancellation of such ordinary shares of Merger Sub, in exchange for the right to receive one such ordinary share of the Surviving Corporation. Such ordinary shares of the Surviving Corporation shall constitute the only issued and outstanding share capital of the Surviving Corporation, which shall be reflected in the register of members of the Surviving Corporation.

(e) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, share consolidation (or reverse share split), share dividend (including any dividend or distribution of securities convertible into the Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares with a record date occurring on or after the date hereof and prior to the Effective Time.

Section 3.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company which shall be reasonably satisfactory to the Company to act as agent (the “Paying Agent”) for purposes of paying the holders of Shares and Company Options any sums due to them

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under this Agreement in respect of the Merger. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and Company Options, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 3.01(a), Section 3.03(a) and Section 3.04 (in the case of payments under Section 3.04, an amount equal to the number of Dissenting Shares multiplied by the Merger Consideration) (such aggregate cash amount being hereafter referred to as the “Exchange Fund”). If for any reason following the Effective Time the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent or the Surviving Corporation shall promptly deposit or cause to be deposited cash in immediately available funds into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b) Payment Procedures. (i) As promptly as practicable after the Effective Time, but in any event no later than five (5) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.01(a): (A) a letter of transmittal (which shall be in customary form for a company incorporated in the British Virgin Islands reasonably acceptable to Parent and the Company and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and (B) instructions for effecting the surrender of share certificates, if any, representing the Shares (the “Certificates”) pursuant to such letter of transmittal (or affidavits and indemnities of loss in lieu of the Certificates as provided in Section 3.02(g)). Promptly after a Dissenting Shareholder has effectively withdrawn or lost his, her or its rights to dissent from the Merger and to receive payment of the fair value of its Dissenting Shares under the BVI Companies Act, the Parent shall cause the Paying Agent to mail to such Dissenting Shareholder such letter of transmittal and instructions. As soon as practicable after the Effective Time, Parent shall also cause the Paying Agent to deliver to the Surviving Corporation a cash amount in immediately available funds sufficient to make the payments described under Section 3.03 and the Surviving Corporation shall make such payments to the Persons entitled to receive such amounts through its payroll, subject to all applicable income and employment Taxes and other authorized deductions.

(ii) Subject to the surrender to the Paying Agent (where applicable) of an issued Certificate (or affidavits and indemnities of loss in lieu of the Certificates as provided in Section 3.02(g)) for cancellation (in the case of Shares (other than Excluded Shares) represented by a Certificate) and such letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, (A) each registered holder of Shares represented by such Certificate shall be entitled to receive a cheque in exchange therefor an amount equal to (x) the number of Shares (other than Excluded Shares) represented by such Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(g)) multiplied by (y) the Merger Consideration, and any Certificate so surrendered shall forthwith be marked as cancelled and (B) each registered holder of Shares which are not represented by a Certificate (the “Uncertificated Shares”) shall be entitled to receive a cheque in exchange therefor an amount equal to (x) the number of Uncertificated Shares (other than the Excluded Shares) multiplied by (y) the Merger Consideration. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a cheque for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificates (if any) which immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

(c) Transfer Books; No Further Rights. The Merger Consideration paid in respect of each Share, whether represented by a Certificate or an Uncertificated Share, in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share, and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective

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Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Certificate shall be cancelled and (except for any Rollover Shares) exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article III.

(d) Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of the Shares, shall be invested by the Paying Agent as directed by Parent; provided that no such investment or losses shall affect the amounts payable to any holder of Shares and/or Company Options and Parent shall promptly replace, restore or cause to be replaced or restored any funds deposited with the Paying Agent that are lost through any investment; provided further that such investments shall be in (i) short-term direct obligations of the U.S. with maturities of no more than 30 days, (ii) short-term obligations which have the full faith and credit of the U.S. for the payment of principal and interest or (iii) short-term commercial paper rated A-1 or P-1 or better by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation. Any interest or other income from such investments shall be paid to and become the income of Parent and any Taxes resulting therefrom shall be paid by Parent. Except as contemplated by this Section 3.02(d), the Exchange Fund shall not be used for any purpose other than as specified in Section 3.02(a).

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand by the Surviving Corporation. Any holder of Shares (other than any Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the aggregate Merger Consideration to which such holder is entitled pursuant to this Article III upon due surrender of its Certificates, if any, (or affidavits and indemnities of loss in lieu of the Certificates as provided in Section 3.02(g)), without any interest thereon.

(f) No Liability. None of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue a cheque to such Person in exchange for such lost, stolen or destroyed Certificate in the amount equal to (x) the Merger Consideration multiplied by (y) the number of Shares (other than the Excluded Shares and the Dissenting Shares) formerly represented by such lost, stolen or destroyed Certificate.

(h) Untraceable Shareholders. Remittances for the Merger Consideration shall not be sent to shareholders who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A shareholder of the Company will be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company; or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (A) has been sent to such shareholder and has been returned undelivered or has not been cashed; or (B) has not been sent to such shareholder because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case, no valid claim in respect thereof has been communicated in writing to the Company; or (iii) notice of the Company Shareholders’ Meeting

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convened to vote on the Merger has been sent to such shareholder and has been returned undelivered. In the event that the aggregate monies due to the shareholders who are untraceable exceed US$2,000,000, such monies and any monies which are returned by the Paying Agent shall be held by the Surviving Corporation in a separate non-interest bearing account for the benefit of the shareholders who are untraceable. Monies unclaimed after a period of seven (7) years from the date of the notice of the Company Shareholders’ Meeting shall be forfeited and shall revert to the Surviving Corporation. The shareholders of the Company who are untraceable and subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Corporation.

(i) Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of Parent, the Company, the Surviving Corporation and any of its Subsidiaries and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.03 Company Share Plans.

(a) At the Effective Time, each outstanding (as of immediately prior to the Effective Time) Company Option (other than a Rollover Option) held by an individual who is or was an employee, officer or director of, or consultant or advisor to, the Company, whether or not such Company Option is then exercisable and vested, shall be cancelled and, in consideration of such cancellation, Parent shall, or shall cause the Surviving Corporation to, pay to the holder of such Company Option, whether or not such Company Option is then exercisable and vested, an amount in respect thereof equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of such Company Option and (y) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding and excise taxes). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) make all payments in accordance with this Section 3.03(a) promptly after the Effective Time.

(b) Prior to the Effective Time, the Company shall take all actions with respect to the Company Options and compensation plans or arrangements that are necessary to (i) terminate the Company Share Plans and any relevant award agreements applicable to the Company Share Plans, effective as of the Effective Time, and (ii) give effect to the transactions contemplated by this Section 3.03. Promptly following the date hereof, the Company shall deliver written notice to each holder of a Company Option informing such holder of the treatment of such Company Option contemplated by this Agreement.

(c) Prior to the Effective Time, the Company (or any committee thereof administering the Company Share Plans) shall adopt such resolutions or take such other actions as may be required to provide that, 50,000 Company Options held by Mr. Sham granted under 2011 Omnibus Equity Plan of the Company (the “Rollover Options”) that are outstanding, fully vested and unexercised, if applicable, immediately prior to the Effective Time shall as of the Effective Time, cease to represent a right to Shares of the Company and be eligible to be assumed by Parent. Parent shall assume all such Rollover Options as of the Effective Time and convert each such Rollover Options as of the Effective Time into Parent awards. After the Effective Time, the Rollover Options will otherwise continue to be subject to the same terms and conditions as were applicable to them immediately prior to the Effective Time and such additional terms and conditions as the Surviving Corporation and Mr. Sham may agree in writing.

Section 3.04 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the BVI Companies Act, Dissenting Shares shall be cancelled and cease to exist following payment of their fair value in accordance with Section 179 of the BVI Companies Act, and each Dissenting Shareholder shall be entitled to receive only the payment of the

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fair value of its Dissenting Shares in accordance with the provisions of Section 179 of the BVI Companies Act. For the avoidance of any doubt, any Share held by any shareholder who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenter rights in respect of such Shares under Section 179 of the BVI Companies Act shall (i) not be deemed to be a Dissenting Share and (ii) be and be deemed to have been cancelled and cease to exist, as of the Effective Time, in consideration for the right of the holder thereof to receive the Merger Consideration, without any interest thereon, in the manner provided in Section 3.02. The Company shall give Parent (A) prompt notice of any objection or dissent to the Merger or demands for appraisal received by the Company, attempted withdrawals of such dissenter rights or demands, and any other instruments served pursuant to the BVI Companies Act and received by the Company relating to its shareholders’ dissenter rights, and (B) the opportunity to direct all negotiations and proceedings with respect to any exercise of dissenter rights or any demands for appraisal under the BVI Companies Act. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise of dissenter rights or any demands for appraisal or offer to settle or settle any such dissenter rights or any demands or approve any withdrawal of any such dissenter rights or demands. In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 179 of the BVI Companies Act, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to section 179 of the BVI Companies Act within two (2) days of the approval of the Merger by shareholders of the Company at the Company Shareholders’ Meeting.

Section 3.05 Fair Value. Parent, Merger Sub and the Company respectively agree that the Merger Consideration represent the fair value of the Shares for the purposes of Section 179(8) of the BVI Companies Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the corresponding section or subsection of the Company Disclosure Schedule (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other sections or subsections of this Agreement to which the relevance of such item is reasonably apparent on its face), (b) as disclosed in the Company SEC Reports filed with, or furnished to, the SEC prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed or furnished on or after the date hereof and excluding “risk factors” sections or any language in such reports that is predictive or forward-looking, in each case other than any specific factual information contained therein) or (c) for any matters known by any of Parent, Merger Sub, Mr. Sham or their respective Affiliates (other than the Company and its Subsidiaries) and Representatives, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is an entity duly registered, incorporated, organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Law of the jurisdiction of its organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b) A true and complete list of all the Subsidiaries of the Company has been disclosed in the Company’s SEC Reports. Except as set forth in Section 4.01(b) of the Company Disclosure Schedule, the equity of all Subsidiaries is 100% owned by the Company, and there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character to which a Subsidiary is a party relating to the issued or unissued equity of a Subsidiary.

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Section 4.02 Memorandum and Articles of Association. The Company has heretofore furnished to Parent a complete and correct copy of the memoranda and articles of association or other equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such memoranda and articles of association or equivalent organizational documents, are in full force and effect as of the date hereof. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

Section 4.03 Capitalization.

(a) The maximum number of shares which the Company is authorized to issue is (i) 12,500,000 Shares, par value US$0.04 per Share, and (ii) 250,000 preference shares, par value US$0.04 per share. As of November 12, 2015, (i) 3,044,503 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) 189,587 Shares are held in the treasury of the Company, (iii) no Shares are held by any Subsidiary of the Company, (iv) no Shares have been reserved for issuance under the Company Share Plans, (v) there were outstanding Company Options to acquire a total of 331,251 Shares and (vi) no preference shares were issued and outstanding. Except as set forth in this Section 4.03 and except for this Agreement and the Transactions, there are no shares of or other equity interests in the Company, options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of, or other equity interests in, the Company or any of its Subsidiaries, or share appreciation rights, performance units, restricted share units, contingent value rights, “phantom” share units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share of or other equity interests in, the Company or any of its Subsidiaries. All Shares reserved for issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other equity interests in, any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person. All outstanding Company Options have been issued in compliance with all applicable Laws in all material respects, and all material requirements set forth in the applicable Company Share Plan. Except for the outstanding Company Options, there is no outstanding restricted shares, restricted share units or any other share awards issued under any Company Share Plan.

(b) Each outstanding share of, or other equity interests in, each Subsidiary owned directly or indirectly by the Company is (i) duly authorized, validly issued, fully paid and non-assessable, (ii) free and clear of all Encumbrances (other than Permitted Encumbrances) and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share or other equity interests.

(c) There are no voting trusts or other agreements to which the Company or any of its Subsidiaries is a party (i) restricting the transfer of, (ii) relating to the voting of, or (iii) requiring the registration under any securities Law for sale of, any Shares, preferred shares or any other securities of, or other equity interests in, the Company.

Section 4.04 Authority Relative to This Agreement; Vote Required.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Shareholder Approval and the making of all necessary regulatory filings, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Plan of Merger by the Company

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and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Company Shareholder Approval and the filing of the Plan of Merger as required by the BVI Companies Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, regardless of whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board, acting upon the unanimous recommendation of the Special Committee, has (a) determined that it is in the best interests of the Company and its shareholders (other than the holders of the Excluded Shares), and declared it advisable, to enter into this Agreement and the Plan of Merger, (b) approved the execution, delivery and performance by the Company of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger and (c) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the shareholders of the Company and directed that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval. The only vote of the holders of any class or series of share capital of the Company required to authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger, is the Company Shareholder Approval.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Plan of Merger by the Company do not, and the performance of this Agreement and the Plan of Merger by the Company, and the consummation of the Merger, will not, (i) conflict with or violate the memorandum and articles of association or other equivalent organizational documents of the Company or any of its Subsidiaries, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied, and assuming receipt of the Company Shareholder Approval, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit or release of source code under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries pursuant to any Contract or Company Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, losses or other occurrences which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement and the Plan of Merger by the Company do not, and the performance of this Agreement and the Plan of Merger by the Company, and the consummation of the Transactions, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements, if any, of the Securities Act, the Exchange Act, and the rules and regulations thereunder (including, but not limited to, the filing of the Exchange Act Rule 13e-3 transaction statement on Schedule 13E-3 (together with the exhibits thereto, and as amended or supplemented, the “Schedule 13E-3”), which shall include, as an exhibit thereto, a proxy statement relating to authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the shareholders of the Company including a notice convening the Company Shareholders’ Meeting in accordance with the Company’s memorandum and articles of association (such proxy statement and notice, as amended or supplemented, being collectively referred

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to herein as the “Proxy Statement”), and the filing or furnishing of one or more amendments to the Schedule 13E-3 and the Proxy Statement to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of the NASDAQ, (iii) for the filing of the Plan of Merger as required by the BVI Companies Act and (iv) such other consent, approval, authorization, permit, filing, or notification, the failure to make or obtain which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.06 Permits; Compliance. (i) The Company and each of its Subsidiaries is in possession of all Company Permits, (ii) no suspension, modification, revocation or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, (iii) neither the Company nor any of its Subsidiaries is or has been in conflict with, or in default, breach or violation of any Law or Company Permit applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, and (iv) no investigation, charge, assertion or review by any Governmental Authority with respect to the Company or any Subsidiary is pending or threatened, nor has any Governmental Authority alleged any violation of any such Laws or indicated an intention to conduct any such investigation or review of the Company or any of its Subsidiaries except, in each case, for those non-compliance, non-possession, suspension, modification, revocation, cancellation, conflict, default, investigation, charge, assertion or review as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.07 SEC Filings; Financial Statements.

(a) The Company has filed or furnished, as the case may be, all forms, reports, statements, schedules and other documents required to be filed or furnished by it with or to the SEC since March 31, 2012 (the forms, reports, statements, schedules and other documents filed or furnished since March 31, 2012, including any amendments thereto, and together with any exhibits and schedules thereto, collectively, the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirement of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Company SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(c) Neither the Company nor any of its Subsidiaries has any outstanding liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries, except for liabilities and obligations (i) that are reflected, or for which reserves were established, on the consolidated balance sheets of the Company and its consolidated Subsidiaries included in the Company SEC Reports, (ii) incurred in the ordinary course of business consistent with past practice since March 31, 2015, (iii) incurred in connection with the Transactions or otherwise as contemplated by this Agreement or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 4.08 Absence of Certain Changes or Events. Except as set forth in Section 4.08 of the Company Disclosure Schedule, since March 31, 2015, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice (except for actions taken or not taken in connection with the Transactions), (b) there has not been any change in the financial condition, business or results of their operations or any circumstance, occurrence or development which has had, individually or in the aggregate, a Material Adverse Effect, including (i) there has not been any resignation or termination of any officer, key employee or group of employees of the Company or any Subsidiary of the Company, which has had or can be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) there has not been any material change, except in the ordinary course of business, in the contingent obligations of the Company and its Subsidiaries, taken as a whole, by way of guaranty, endorsement, indemnity or warranty which has had, individually or in the aggregate, a Material Adverse Effect, (iii) there has not been any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or financial condition of the Company and its Subsidiaries, taken as a whole, which has had, individually or in the aggregate, a Material Adverse Effect, (iv) there has not been any sale, assignment, or exclusive license or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets by the Company or any of its Subsidiary, (v) there has not been any change in any Material Contract to which the Company or any of its Subsidiaries is a party or by which it is bound which has had, individually or in the aggregate, a Material Adverse Effect and (vi) there has not been any other event or condition of any character that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

Section 4.09 Absence of Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any present or former Service Provider of the Company or any of its Subsidiaries for whom the Company or any of its Subsidiaries may be liable, or any property or asset of the Company or any of its Subsidiaries, before (or, in the case of threatened Actions that would be before) or by any Governmental Authority or arbitrator that would reasonably be expected to have, individually or in the aggregate, a material adverse effect to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any continuing investigation by any Governmental Authority or any Order of any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect to the Company and its Subsidiaries taken as a whole.

Section 4.10 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement or understanding applicable to persons employed by the Company or any of its Subsidiaries and, to the Knowledge of the Company, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any such person. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect to the Company and its Subsidiaries taken as a whole, (i) Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply in any respect with the provisions of any collective bargaining or similar agreement or understanding, and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement or understanding, (ii) there are no unfair labor practice complaints pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Authority, and (iii) there is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are currently in compliance in all respects with all Laws relating to the employment of labor, including those related to labor management relations, wages, hours, collective bargaining, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans and wage payment.

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(c) Section 4.10(c) of the Company Disclosure Schedule lists any material benefit and compensation plans, agreements, or arrangements, including plans and agreements to provide severance, change-in-control or retention bonuses, profit-sharing, equity compensation or incentives, deferred compensation, welfare benefits or fringe benefits, employment or consulting agreements covering current or former directors, employees or consultants of the Company or any of its Subsidiaries (each, a “Benefit Plan”).

(d) Except as specifically provided in this Agreement regarding the Company Options, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (A) result in any payment becoming due to any current or former director or current or former Service Provider under any of the Benefit Plans or otherwise; (B) increase any benefits otherwise payable under any of the Benefit Plans; (C) result in any acceleration of the time of payment under any Benefit Plan.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there is no outstanding Order against or which relates to any Benefit Plan, (ii) each document prepared in connection with a Benefit Plan complies with applicable Law, (iii) each Benefit Plan has been operated in all respects in accordance with its terms, applicable Law, and, to the extent applicable, in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters, and (iv) to the Knowledge of the Company, no circumstance, fact or event exists that could result in any default under or violation of any Benefit Plan, and no Action (other than routine claims for benefits) is pending or threatened with respect to any Benefit Plan.

Section 4.11 Real Property; Title to Assets.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries has good and marketable title to all real property owned by the Company or any of its Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of the Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

Section 4.12 Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries own, or have rights to use, all Intellectual Property Rights necessary for, and used or held for use in connection with, their respective businesses as currently conducted, (ii) the Company and its Subsidiaries, collectively, are the sole and exclusive owners of all right, title and interest in and to all registrations, including domain names, and applications for registration included in the Company Owned Intellectual Property Rights (collectively, the “Registered Intellectual Property”) free and clear of any Encumbrances other than Permitted Encumbrances, and (iii) the Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable, and is not subject to any outstanding Order or proceeding with a Governmental Authority to which the Company or its Subsidiaries are parties adversely affecting the Company’s or any of its Subsidiaries’ use thereof or rights thereto.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses as they are presently conducted infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person, and neither the Company nor any of its Subsidiaries has received a written notice alleging the foregoing or challenging the scope, ownership, validity or enforceability of any Company Owned Intellectual Property Rights during the

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past three (3) years, (ii) there is no Action pending or, to the Knowledge of the Company, threatened in writing with respect to any of the foregoing in this Section 4.12(b), (iii) to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any of the Company Owned Intellectual Property Rights, and (iv) neither the Company nor any of its Subsidiaries have brought any claims, suits, arbitrations or other adversarial proceedings before any court, Governmental Authority or arbitral tribunal against any third party with respect to any Company Owned Intellectual Property Rights which remain unresolved as of the date hereof, or has provided any written notice to any other Person alleging infringement, misappropriation, dilution or violations by any Person of any Company Owned Intellectual Property Rights during the past four (4) years.

Section 4.13 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect to the Company and its Subsidiaries taken as a whole, (i) all Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed and all such Tax Returns are true, correct, and complete in all material respects; (ii) all Taxes of the Company and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been fully and timely paid; (iii) there are no Tax liens on the assets of the Company or any of its Subsidiaries other than Permitted Encumbrances; and (iv) the Company and each of its Subsidiaries has timely paid or withheld all Taxes required to be paid or withheld with respect to its employees, independent contractors, creditors and other third parties, as applicable, (and timely paid over such Taxes to the appropriate Governmental Authority).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect to the Company and its Subsidiaries taken as a whole, (i) neither the Company nor any of its Subsidiaries has executed any outstanding waiver or outstanding extension of the statute of limitations for the assessment or collection of any Tax, (ii) no audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of the Company or any of its Subsidiaries is currently in progress, and neither the Company nor any of its Subsidiaries has been notified in writing of any request for, or threat of, such an audit or other examination or administrative, judicial or other proceeding, and (iii) no claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary, as applicable, is or may be subject to taxation by such jurisdiction.

Section 4.14 Material Contracts.

(a) Except (A) for this Agreement, (B) for Contracts filed as exhibits to the Company SEC Reports that are available prior to the date hereof or (C) as set forth in Section 4.14 of the Company Disclosure Schedule, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by any Contract that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) with respect to the Company and its Subsidiaries; and

(ii) is between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares (other than any Rollover Shareholders or any of their Affiliates), on the other, required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Act.

Each such Contract described in clauses (i) through (ii) above (and including those described in clauses (a)(B) and (C) above) is referred to herein as a “Material Contract”; provided that Material Contracts shall not include any Benefit Plans, which are dealt with exclusively in Section 4.10.

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(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company’s Knowledge, the other parties thereto, in each case subject to the Bankruptcy and Equity Exception; (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party thereto is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s Knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract; and (iii) to the Company’s Knowledge, the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract.

Section 4.15 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) or renewals thereof are in full force and effect, (ii) the Company has no reason to believe that it or any of its Subsidiaries will not be able to (A) renew its Insurance Policies as and when such policies expire or (B) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost, (iii) all premiums due and payable under all of the Insurance Policies have been paid when due and (iv) the Company and its Subsidiaries are otherwise in compliance with the terms of all of the Insurance Policies. There is no claim by the Company or any of its Subsidiaries pending under any of the material Insurance Policies as to which the Company has been notified in writing that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

Section 4.16 Takeover Statute. The Company is not a party to any shareholder rights plan or “poison pill” agreement. No “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation save for the BVI Companies Act or any similar anti-takeover provision in the Company’s memorandum and articles of association (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other Transactions.

Section 4.17 Opinion of Financial Advisor. The Special Committee has received the written opinion of Houlihan Lokey (China) Limited (the “Independent Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of such opinion, and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the Company’s shareholders (other than holders of the Excluded Shares). A copy of such opinion has been made available to Parent for information purposes only, following receipt thereof by the Special Committee. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

Section 4.18 Environmental and Safety Laws. Neither the Company nor any Subsidiary is in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect to the Company and its Subsidiaries taken as a whole, no Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or any Subsidiary. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

Section 4.19 Brokers. Except for the Independent Financial Advisor, a copy of whose engagement agreement has been provided to Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.20 No Additional Representations. Except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or

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any information provided to Parent, Merger Sub or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01 Corporate Organization and Qualification. Each of Parent and Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, prevent or materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.02 Memorandum and Articles of Association. The memorandum and articles of association of each of Parent and the Merger Sub, which have been provided by Parent to the Company, are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its memorandum and articles of association in any material respect.

Section 5.03 Authority Relative to This Agreement.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. Other than the filings, notifications and other obligations and actions described in Section 5.05(b), the execution and delivery of this Agreement and the Plan of Merger by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate actions, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Each of the board of directors of Parent and Merger Sub and Parent as the sole shareholder of Merger Sub, have duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement and the consummation of the Transactions by Parent and Merger Sub, as the case may be, and taken all such actions as may be required to be taken by the board of directors of Parent, the board of directors of Merger Sub and Parent as the sole shareholder of Merger Sub to effect the Transactions.

Section 5.04 Capitalization.

(a) The maximum number of shares which Parent is authorized to issue is 50,000 shares, of no par value, of one class. As of the date of this Agreement, 10,001 shares of Parent were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and owned by Mr. Sham (10,000 shares) and Sham Ming Fai Vincent (one share) free and clear of all Encumbrances.

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Immediately prior to the Effective Time, Mr. Sham and Sham Ming Fai Vincent will beneficially own, directly or indirectly, 100% of the issued and outstanding shares of Parent. Except for the Support Agreement and the Equity Commitment Letter, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of, or other equity interests in, Parent or Merger Sub.

(b) The maximum number of shares which Merger Sub is authorized to issue is 50,000 shares, of no par value, of one class. As of the date of this Agreement, ten shares of Merger Sub were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and owned by Parent, free and clear of all Encumbrances.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Plan of Merger by each of Parent and Merger Sub (as the case may be) do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Transactions, including the Merger, will not, (i) conflict with or violate the memorandum and articles of association of Parent or Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in any loss of any benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract, Parent Permit or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

(b) Other than (i) compliance with the applicable requirements, if any, of the Securities Act, the Exchange Act, and the rules and regulations thereunder (including, but not limited to, the filing of the Schedule 13E-3, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and the Proxy Statement to respond to comments of the SEC, if any, on such documents, and the filing of amendment(s) to Schedule 13D with the SEC), (ii) compliance with the rules and regulations of the NASDAQ, and (iii) the filing of the Plan of Merger and related documents with the Registrar of Corporate Affairs of the British Virgin Islands pursuant to the BVI Companies Act, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Transactions, except for those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially adversely affect the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

Section 5.06 Operations of Parent and Merger Sub. Parent was formed solely for the purpose of engaging in the Transactions and it has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub, as a direct, wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, and it has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. The Merger Sub does not have any Subsidiaries. Prior to the Effective Time, neither Parent nor Merger Sub will have any assets, liabilities or obligations of any nature, other than pursuant to this Agreement and the Financing Documents.

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Section 5.07 Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, before any Governmental Authority that, individually or in the aggregate, prevents or has prevented or materially adversely affects or has materially adversely affected the ability of Parent or Merger Sub to consummate the Transactions. Neither Parent nor any of its Subsidiaries nor any property or asset of Parent or any of its Subsidiaries is subject to any continuing investigation by any Governmental Authority or any Order of any Governmental Authority that would, individually or in the aggregate, prevent or materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.08 Sufficient Funds; Financing.

(a) Assuming the Financing is funded in accordance with the Financing Documents, Parent and Merger Sub will have available to them, as of or immediately after the Effective Time, all funds necessary for consummation of the Transactions and to pay all fees and expenses related to the Transactions payable by either of them.

(b) Parent has delivered to the Company true, complete and correct copies of (i) an executed Equity Commitment Letter, pursuant to which Mr. Sham has committed to purchase or cause the purchase of, for cash, subject to the terms and conditions thereof, equity securities of Parent up to the amount set forth therein (the “Parent Equity Financing”) and (ii) an executed Support Agreement (together with the Equity Commitment Letter, the “Financing Documents”), pursuant to which the Rollover Shareholders have committed, subject to the terms and conditions thereof, to subscribe for equity securities of Parent immediately prior to the Effective Time and agreed to the cancellation of the number of Shares held by each of them set forth therein (together with the Parent Equity Financing, “Financing”).

(c) As of the date hereof, each Financing Document is in full force and effect and constitutes legal, valid and binding obligations of Parent and/or Merger Sub (as applicable and subject to the Bankruptcy and Equity Exception) and, to the knowledge of Parent, the other parties thereto (subject to the Bankruptcy and Equity Exception). As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent, Merger Sub or to the knowledge of Parent, any other parties thereto, as applicable, under the Financing Documents; provided, however, that Parent and Merger Sub are not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in Article IV or compliance by the Company with its obligations thereunder.

(d) As of the date hereof, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Effective Time. The Financing Documents contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein.

(e) There are no side letters or other Contracts (whether written or oral) to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Financing Documents other than (i) as expressly set forth in the Financing Documents and (ii) any customary engagement letter and non-disclosure agreements that do not impact the confidentiality, availability or amount of the Financing.

Section 5.09 Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Assuming (a) the satisfaction of the conditions of Parent and Merger Sub to consummate the Merger as set forth in Section 8.01 and Section 8.02, and (b) the accuracy of the representations and warranties made by the Company in Article IV, immediately after giving effect to all of the Transactions contemplated hereby, including the Financing, the payment of the aggregate Merger Consideration and the aggregate amount of consideration payable in respect of Company Options in accordance with Section 3.03, the payment of all

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other amounts required to be paid in connection with the consummation of the Transactions, and the payment of all related Expenses, the Surviving Corporation will be solvent, as such term is used under the Laws of the British Virgin Islands, at and immediately after the Effective Time; provided that neither Parent nor Merger Sub will be in breach of the foregoing representation to the extent the Surviving Corporation is not solvent immediately prior to the Effective Time.

Section 5.10 Ownership of Company Shares. As of the date hereof, other than as a result of this Agreement and the Support Agreement, none of Parent, Merger Sub or any of their Affiliates beneficially own (as such term is used in Rule 13d-3 under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire any Shares or other securities of, or any other economic interest (through derivatives securities or otherwise) in the Company other than the Rollover Shares.

Section 5.11 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.12 Guarantee. Concurrently with the execution of the Agreement, Mr. Sham has delivered to the Company a duly executed Guarantee. The Guarantee is in full force and effect and is a legal, valid and binding obligation of Mr. Sham, subject to the Bankruptcy and Equity Exception, and no event has occurred, which with or without notice, lapse of time or both, would constitute a default on the part of Mr. Sham under the Guarantee.

Section 5.13 Certain Arrangements. Other than this Agreement, the Support Agreement and the Equity Commitment Letter, there are no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any member of the Company’s or its Subsidiaries’ directors, officers, employees or shareholders, on the other hand, that relate in any way to the Transactions; or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration on a per Share basis of a different amount or nature than the Merger Consideration in connection with the Transactions or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

Section 5.14 Parent Information. Subject to any information provided by Parent or Merger Sub under Section 7.01(c) below, none of the information supplied or to be supplied in writing to the Company by or on behalf of Parent or Merger Sub or any of its subsidiaries specifically for inclusion in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation with respect to information supplied or to be supplied by or on behalf of the Company or its Subsidiaries for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

Section 5.15 Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and their respective Representatives have been provided reasonable access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations and warranties of the Company set forth in Article IV).

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Section 5.16 Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, other than fraud in connection therewith.

Section 5.17 No Additional Representations. Except for the representations and warranties set forth in this Article V or in any other agreements or documents entered into in connection with this Agreement or the Transactions to which any of Parent or Merger Sub is a party, none of Parent, Merger Sub or any other Person on behalf of any of them makes any other express or implied representation or warranty with respect to Parent or Merger Sub, or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and the Company acknowledges the foregoing. None of Parent, Merger Sub or any other Persons will have or be subject to any liability or indemnity obligations to the Company or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to the Company or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article V.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.01, except (i) as contemplated or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 6.01(a) of the Company Disclosure Schedule, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall use its reasonable best efforts to, in all material respects (A) carry on the businesses of the Company and its Subsidiaries in the ordinary course and in a manner consistent with past practice, and (B) preserve intact their business organization, keep available the services of their directors, officers and key employees and maintain their current relationships and goodwill with customers, lenders, suppliers, and distributors with which the Company or any of its Subsidiaries has any material business relations; and Company will promptly advise Parent in writing if it is unable to effect any of the foregoing.

(b) By way of amplification and not limitation, except as (i) set forth in Section 6.01(b) of the Company Disclosure Schedule, (ii) as required by applicable Law, (iii) as contemplated or permitted by any other provision of this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), neither

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the Company nor any of its Subsidiaries shall, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.01, directly or indirectly, do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 6.01(a)):

(i) amend or otherwise change its memorandum and articles of association or equivalent organizational documents (whether by merger, consolidation or otherwise);

(ii) issue, sell, pledge, dispose of, grant, encumber (other than Permitted Encumbrances), or authorize the issuance, sale, pledge, disposition, grant, or encumbrance (other than Permitted Encumbrances) of, or redeem, purchase or otherwise acquire, any share capital of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for such share capital, or any options, warrants or other rights of any kind to acquire any share capital or such convertible or exchangeable securities, other than in connection with (A) the vesting and the exercise of Company Options that are outstanding on the date of this Agreement, in each case in accordance with their terms on the date of this Agreement, or (B) the transfer or other disposition of securities (other than securities of the Company) between or among the Company and its direct or indirect wholly-owned Subsidiaries;

(iii) (A) sell, lease, pledge, transfer or otherwise dispose of, (B) grant an Encumbrance (other than Permitted Encumbrances) on or permit an Encumbrance (other than Permitted Encumbrances) to exist on, or (C) authorize the sale, lease, pledge, transfer or other disposition of, or granting or placing of an Encumbrance (other than Permitted Encumbrances) on, any tangible assets of the Company or any of its Subsidiaries having a current value in excess of US$1,000,000, except (x) in the ordinary course of business and in a manner consistent with past practice, (y) any sale, lease, pledge, transfer or other disposition of securities (other than securities of the Company) or assets between or among the Company and its direct or indirect wholly-owned Subsidiaries or (z) pursuant to an existing Contract;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, share, property or otherwise, with respect to any of its share capital, except for dividends paid by any of the Company’s direct or indirect wholly-owned Subsidiaries to the Company or any of its other wholly-owned Subsidiaries, in the ordinary course of business consistent with past practice;

(v) reclassify, combine, split or subdivide any of its share capital;

(vi) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries;

(vii) acquire (including by merger, consolidation or acquisition of shares or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any tangible assets in an amount in excess of US$1,000,000, other than the acquisition of assets in the ordinary course of business;

(viii) repurchase, prepay or incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contributions to, or investments in, any Person, in each case, in an amount in excess of US$3,000,000 individually, other than (A) from the Company to any wholly-owned Subsidiary or from any wholly-owned Subsidiary to the Company or another wholly-owned Subsidiary, or (B) pursuant to Contracts in effect as of the date hereof;

(ix) other than capital expenditures necessary to maintain existing assets in good repair, authorize, or make any commitment with respect to capital expenditures which are, in the aggregate, in excess of US$2,000,000;

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(x) except as required under applicable Law or the terms of any Benefit Plan or Contract as in effect on the date hereof or any collective bargaining agreement or this Agreement (A) materially increase the compensation payable or to become payable or the benefits provided to any current or former Service Provider whose annual compensation as of the date hereof is in excess of US$1,000,000 in addition to those pursuant to any Benefit Plan in effect on the date hereof (except for increases in the ordinary course of business consistent with past practice); (B) grant (or increase the amount of) any severance, retention or termination pay to, or enter into change in control or severance agreement with, any current or former Service Provider whose annual compensation as of the date hereof is in excess of US$1,000,000; (C) establish, adopt, enter into or materially amend any collective bargaining agreement or Benefit Plan; or (D) take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan, including as a consequence of consummation of the Transactions or termination of employment;

(xi) make any material changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable GAAP or applicable Law;

(xii) make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any controversy with respect to material Taxes or change any material aspect of method of Tax accounting;

(xiii) except in the ordinary course of business consistent with past practice, enter into, amend or modify in any material respect, or terminate, or waive any material rights under, any Material Contract; or

(xiv) agree, resolve or commit to do any of the foregoing.

Section 6.02 Conduct of Business by Parent and Merger Sub Prior to the Effective Time. Each of Parent and Merger Sub agrees that, from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.01, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (b) take any action or fail to take any action, which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

Section 6.03 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

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ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement and Schedule 13E-3.

(a) As soon as reasonably practicable following the date of this Agreement, the Company, with the assistance and cooperation of Parent and Merger Sub, shall prepare and file with the SEC the Schedule 13E-3 and the Proxy Statement (as an exhibit to the Schedule 13E-3). Each of Parent and Merger Sub shall promptly furnish all information concerning itself and its Affiliates that is required to be included in the Schedule 13E-3 and cooperate with the Company in the preparation and filing of the Schedule 13E-3. No filing of the Schedule 13E-3, the Proxy Statement, any amendments or supplements thereto, or any response to the SEC will be made by the Company, Parent or the Merger Sub unless the other Party and its counsel has had a reasonable opportunity to review and propose comments which such Party shall consider in good faith; provided that notwithstanding anything herein to the contrary, and subject to compliance with the terms of Section 7.03, in connection with any disclosure regarding a Change in the Company Recommendation, the Company shall not be required to provide Parent or Merger Sub with the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure. The Company shall cause a letter to shareholders, notice of meeting, the Proxy Statement, form of proxy accompanying the Proxy Statement and other proxy materials that will be provided to the shareholders of the Company in connection with the solicitation of proxies for use at the Company Shareholders’ Meeting, to be mailed to the shareholders of the Company as promptly as reasonably practicable after the date that the SEC confirms it has no further comments. The Company and Parent shall cooperate to: (A) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings; (B) provide the other Party and its counsel, as promptly as practicable after receipt thereof, with copies of any written comments, and advise the other Party and its counsel of any oral comments, with respect to the Schedule 13E-3 or the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff; (C) prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; and (D) file and distribute to the shareholders of the Company any supplement or amendment to the Proxy Statement if any event shall occur or any information be discovered which requires such action at any time prior to the Company Shareholders’ Meeting.

(b) The Company will cause the information relating to the Company for inclusion in the Schedule 13E-3, at the time such document is filed with the SEC or at any time such document is amended or supplemented, and in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Shareholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation, warranty, covenant or agreement is made by the Company with respect to information supplied by Parent for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement. Parent will cause the information relating to Parent or Merger Sub supplied by it for inclusion in the Schedule 13E-3, at the time such document is filed with the SEC or at any time such document is amended or supplemented, and in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Shareholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

(c) Each of the Company and Parent shall promptly correct any information provided by it for use in the Schedule 13E-3 and the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company, with assistance and cooperation from Parent, shall take all steps necessary to amend or supplement the Schedule 13E-3 and the Proxy Statement and to cause the Schedule 13E-3 and the Proxy Statement, as so amended or supplemented, to be filed with the SEC and mailed to its shareholders, in each case as and to the extent required by applicable Law.

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Section 7.02 Company Shareholders’ Meeting.

(a) Subject to Section 7.03(d) and Section 7.03(e), the Company shall take, in accordance with applicable Law, its memorandum and articles of association and the rules of the NASDAQ, all action necessary to call, give notice of, set a record date for, and convene the Company Shareholders’ Meeting for the purpose of obtaining the Company Shareholder Approval as promptly as reasonably practicable after the SEC confirms it has no further comments on the Schedule 13E-3 (including the Proxy Statement filed therewith as an exhibit); provided that the Company may postpone or adjourn the Company Shareholders’ Meeting (i) with the written consent of Parent, (ii) if at the time the Company Shareholders’ Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Company Shareholders’ Meeting, or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined (acting upon recommendation of the Special Committee) in good faith after consultation with outside counsel is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders’ Meeting.

(b) Unless there has been a Change in the Company Recommendation pursuant to Section 7.03(d) or Section 7.03(e), the Company Board shall make the Company Recommendation and include such recommendation in the Proxy Statement and use reasonable best efforts to promptly take all actions reasonably necessary in accordance with applicable Law and the memorandum and articles of association of the Company, to solicit the Company Shareholder Approval. For the avoidance of doubt, in the event that subsequent to the date hereof, the Company Board makes a Change in the Company Recommendation and/or authorizes the Company to terminate this Agreement pursuant to Section 7.03(d) or Section 7.03(e), the Company shall (if so permitted by the memorandum and articles of association of the Company) not be required to convene the Company Shareholders’ Meeting or submit this Agreement to the holders of the Shares for approval.

Section 7.03 No Solicitation of Transactions; Company Board Recommendation; Alternative Acquisition Agreement.

(a) Subject to Section 7.03(a), the Company and its Subsidiaries shall not, nor shall they authorize or direct any of their respective Representatives to, directly or indirectly:

(i) solicit, initiate or take any other action knowingly to facilitate or encourage any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning, the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, any effort by any Person that is seeking to make, or has made, an Acquisition Proposal; or

(iii) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than a customary confidentiality agreement) relating to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary set forth in Section 7.03(a), prior to the receipt of the Company Shareholder Approval, the Company and its Representatives may following the receipt of a written Acquisition Proposal which did not result from any breach of Section 7.03(a):

(i) contact the Person or group of Persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof and to notify such Person of the restriction of this Section 7.03;

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(ii) provide information (including any non-public information or data concerning the Company or any of its Subsidiaries) in response to the request of the Person or group of Persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the Person or group of Persons so requesting such information an executed confidentiality agreement; provided that the Company shall make available to Parent all such information concerning the Company and its Subsidiaries that is provided to any Person or group of Persons making such Acquisition Proposal that is given such access promptly (and in any event within forty-eight (48) hours) after it is provided or made available to such Person or group of Persons to the extent not previously provided to Parent and Merger Sub; and/or

(iii) engage or participate in any discussions or negotiations with the Person or group of Persons who has made such Acquisition Proposal;

provided that prior to taking any action described in Section 7.03(b)(ii) or Section 7.03(b)(iii) above, the Company Board, acting through the direction of the Special Committee, shall have determined in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal.

(c) Except as set forth in Section 7.03(d) and Section 7.03(e), neither the Company Board nor the Special Committee shall (i) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Recommendation (a “Change in the Company Recommendation”) or (ii) cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Shareholder Approval, subject to the Company’s compliance with this Section 7.03, the Company Board (upon the recommendation of the Special Committee) or the Special Committee may (i) effect a Change in the Company Recommendation and/or (ii) authorize the Company to terminate this Agreement pursuant to Section 9.01(d)(ii) to enter into an Alternative Acquisition Agreement, if and only if:

(i) the Company Board shall have received a bona fide, written Acquisition Proposal that the Company Board (or the Special Committee) reasonably believes, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, constitutes a Superior Proposal;

(ii) prior to effecting a Change in the Company Recommendation or entering into an Alternative Acquisition Agreement in accordance with this Section 7.03(d), (A) the Company shall have provided prior written notice (the “Change or Alternative Acquisition Notice”) to Parent that the Company Board (acting on recommendation of the Special Committee) or the Special Committee has resolved to effect a Change in the Company Recommendation and/or to enter into an Alternative Acquisition Agreement, describing in reasonable detail the reasons for such Change in the Company Recommendation and/or entering into an Alternative Acquisition Agreement (which notice shall specify the material terms thereof and copies of all relevant documents (other than redacted terms of financing documents) relating to such Acquisition Proposal), and (B) the Company shall cause its financial and legal advisors to, during the eight (8) Business Day period following receipt by Parent and Merger Sub of the Change or Alternative Acquisition Notice (the “Notice Period”), negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement and/or the Financing Documents so that such Acquisition Proposal ceases to constitute a Superior Proposal; provided, that any material amendment to the terms of such Superior Proposal during the Notice Period shall require a new Change or Alternative Acquisition Notice of the terms of such amended Superior Proposal from the Company; provided that any additional Notice Period shall be shortened to four (4) Business Days;

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(iii) following the end of such Notice Period(s), the Company Board (acting on recommendation of the Special Committee) or the Special Committee shall have determined in good faith (after consultation with its independent financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement and/or the Financing Documents, that the Acquisition Proposal giving rise to the Change or Alternative Acquisition Notice continues to constitute a Superior Proposal; and

(iv) in the case of the Company terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have paid, or caused the payment of, the Company Termination Fee in accordance with Section 9.03(a).

(e) Notwithstanding anything in this Section 7.03 to the contrary, prior to obtaining the Company Shareholder Approval, if the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee, other than in response to or in connection with an Acquisition Proposal, that failure to make a Change in the Company Recommendation and/or terminate this Agreement pursuant to Section 9.01(d)(iii) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, the Company Board may, upon the recommendation of the Special Committee, effect a Change in the Company Recommendation and/or terminate this Agreement pursuant to Section 9.01(d)(iii); provided that the Company has provided Parent at least five (5) Business Days’ prior written notice indicating that the Company Board intends to effect a Change of Recommendation and/or terminate this Agreement. In the event of such a termination, the Company shall have paid, or caused the payment of, the Company Termination Fee in accordance with Section 9.03(a).

(f) Nothing contained in this Section 7.03 shall be deemed to prohibit the Company or the Company Board (or the Special Committee) from complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to a bona fide Acquisition Proposal.

(g) Immediately after the date hereof and until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company agrees that it will as promptly as reasonably practicable (and, in any event, within forty-eight (48) hours) notify Parent if it or any of its Representatives becomes aware that any Acquisition Proposals are received by, or, in connection with any Acquisition Proposal, any non-public information is requested from or any discussions or negotiations are sought to be initiated or continued with, the Company, the Company Board (or the Special Committee) or any Representative of the foregoing. The Company shall provide such notice orally and in writing and shall identify in connection with such notice, the material terms and conditions of any Acquisition Proposals and thereafter shall keep Parent reasonably informed of the status and material terms of any such Acquisition Proposals (including any amendments thereto) and the status of any such discussions or negotiations, and shall promptly (but in no event later than forty-eight (48) hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any material terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters).

Section 7.04 Access to Information.

(a) Except as otherwise prohibited by applicable Law or the terms of any Contract to which the Company or any of its Subsidiaries is subject (provided that the Company shall promptly advise Parent of the existence of any such Contract and use its reasonable best efforts to promptly obtain any consent required under such Contract in order that it may comply with the terms of this Section 7.04(a)), from the date of this Agreement until the earlier of the date on which this Agreement is terminated in accordance with its terms and the Effective Time, upon reasonable advance notice from Parent, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent’s Representatives reasonable access, during normal business hours and upon prior reasonable notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof; and (ii) to the extent not publicly

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available, furnish Parent and its Representatives with such information concerning its business, properties, Contracts, assets, liabilities, personnel and other information as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to (x) take or allow actions that would unreasonably interfere with the operations of the Company or its Subsidiaries, or (y) provide access to or disclose any information if such access or disclosure would jeopardize any attorney-client privilege, work product doctrine or other applicable privilege of the Company or any of its Subsidiaries, violate any Contract, Law or Order, or give a third party the right to terminate or accelerate the rights under a Contract (provided that the Company shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or violation).

(b) All information obtained by Parent pursuant to this Section 7.04 shall be kept confidential in accordance with Section 10.02. Parent shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to this Section 7.04 by its Representatives.

(c) No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.05 Directors’ and Officers’ Indemnification and Insurance.

(a) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill the obligations of the Company and its Subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement (the “Organizational Documents”) and (ii) all indemnification agreements (the “Indemnification Agreements”) in effect as of the date of this Agreement (all of which are deemed Material Contracts) between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). During such six (6) year period, such Indemnification Agreements shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Parties thereunder except as permitted by the terms thereof. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, and except as prohibited by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the memorandum and articles of association (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the memorandum and articles of association (or other similar organizational documents) of the Company and its Subsidiaries as in effect on the date hereof, and during such six (6) year period, such provisions shall not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights of the Indemnified Parties thereunder except as required by applicable Law.

(b) From the Effective Time until the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each Indemnified Party from and against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) the fact that an Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries, (ii) any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Party’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other

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Affiliates, or (iii) the Merger, this Agreement or any of the Transactions; provided that the foregoing indemnification requirements will be subject to any carve-outs currently provided for in the Organizational Documents or the Indemnification Agreements); provided further, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Party delivers to the Surviving Corporation or Parent a written notice asserting a claim for indemnification under this Section 7.05(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Party therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Party in connection with any such claim, proceeding, investigation or inquiry; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Party delivers to the Surviving Corporation or Parent a written notice asserting a claim for advancement under this Section 7.05(b), then the right to advancement asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(c) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six (6) year “tail” prepaid policy on the D&O Insurance on terms with respect to coverage and amounts that are no less favorable to the Indemnified Parties than those of the D&O Insurance in effect as of the date hereof; provided, however, that the annual premium amount payable for such “tail” insurance policy shall not exceed three hundred percent (300%) of the premium amount per annum the Company paid in its last full fiscal year as set forth in Section 7.05(c) of the Company Disclosure Schedule (such three hundred percent (300%) amount, the “Maximum Tail Premium”); provided that, if the cost for such “tail” insurance policy exceeds the Maximum Tail Premium, then the Company or the Surviving Corporation shall be obligated to obtain a substantially similar policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder. In the event that the Company does not elect to purchase such a “tail” policy prior to the Effective Time, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are no less favorable to the Indemnified Parties than those of the D&O Insurance in effect as of the date hereof.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of their respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.05.

(e) The provisions of this Section 7.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.05.

(f) The agreements and covenants contained in this Section 7.05 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees.

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Section 7.06 Employee Protection. For the One-year period immediately following the Closing Date, Parent shall cause the Surviving Corporation and/or its Subsidiaries to retain the services of the employees as set forth in Section 7.06 of the Company Disclosure Schedule (each such employee, a “Continuing Employee”) on terms and conditions of employment that are no less favorable than the terms and conditions of employment provided by the Company or its applicable Subsidiaries to such Continuing Employees immediately prior to the Closing Date, subject to the Surviving Corporation’s right to termination for breach by any Continuing Employee of any terms or conditions of employment and subject to any other right of termination provided in the employment agreement.

Section 7.07 Notification of Certain Matters.

(a) From and after the date of this Agreement until the earlier to occur of the Effective Time and termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.07 Section 7.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give notice pursuant to this Section 7.07 shall not constitute a failure of a condition to the Merger set forth in Article VIII except to the extent that the underlying fact or circumstance not so notified would, standing alone, constitute such a failure.

(b) From and after the date of this Agreement until the earlier to occur of the Effective Time and termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any written notice or other written communication from any Governmental Authority in connection with the Transactions, (ii) from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, or (iii) any Actions commenced or, to its Knowledge, threatened against the Company or any of its Subsidiaries or Affiliates or Parent and any of its Subsidiaries or Affiliates, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such Person pursuant to any of such Person’s representations and warranties contained herein, or that relate to such Person’s ability to consummate the Transactions.

Section 7.08 Reasonable Best Efforts; Further Action.

(a) Each party hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to Contracts with the Company and its Subsidiaries that may be or become necessary for the performance of the obligations of such party hereto pursuant to this Agreement and the consummation of the Transactions and will cooperate fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and Orders; provided that, for the avoidance of doubt, no action permitted to be taken pursuant to Section 6.01 or Section 7.03 hereof shall be prohibited by this sentence.

(b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided that nothing herein shall require the Company or its Subsidiaries to take any action that is not contingent upon the Closing or that would be effective prior to the Effective Time.

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Section 7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the NASDAQ, each of Parent and the Company shall use reasonable efforts to consult with the other before issuing any press release, having any communication with the press (whether or not with attribution), making any other public announcement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement, the Merger or any of the other Transactions (other than any press release or public statement with respect to a Change in the Company Recommendation, Acquisition Proposal, Superior Proposal or any action taken by the Company, the Company Board or the Special Committee permitted under Section 7.03).

Section 7.10 Stock Exchange Delisting. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ or the SEC to enable the Shares to be (a) delisted from the NASDAQ as promptly as practicable after the Effective Time, and (b) deregistered under the Exchange Act as promptly as practicable after such delisting.

Section 7.11 Takeover Statute. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any Takeover Statute is or becomes applicable to the Merger or any of the other Transactions, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to lawfully eliminate or minimize the effects of such statute on the Merger and the other Transactions.

Section 7.12 Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to the Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and any of its Subsidiaries designated by Parent.

Section 7.13 Participation in Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Action commenced or, to the Company’s Knowledge on the one hand and the knowledge of Parent on the other hand, threatened against such party which relate to this Agreement and the Transactions. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to the Transactions.

Section 7.14 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to arrange the Financing in a timely manner on terms and conditions described in the Financing Documents, which shall include reasonable best efforts to (i) maintain in full force and effect the Financing Documents, (ii) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions in the Financing Documents and such definitive agreements thereto, and (iii) fully enforce its rights under the Financing Documents and (iv) subject to the terms and conditions of the Financing Documents, draw upon and consummate the Financing at or prior to the Closing.

(b) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Documents, (A) Parent shall promptly so notify the Company, and (B) each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain alternative financing from the same or alternate sources, as promptly as practicable following the occurrence of such event, in an amount sufficient, when added to the portion of the Financing that is available, to consummate

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the Merger and other Transactions (the “Alternative Financing”), and to enter into new definitive agreements with respect to such Alternative Financing (the “Alternative Financing Documents”); provided that, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), no Alternative Financing Document shall impose any new or additional conditions not present in the Financing Document it is replacing which could reasonably be expected to interfere with the ability of Parent and Merger Sub to consummate the Merger or otherwise expand any conditions set forth in the Financing Document it is replacing or contain any other terms that could reasonably be expected to materially and adversely affect or delay the ability of Parent to obtain such Alternative Financing or enforce its rights against the other parties thereto. For purposes of this Section 7.14, references hereunder with respect to the “Financing” shall include the financing contemplated by the Financing Documents as permitted to be replaced, amended or supplemented by this Section 7.14 and any Alternative Financing and references hereunder with respect to the “Financing Documents” shall include such documents as permitted to be replaced, amended or supplemented by this Section 7.14 and any Alternative Financing Documents.

(c) Parent shall give the Company prompt notice of any breach or threatened breach by any party of the Financing Documents, and of any termination or threatened termination of the Financing Documents. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing.

(d) Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing shall not be a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing, subject to the applicable conditions set forth in Article VIII, the breach of which obligation will give rise to the remedies set forth in Article IX.

(e) Each of Parent and Merger Sub shall not permit any amendment, modification or supplement to be made to, or any waiver of any provision under, the Financing Documents, if such amendments, modifications or supplements would (i) reduce (or would have the effect of reducing) the aggregate amount of the Financing unless the Financing is increased by a corresponding amount or additional Financing is otherwise made available, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the Financing to the extent the same could reasonably be expected to interfere with the ability of Parent and Merger Sub to consummate the Merger, or (iii) otherwise adversely impair, delay, or prevent the consummation of the Transactions or the ability of Parent to enforce its rights against the other parties thereto, without the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.15 Management. Except as expressly provided in the Support Agreement on the date hereof, in no event shall Parent or Merger Sub or any of their respective Affiliates, enter into or seek to enter into any arrangements that are effective prior to the Closing with any member of the Company’s or its Subsidiaries’ management or any other Company employee that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with an Acquisition Proposal.

Section 7.16 Actions Taken at the Direction of the CEO or Rollover Shareholder. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including Article VI and Article VII hereof, if the alleged breach is the result of action or inaction taken by the Company at the specific direction of the chief executive officer of the Company or any other Rollover Shareholder, without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

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ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Order or Proceeding. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), or commenced any Action against the Company, Parent or Merger Sub, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Merger (collectively, a “Restraint”).

Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.08(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, (ii) the representations and warranties of the Company contained in Section 4.03(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, and (iii) the other representations and warranties of the Company contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except (A) in the case of clauses (i), (ii) and (iii) above, to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as applicable, as of such specific date only and (B) in the case of clause (iii) above, where the failure of such representations and warranties of the Company to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed and complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date hereof, there shall not have occurred a Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) through Section 8.02(c).

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, in each case, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct has not, individually or in the aggregate, prevented or materially adversely affected the ability of Parent or Merger Sub to consummate the Merger.

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(b) Agreements and Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a director of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

Section 8.04 Frustration of Closing Conditions. Prior to the End Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval (except as set forth in Section 9.01(d)(ii) or Section 9.01(d)(iii)), by action taken or authorized by (a) in the case of the Company, the Special Committee, and (b) in the case of Parent, the board of directors of Parent, as follows:

(a) by the mutual written consent of Parent and the Company; or

(b) by either Parent or the Company if:

(i) the Effective Time shall not have occurred on or before the End Date;

(ii) any Restraint having the effect set forth in Section 8.01(b) hereof shall have become final and non-appealable; or

(iii) the Company Shareholder Approval shall not have been obtained upon a vote held at the Company Shareholders’ Meeting or at any adjournment or postponement thereof;

provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose breach of, or failure to fulfill, any of its obligations (which, in the case of Parent, shall also include any breach or failure to fulfill by Merger Sub) under this Agreement has been a material cause of, or resulted in, the occurrence of the applicable termination event; or

(c) by Parent:

(i) if the Company shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach cannot be cured by the Company by the End Date or, if capable of being cured, shall not have been cured (x) within thirty (30) Business Days following receipt by the Company of written notice from Parent of such breach or (y) any shorter period of time that remains between the date Parent provides written notice of such breach and the End Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied;

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(ii) if (A) there shall have been a Change in the Company Recommendation pursuant to Section 7.03(e), or (B) the Company Board, acting through the Special Committee, notifies Parent or Merger Sub that it intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement, in each case, in accordance with Section 7.03(d) by the Company.

(d) by the Company:

(i) if Parent or Merger Sub shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach cannot be cured by Parent or Merger Sub by the End Date or, if capable of being cured, shall not have been cured (x) within thirty (30) Business Days following receipt by Parent of written notice from the Company of such breach or (y) any shorter period of time that remains between the date the Company provides written notice of such breach and the End Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied;

(ii) prior to obtaining the Company Shareholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.03(d); provided, that substantially concurrently with such termination, the Company enters into such Alternative Acquisition Agreement and pays to Parent (or one or more of its designees) the Company Termination Fee in accordance with Section 9.03(a);

(iii) prior to obtaining the Company Shareholder Approval, if the Company Board, acting upon the recommendation of the Special Committee, has effected a Change in the Company Recommendation and/or authorized termination of this Agreement other than in response to or in connection with an Acquisition Proposal pursuant to Section 7.03(e); or

(iv) if (A) all the conditions to the Closing contained in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing (but subject to their satisfaction or waiver by the party having the benefit thereof)) or waived by Parent and Merger Sub, (B) Parent and Merger Sub fail to complete the Closing within five (5) Business Days following the date on which the Closing was required to have occurred pursuant to Section 2.02, and (C) the Company has irrevocably notified Parent in writing (x) that all of the conditions set forth in Section 8.03 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing (but subject to their satisfaction or waiver by the party having the benefit thereof)) or waived by the Company and (y) it stands ready, willing and able to consummate the Transactions during such period.

Section 9.02 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 7.04(b), Section 9.03 and Article X which shall remain in full force and effect and (b) subject to Section 9.03(e), nothing in this Section 9.02 shall relieve any party from liability for any knowing and intentional breach prior to such termination of, or fraud committed prior to the termination in connection with, this Agreement.

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Section 9.03 Fees and Expenses.

(a) If this Agreement is validly terminated by

(i) Parent, pursuant to Section 9.01(c); or

(ii) the Company, pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iii),

then in any such event, the Company shall pay to Parent or its designee (A) promptly (but in any event no later than five (5) Business Days after Parent terminates this Agreement pursuant to Section 9.01(c), or (B) the date on which the Company terminates this Agreement pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iii), an amount equal to US$500,000 (the “Company Termination Fee”), which amount shall be payable in cash in immediately available funds, by wire transfer to an account or accounts designated in writing by Parent; provided that in the event this Agreement is terminated by the Company pursuant to Section 9.01(d)(ii), if (x) the Company thereafter enters into an Alternative Acquisition Agreement with respect to a Superior Proposal, (y) the merger or acquisition thereunder fails to proceed due to the failure of one or more of the Rollover Shareholders to approve such transaction, and (z) any party to the Alternative Acquisition Agreement initiates an Action seeking judicial enforcement of the Alternative Acquisition Agreement so that the proposed merger or acquisition would nonetheless be consummated, and such party prevails in such Action, the Company Termination Fee shall mean a fee in the amount equal to US$ 1,000,000.

(b) If this Agreement is terminated by the Company pursuant to Section 9.01(d)(i) or Section 9.01(d)(iv), then in any such event, Parent shall pay or cause to be paid to the Company or its designees promptly (but in any event no later than five (5) Business Days) after the Company validly terminates this Agreement pursuant to Section 9.01(d)(i) or Section 9.01(d)(iv) a termination fee of an amount equal to US$1,000,000 (the “Parent Termination Fee”), which amount shall be payable in cash in immediately available funds, by wire transfer to an account or accounts designated in writing by the Company.

(c) Except as set forth in this Section 9.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated.

(d) The Company and Parent acknowledge that the agreements contained in this Section 9.03 are an integral part of the Transactions and without the agreements contained in this Section 9.03, the parties would not have entered into this Agreement. Accordingly, in the event that the Company or Parent shall fail to pay the Company Termination Fee or Parent Termination Fee, as applicable, when due, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party for such payment, such paying party shall pay the other party its reasonably documented costs and expenses (including reasonable legal fees and expenses) in connection with such Action, together with interest on the amount of (i) the Company Termination Fee or Parent Termination Fee, as applicable, and (ii) such documented costs and expenses at the annual rate of five percent (5%) plus the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

(e) In no event shall (i) the Company be required to pay the Company Termination Fee on more than one occasion or (ii) Parent be required to pay the Parent Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (x) if the Company pays the Company Termination Fee pursuant to Section 9.03(a) and the expenses and interest pursuant to Section 9.03(d), then any such payment shall be the sole and exclusive remedy of a Parent Related Party (as defined below) against the Company and its Subsidiaries, and any of their respective

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former, current or future officers, employees, directors, partners, shareholders, managers, members, Affiliates or successors (the “Company Related Parties”) and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, including the failure of the Merger or the Financing to be consummated or for a breach or failure to perform hereunder or under any Financing Document (whether intentionally, unintentionally, knowingly, willfully or otherwise) or otherwise, (y) if Parent pays the Parent Termination Fee pursuant to Section 9.03(b) and the expenses and interest pursuant to Section 9.03(d), then any such payment shall be the sole and exclusive remedy of a Company Related Party against Parent and Merger Sub and any of their respective former, current or future officers, employees, directors, partners, shareholders, managers, members, Affiliates or successors (the “Parent Related Parties”) and none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, including the failure of the Merger or the Financing to be consummated or for a breach or failure to perform hereunder or under any Financing Document (whether intentionally, unintentionally, knowingly, willfully or otherwise) or otherwise and (z) (A) if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Company Termination Fee pursuant to Section 9.03(a), the amount of such Company Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub in respect of any such breaches of this Agreement and (B) if the Company receives any payments from Parent or Merger Sub in respect of any breach of this Agreement, and thereafter the Company is entitled to receive the Parent Termination Fee under Section 9.03(b), the amount of such Parent Termination Fee shall be reduced by the aggregate amount of any payments made by Parent or Merger Sub to the Company in respect of any such breaches of this Agreement. The provisions of this Section 9.03(e) are intended to be for the benefit of, and shall be enforceable by, each Company Related Party or Parent Related Party, as the case may be. In no event will any party hereto be liable to another party hereto under this Agreement for any consequential or incidental damages, including but not limited to lost profits.

Section 9.04 Amendment. This Agreement may be amended by the parties hereto through an instrument in writing signed by each of the parties hereto and approved by action taken by or on behalf of their respective boards of directors (or in the case of the Company, the Special Committee), at any time prior to the Effective Time; provided, however, that, after the Company Shareholder Approval has been obtained, no amendment may be made that requires further approval by the shareholders of the Company under applicable Law without such approval having been obtained.

Section 9.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall survive the Effective Time except for those covenants and agreements (i) contained in Article II, Article III, Section 7.04(b), Section 7.05, Section 9.03 and this Article X) and (iii) that by their terms are to be performed in whole or in part after the Effective Time.

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Section 10.02 Confidentiality.

(a) Prior to and during the term of this Agreement, each party hereto has disclosed or may disclose to the other party Confidential Information. Subject to Section 10.02(b), unless otherwise agreed to in writing by the disclosing party, the receiving party shall (i) except as required by Law, keep confidential and not disclose or reveal any Confidential Information to any Person other than the receiving party’s Representatives, in each case: (A) who are actively and directly participating in the consummation of the Transactions and (B) whom the receiving party will cause to observe the terms of this Section 10.02, and (ii) not, and shall cause its Representatives not to, use Confidential Information for any purpose other than in connection with the Transactions. Each party acknowledges that such party shall be responsible for any breach of the terms of this Section 10.02 by such party or its Representatives and each Party agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

(b) In the event that the receiving party or any of its Representatives and, in the case of Parent as the receiving Party, any Financing Source or any of their respective Representatives, is requested pursuant to, or required by, Law to disclose any Confidential Information, the receiving party will provide the disclosing party with prompt notice of such request or requirement in order to enable the disclosing party to seek an appropriate protective order or other remedy (and if the disclosing party seeks such an order, the receiving party will provide such cooperation as the disclosing party shall reasonably request), to consult with the receiving party with respect to the disclosing party’s taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 10.02. In the event that such protective order or other remedy is not obtained, or the disclosing party waives compliance, in whole or in part, with the terms of this Section 10.02, the receiving party or its Representative will disclose only that portion of the Confidential Information that the receiving party is advised by counsel is legally required to be disclosed and will cooperate with such disclosing party’s best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

(c) As used in this Agreement, the term “Confidential Information” means any confidential or proprietary information, disclosed prior to or after the date hereof by one party or any of its Affiliates to the other party or any of its Affiliates, concerning the disclosing party’s business, financial condition, proprietary technology, research and development and other confidential matters, including without limitation, any confidential or proprietary information provided under this Agreement or any of the exhibits or schedule attached hereto. Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of this Section 10.02 or other obligation of confidentiality, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or the disclosing party’s Representatives, or (iii) becomes available to the receiving party on a non-confidential basis from a Person (other than the disclosing Party or the disclosing party’s Representatives) who is not prohibited from disclosing such information to the receiving party by a legal, contractual or fiduciary obligation to the disclosing party or any of the disclosing party’s Representatives.

Section 10.03 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

if to Parent or Merger Sub:

John C.K. Sham

12/F., Kin Tech Industrial Building,

26 Wong Chuk Hang Road,

Aberdeen, Hong Kong

Facsimile: 852 2578 8562

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with a copy to:

Stephen Goldstein, Esq.

494 Eighth Avenue, Suite 1000

New York, NY 10001

Facsimile: 212 349 2165

if to the Company:

Barry J. Buttifant

12/F., Kin Tech Industrial Building,

26 Wong Chuk Hang Road,

Aberdeen, Hong Kong

Facsimile: 852 2578 8562

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

45th Floor, Fortune Financial Center

5 Dong San Huan Zhong Lu

Chaoyang District, Beijing

Attention: Ling Huang/Denise Shiu

Facsimile: 86 10 5920 1090/ 86 10 5920 1080

Section 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.05 Entire Agreement; Assignment.

(a) This Agreement, the exhibits and schedules hereto (including the Company Disclosure Schedule), the Guarantee and the Financing Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

(b) No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto; provided that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations. Any purported assignment not permitted under this Section 10.05(b) shall be null and void ab initio.

Section 10.06 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than as set forth in or contemplated by the terms and provisions of Section 7.05 (which is intended to be for the benefit of the Persons covered thereby) and of Section 9.03(e) Section 9.03(d)(which is intended to be for the benefit of the Company Related Parties and the Parent Related Parties).

44

Section 10.07 Specific Performance. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement against the breaching party or parties, without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. Any party seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement or the Financing Documents and to enforce specifically the terms and provisions of this Agreement or the Financing Documents shall not be required to provide any bond or other security in connection with any such order or injunction. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party or of the Financing Documents by any party thereto, the End Date shall automatically be extended by the amount of time during which such Proceeding is pending, plus twenty (20) Business Days. Without limiting the forgoing provisions of this Section 10.07, the parties acknowledge and agree that the Company shall be entitled to obtain an injunction, specific performance or other equitable relief to cause Parent to enforce Mr. Sham’s obligation to fund the full proceeds of the Parent Equity Financing, if (A) all of the conditions to closing contained in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by the party having the benefit thereof)), (B) the Company has delivered to Parent an irrevocable commitment in writing that it would be ready, willing and able to consummate the Closing if the Parent Equity Financing are funded, and (C) Parent and Merger Sub fail to complete the Closing within five (5) Business Days following the date on which the Closing was required to have occurred pursuant to Section 2.02. Notwithstanding anything herein to the contrary, (x) while the parties may pursue both a grant of specific performance and the payment of the amounts set forth in Section 9.03(a), Section 9.03(b) or Section 9.03(d), as applicable, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (y) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other Parent Related Parties or, if such Party is the Company, any other Company Related Parties.

Section 10.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law principles thereof (other than those provisions set forth in this Agreement that are required to be governed by the BVI Companies Act). Subject to the last sentence of this Section 10.08, any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each, a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force as at the date of this Agreement (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or pdf) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

45

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TIMELY STAR LIMITED

By	/s/ John C.K. Sham
Name: John C.K. Sham
Title: Director

TIMELY MERIT LIMITED

By	/s/ John C.K. Sham
Name: John C.K. Sham
Title: Director

GLOBAL-TECH ADVANCED INNOVATIONS INC.

By	/s/ Barry J. Buttifant
Name: Barry J. Buttifant
Title: Chairman of Special Committee

Signature Page to Merger Agreement

ANNEX A-2 THE ARTICLES OF MERGER AND PLAN OF MERGER

Part I: Articles of Merger

Territory of the British Virgin Islands

The BVI Business Companies Act, 2004

ARTICLES OF MERGER

These Articles of Merger entered into on [•] 2016 by Global-Tech Advanced Innovations Inc. (the “Surviving Company”) and Timely Merit Limited (the “Merging Company”) provide as follows:

1	The parties hereto do hereby adopt the Plan of Merger a copy of which is attached as the Schedule hereto, to the intent that the merger shall be effective on [•] 2016 (the “Effective Date”).

2	The Memorandum and Articles of Association of the Surviving Company were registered with the Registrar of Companies in the British Virgin Islands on [10 December 2008].

3	The Memorandum and Articles of Association of the Merging Company were registered with the Registrar of Companies in the British Virgin Islands on [2 July 2015].

4	The Merger and adoption of the new Memorandum and Articles of Association of the Surviving Company was approved for both the Surviving Company and the Merging Company by Resolutions of Directors respectively dated [•] 2016 and [•] 2016.

5	The Merger and adoption of the new Memorandum and Articles of Association of the Surviving Company was approved for both the Surviving Company and the Merging Company by resolutions of Members, respectively dated [•] 2016 and [•] 2016.

6	The Merging Company and the Surviving Company have complied with all the provisions of the laws of the British Virgin Islands to enable them to merge upon the Effective Date.

7	The name of the Surviving Company upon the consummation and effectiveness of this Merger shall remain unchanged.

8	The Memorandum and Articles of Association of the Surviving Company shall be amended and restated in the form attached as the Schedule to the Plan of Merger, as approved by the resolutions as set out above.

In witness whereof the parties hereto have caused these Articles of Merger to be executed on [•] 2016.

SIGNED for and on behalf of	)

Global-Tech Advanced Innovations Inc.	)	[•]

by		)	Director

SIGNED for and on behalf of	)

Timely Merit Limited	)	[•]

by		)	Director

Schedule

Plan of Merger

Part II: Plan of Merger

Territory of The British Virgin Islands

The BVI Business Companies Act, 2004

PLAN OF MERGER

This Plan of Merger is made on [•] 2016 between Global-Tech Advanced Innovations Inc. (the “Surviving Company”), a limited liability company registered under the BVI Business Companies Act, 2004 (as amended) (the “Act”) and Timely Merit Limited (the “Merging Company”) a limited liability company registered under the Act.

Whereas the Merging Company is a BVI Business Company registered and existing under and by virtue of the Act and is entering into this Plan of Merger pursuant to the provisions of section 170 of the Act.

Whereas the Surviving Company is a BVI Business Company registered and existing under and by virtue of the Act and is entering into this Plan of Merger pursuant to the provisions of section 170 of the Act.

Whereas the directors of the parties hereto deem it desirable and in the best interest of the companies and their members, as the case may be, that the Merging Company be merged into the Surviving Company.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies to this plan of Merger are the Surviving Company and the Merging Company.

2	The Surviving Company is Global-Tech Advanced Innovations Inc.

3	The Surviving Company has [•] ordinary shares in issue, all of which are entitled to vote on the merger as one class.

4	The Merging Company has [ten (10)] ordinary shares in issue, all of which are entitled to vote on the merger as one class.

5	Upon the merger, the separate corporate existence of the Merging Company shall cease and the Surviving Company shall become the owner, without other transfer, of all the rights and property of the Merging Company and the Surviving Company shall become subject to all liabilities obligations and penalties of the constituent companies.

6	The terms and conditions of the Merger are as follows:

(a)	each ordinary share, of no par value, issued and outstanding in the Merging Company on the effective date of the Merger shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, of no par value, in the Surviving Company;

(b)	each ordinary share, of a par value of US$0.04 each, issued and outstanding in the Surviving Company on the effective date of the Merger, other than Excluded Share (as defined below) and Dissenting Shares (as defined below), shall be cancelled and cease to exist in exchange for the right to receive US$8.85 in cash per share without interest;

(c)	Each of the Excluded Shares shall be automatically cancelled and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(d)	Each of the Dissenting Shares shall be cancelled and cease to exist following payment of its fair value in accordance with Section 179 of the Act, and each holder of Dissenting Shares shall be entitled to receive only the payment of the fair value of its Dissenting Shares in accordance with the provisions of Section 179 of the Act.

“Dissenting Shares” means ordinary shares in the Surviving Company owned by holders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger and to receive payment of the fair value of their shares pursuant to Section 179 of the Act.

“Excluded Shares” means, collectively, (a) ordinary shares in the Surviving Company legally or beneficially owned by Mr. John C.K. Sham, Wing Shing Holdings Company Limited, [Hui Shun Chi, Tsai Meng Chen or Sham Estee M.Y.] and (b) ordinary shares in the Surviving Company held by the Surviving Company or any of its subsidiaries (if any).

7	The Memorandum and Articles of Association of the Surviving Company shall be amended and restated in the form attached as the Schedule hereto.

8	This Plan of Merger shall be submitted to the members of both the Surviving Company and Merging Company for their approval by a resolution of members.

9	The merger shall be effective as provided by the laws of the British Virgin Islands.

10	This Plan of Merger may be executed in counterparts.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on [•] 2016.

SIGNED for and on behalf of	)

Global-Tech Advanced Innovations Inc.	)

by		)	Director

SIGNED for and on behalf of	)

Timely Merit Limited	)

by		)	Director

Schedule

Amended and Restated Memorandum and Articles of Association of the Surviving Company

ANNEX B: OPINION OF HOULIHAN LOKEY (CHINA) LIMITED, THE SPECIAL COMMITTEE’S

FINANCIAL ADVISOR

December 3, 2015

The Special Committee of the Board of Directors of Global-Tech Advanced Innovations, Inc.

Kin Teck Industrial Building

12th Floor

26 Wong Chuk Hang Road

Aberdeen, Hong Kong

Dear Members of the Special Committee:

We understand that Timely Star Limited (“Parent”), Timely Merit Limited, a wholly owned subsidiary of Parent (“Merger Sub”), and Global-Tech Advanced Innovations, Inc. (the “Company”) propose to enter into the Agreement (as defined below) pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Transaction”) and each issued and outstanding ordinary share, par value US$0.04 per share, of the Company (each, a “Share”, and collectively, the “Shares”), other than the Excluded Shares (as defined below), shall be cancelled and cease to exist in consideration for the right to receive US$8.85 in cash per Share without interest (the “Merger Consideration”). “Excluded Shares shall mean (i) the Rollover Shares (as defined in the Agreement), (ii) the Shares held by the Company or any of their Subsidiaries, and (iii) the Dissenting Shares (as defined in the Agreement).

The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey (China) Limited (“Houlihan Lokey”) provide an opinion (this “Opinion”) to the Committee as to whether, as of the date hereof, the Merger Consideration to be received in the Transaction by holders of the Shares (other than holders of the Excluded Shares), is fair, from a financial point of view, to such holders.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the draft dated December 2, 2015 of the Agreement and Plan of Merger to be entered into among Parent, Merger Sub and the Company (the “Agreement”);

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending March 31, 2016 through 2020 (the “Management Projections”);

The Special Committee of the Board of Directors of Global-Tech Advanced Innovations, Inc.

December 3, 2015

4.	reviewed a liquidation analysis prepared by the management of the Company based on the Company’s consolidated balance sheet as of September 30, 2015 (the “Liquidation Analysis”);

5.	spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

6.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

7.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

8.	reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Management Projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Further, management of the Company has advised us that (i) the Management Projections provided to us are the only projections prepared by management of the Company (or any affiliated entity) in connection with the Transaction, (ii) they have not received, reviewed, approved, commented on or otherwise contributed to any other projections or similar information prepared by any other party in connection with the Transaction, nor have they updated or otherwise revised the Management Projections since the last date they were provided to Houlihan Lokey and (iii) to the best of their knowledge and belief, no other projections or similar information have been provided to any party involved in the Transaction, and the Committee has received all projections and/or similar information that have been received by any other party involved in the Transaction.

We have relied upon and assumed, with the consent of the Committee, that the Liquidation Analysis, including the underlying assumptions as to the recovery rate of the Company’s assets and liabilities, its contractual obligations and estimated wind down charges, were reasonably prepared based on the best currently available estimates and judgments as to the matters covered thereby. It was represented to us, and we have relied upon and assumed, with the consent of the Committee, that there are no other businesses, operations, assets or properties of the Company, off balance sheet or otherwise, or liabilities or obligations of the Company (whether fixed, contingent or otherwise) that have been or are expected to be settled, assumed, guaranteed or discharged by any third party, that could reasonably be expected to be for the benefit of the Company, other than those disclosed to us or set forth in the Liquidation Analysis and the Management Projections.

2

The Special Committee of the Board of Directors of Global-Tech Advanced Innovations, Inc.

December 3, 2015

We understand that holders of the Rollover Shareholders have indicated that they are only willing to consider entering into an agreement with Parent and amongst themselves in relation to the Transaction and have no interest in entering into any agreement, arrangement or understanding with other parties as an alternative thereto. It was represented to us that Mr. John C.K. Sham (the “Chairman”) has sufficient cash on hand to fulfill his equity commitments to Parent as they become due to complete the Transaction without debt financing or the use of the Company’s cash balances towards payment of the Merger Consideration, and that the Chairman has provided a guarantee in favor of the Company to guarantee the due and punctual payment, performance and discharge of the obligations of Parent and Merger Sub under the Agreement.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Merger Consideration pursuant to the Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have been directed by the Committee not to and, therefore, we did not (a) initiate or participate in any negotiations with (other than participating in negotiations with the parties to the Transaction), or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, or (b) advise the Committee, the Board or any other party with respect to alternatives to the Transaction.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to, or whether to tender Shares in connection with, the Transaction or otherwise.

3

The Special Committee of the Board of Directors of Global-Tech Advanced Innovations, Inc.

December 3, 2015

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Company, other participants in the Transaction or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion is issued in the English language and reliance may only be placed on this Opinion as issued in the English language. If any translations of this Opinion are delivered, they are provided only for ease of reference, have no legal effect and Houlihan Lokey makes no representation as to (and accepts no liability in respect of) the accuracy or completeness of any such translations.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to

4

The Special Committee of the Board of Directors of Global-Tech Advanced Innovations, Inc.

December 3, 2015

the Transaction, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received in the Transaction by holders of the Shares (other than holders of the Excluded Shares), is fair, from a financial point of view, to such holders.

Very truly yours,

HOULIHAN LOKEY (CHINA) LIMITED

5

ANNEX C: BVI BUSINESS COMPANIES ACT, 2004 — SECTION 179

179. (1) A member of a company is entitled to payment of the fair value of his shares upon dissenting from:

(a) a merger, if the company is a constituent company, unless the company is the surviving corporation and the member continues to hold the same or similar shares;

(b) a consolidation, if the company is a constituent company;

(c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including:

(i) a disposition pursuant to an order of the Court having jurisdiction in the matter,

(ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition, or

(iii) a transfer pursuant to the power described in section 28(2);

(d) a redemption of his shares by the company pursuant to section 176; and

(e) an arrangement, if permitted by the Court.

(2) A member who desires to exercise his entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorised by written consent of members without a meeting.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the action is taken.

(4) Within 20 days immediately following the date on which the vote of members authorising the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorisation or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing to, the proposed action.

(5) A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating

(a) his name and address;

(b) the number and classes of shares in respect of which he dissents; and

(c) a demand for payment of the fair value of his shares;

and a member who elects to dissent from a merger under section 172 shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 172.

(6) A member who dissents shall do so in respect of all shares that he holds in the company.

(7) Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

(8) Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving corporation or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

(9) If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply:

(a) the company and the dissenting member shall each designate an appraiser;

(b) the two designated appraisers together shall designate an appraiser;

(c) the three appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

(d) the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

(10) Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving corporation, they shall be available for reissue.

(11) The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

(12) Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 176 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 176 to redeem its shares.

2

ANNEX D: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1.	Directors and Executive Officers of the Company

The Company is a company with limited liability incorporated under the laws of the British Virgin Islands with its principal business address at 12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong. The telephone number of the Company’s principal executive office is (852) 2814-0601. The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
John C.K. Sham	12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong	Chairman, Chief Executive Officer, Acting Chief Financial Officer and Director(1)	Canadian
Brian Yuen	445 Fifth Avenue, Apartment 30C, New York 10016, U.S.A.	Chief Executive Officer, Global-Tech USA, Inc. and Director(2)	United States
Barry J. Buttifant	5/F., Ho Lee Commercial Bldg., 38-44 D’Aguliar Street, Central, Hong Kong	Director(3)	HKSAR
Ken Ying-Keung Wong	309, Kam Wing House, Kam Hay Court, Ma On Shan, Hong Kong	Director(4)	Canadian
Patrick Po-On Hui	C/O, Iu Lai & Li Solicitors & Notaries, Rm 2201, 2201A & 2202, 22/F., Tower 1 Amiralty Centre, 18 Harcourt Road, Hong Kong	Director(5)	Chinese

(1)	Mr. John C.K. Sham has served as the Company’s chairman since September, 2012 and the Company’s president and chief executive officer since June, 1992. He has served as a director of Global-Tech since July, 1991 and assumed the role of acting chief financial officer since April 1, 2011.
(2)	Mr. Brian Yuen has served as a director of the Company since August, 1997 and has been the chief executive officer of the Company’s subsidiary, Global-Tech USA, Inc., since October, 1997.
(3)	Dr. Barry John Buttifant has served as a director of the Company since November, 2003. In addition, Dr. Buttifant is currently an independent adviser to MCL Financial Group Ltd and an independent non-executive director of Giordano International Limited, a listed company on the Stock Exchange of Hong Kong. Dr. Buttifant also serves as a non-executive director of China Nepstar Chain Drugstore Ltd., which is New York Stock Exchange listed public company. Dr. Buttifant has been an executive director of Hsin Chong Construction Group Ltd. (“HCCG”), and a non-executive director of Synergis Holdings Limited (“Synergis”), a subsidiary of HCCG since 2011, all of which are listed on the Stock Exchange of Hong Kong but resigned in February, 2014. Prior to that, Dr. Buttifant was a chief executive officer of IDT International Limited in 2010.
(4)	Dr. Ken Ying-Keung Wong has served as a director of the Company since June, 2001. In addition to serving as a director of the Company, Dr. Wong has maintained a medical practice in Hong Kong since 1995 and has been a medical doctor at Alberta, Canada since 1976.
(5)	Mr. Patrick Po-On Hui has served as a director of the Company since March, 2000. In addition, Mr. Hui is a practicing attorney and has been a partner at Messrs. Iu, Lai & Li since June, 2011.

During the last five years, none of the Company, or any of our directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.	Directors and Executive Officers of Parent

Parent is a company with limited liability incorporated under the laws of the British Virgin Islands with its registered office located at Unit 8, 3/F., Qwomar Trading Complex, Blackburne Road, Port Purcell, Road Town, Tortola, British Virgin Islands VG1110. The telephone number of Parent is (852) 2814-0601.

The name, title, business address, present principal employment and citizenship of the directors and executive officers of Parent are set forth below.

Name	Title	Business Address	Present Principal Employment	Citizenship
Vincent Ming Fai Sham	Chairman	12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong,	Assistant to General Manager of Pentalpha Medical Limited(1)	Canadian
John C.K. Sham	Director	12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong	Chairman, Chief Executive Officer, Acting Chief Financial Officer and Director of Global Tech Advanced Innovations Inc. (2)	Canadian

(1)	Mr. Vincent Ming Fai Sham, has served as assistant to general manager of Pentalpha Medical Limited since June, 2015. Prior to that time, Mr. Vincent Ming Fai Sham was a student at Fordham University.
(2)	Mr. John C.K. Sham has served as the chairman of Global Tech Advanced Innovations Inc. since September, 2012 and president and chief executive officer since June, 1992. He has served as a director of Global-Tech since July, 1991 and assumed the role of and has served as acting chief financial officer since April 1, 2011.

During the last five years, none of Parent or any of its director and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.	Directors and Executive Officers of Merger Sub

Merger Sub is a company with limited liability incorporated under the laws of the British Virgin Islands with its registered office located at Unit 8, 3/F., Qwomar Trading Complex, Blackburne Road, Port Purcell, Road Town, Tortola, British Virgin Islands VG1110. The telephone number of Parent is (852) 2814-0601.

The name, title, business address, present principal employment and citizenship of the directors and executive officers of Merger Sub are set forth below.

Name	Title	Business Address	Present Principal Employment	Citizenship
John C.K. Sham	Chairman and Director	12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong	Chairman, Chief Executive Officer, Acting Chief Financial Officer and Director of Global Tech Advanced Innovations Inc. (1)	Canadian

(1)	Mr. John C.K. Sham has served as the chairman of Global Tech Advanced Innovations Inc. since September, 2012 and president and chief executive officer since June, 1992. He has served as a director of Global-Tech since July, 1991 and assumed the role of and has served as acting chief financial officer since April 1, 2011.

During the last five years, none of Merger Sub or any of its director and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.	Directors and Executive Officers of Wing Shing Holdings Company Limited

Wing Shing Holdings Company Limited is a company with limited liability incorporated under the laws of the British Virgin Islands with its registered office located at P.O. Box 3340, Road Town, Tortola, British Virgin Islands. The telephone number of Wing Shing Holdings Company Limited is (852) 2814-0601.

The name, title, business address, present principal employment and citizenship of the directors and executive officers of Wing Shing Holdings Company Limited are set forth below.

Name	Title	Business Address	Present Principal Employment	Citizenship
John C.K. Sham	Chairman and Director	12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong	Chairman, Chief Executive Officer, Acting Chief Financial Officer and Director of Global Tech Advanced Innovations Inc. (1)	Canadian

(1)	Mr. John C.K. Sham has served as the chairman of Global Tech Advanced Innovations Inc. since September, 2012 and president and chief executive officer since June, 1992. He has served as a director of Global-Tech since July, 1991 and assumed the role of and has served as acting chief financial officer since April 1, 2011.

During the last five years, none of Wing Shing Holdings Company Limited or any of its director and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX E: SUPPORT AGREEMENT

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of December 4, 2015, by and among Timely Star Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), and certain shareholders of Global-Tech Advanced Innovations Inc., a company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), listed on Schedule A hereto (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”, and together with Parent, the “parties”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, Timely Merit Limited, a company with limited liability incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, each Rollover Shareholder is the registered owner and beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of such number of common shares, par value $0.04 per share, of the Company (the “Shares”), as set forth in the column titled “Owned Shares” opposite such Rollover Shareholder’s name on Schedule A (collectively, the “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger (the “Transaction”), each Rollover Shareholder agrees to (a) the cancellation of the Rollover Shares owned by such Rollover Shareholder for nil consideration in the Merger, and (b) subscribe for, or cause its Affiliate to subscribe for, the number of newly issued ordinary shares of Parent as set forth in the column titled “Parent Shares” opposite such Rollover Shareholder’s name on Schedule A (the “Parent Shares”) in accordance with the terms of this Agreement;

WHEREAS, each Rollover Shareholder agrees to vote or cause to be voted all of the Rollover Shares owned by such Rollover Shareholder in accordance with the terms of this Agreement;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the Transaction, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Rollover Shareholders hereby agree as follows:

1. Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, at the Closing and without further action by the Rollover Shareholders, each Rollover Share shall be cancelled in accordance with the terms of the Merger Agreement.

2. Subscription and Issuance of Parent Shares. Immediately prior to the Closing, each Rollover Shareholder shall subscribe, or shall cause its Affiliate to subscribe, and Parent shall issue to such Rollover Shareholder or its Affiliate, as the case may be, for consideration of par value per share payable in cash upon such issuance, the number of Parent Shares in the column titled “Parent Shares” set forth opposite such Rollover Shareholder’s name on Schedule A. Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of the Parent Shares shall constitute complete satisfaction of all obligations due to such Rollover Shareholder by Parent and Merger Sub and (b) such Rollover Shareholder shall have no right to any Merger Consideration in respect of its Rollover Shares.

3. Closing of Subscription for Parent Shares. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 8.01 and 8.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby shall take place on a date mutually agreed by the parties no later than one (1) Business Day prior to the Closing.

4. Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, the Rollover Shareholders and any of the Affiliates and agents of the Rollover Shareholders holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons’ possession, for disposition in accordance with the terms of this Agreement (the “Share Documents”). The Share Documents shall be held by Parent or any agent authorized by Parent until the Closing.

5. Voting of the Shares; Proxy Card.

(a) Each Rollover Shareholder hereby irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms, at any Company Shareholders’ Meeting or any other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in (i)-(v) hereof is considered (and any adjournment or postponement thereof), such Rollover Shareholder and each of its Affiliates that acquires beneficial ownership of any Shares of the Company after the date hereof and prior to the termination of this Agreement will appear at such meeting or otherwise cause the Rollover Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) the Rollover Shares (i) in favor of the approval of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof, (ii) in favor of any matters necessary for the consummation of the Transaction, (iii) against the approval of any Acquisition Proposal or the approval of any other action contemplated by an Acquisition Proposal, (iv) against any action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interface with, delay or postpone, discourage or adversely affect the Merger Agreement or the Transaction and (v) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement, or of any Rollover Shareholder contained in this Agreement. As used in this Agreement, “beneficially own” or “beneficial ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

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(b) Subject to applicable Laws, each Rollover Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written consent, if applicable) the Rollover Shares in accordance with this Section 5 at any Company Shareholders’ Meeting or any other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in this Section 5 is to be considered. Each Rollover Shareholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Rollover Shareholder prior to the execution of this Agreement in respect of the voting of the Rollover Shares owned by such Rollover Shareholder, if any, are not irrevocable and such Rollover Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Rollover Shares owned by such Rollover Shareholder. Each Rollover Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(c) Each Rollover Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Rollover Shareholder under this Agreement. Each Rollover Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and is intended to be irrevocable prior to the termination of this Agreement in accordance with its terms. If for any reason the proxy granted herein is not irrevocable, then each Rollover Shareholder agrees to vote the Rollover Shares beneficially owned by such Rollover Shareholder in accordance with this Section 5.

6. Irrevocable Election.

(a) The execution of this Agreement by the Rollover Shareholders evidences, subject to Section 9 and the proviso in Section 22, the irrevocable election and agreement by the Rollover Shareholders to the cancellation of their respective Rollover Shares, the subscription for Parent Shares and the voting of the Rollover Shares, in each case on the terms and conditions set forth herein. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 9, such Rollover Shareholder shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) offer for sale, sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Rollover Shares or any right, title or interest thereto or therein (including by operation of law), including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Rollover Shares and that (A) has, or would reasonably be expected to have, the effect of reducing or limiting such Rollover Shareholder’s economic interest in such Rollover Shares and/or (B) grants a third party the right to vote or direct the voting of such Rollover Shares (any such transaction, a “Derivative Transaction”), (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement with respect to any Rollover Shares, (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void ab initio.

(b) Each Rollover Shareholder further covenants and agrees, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any Shares with respect to which beneficial ownership is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement, and Schedule A shall be deemed amended accordingly.

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(c) Unless required by law or legal process, each Rollover Shareholder shall not, and shall cause his or her Affiliates and Representatives not to, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent. Each Rollover Shareholder (i) consents to and authorizes the publication and disclosure by Parent and the Company of such Rollover Shareholder’s identity and ownership of the Rollover Shares and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent or the Company reasonably determines in its good faith judgment is required to be disclosed by law (including the rules and regulations of the U.S. Securities and Exchange Commission) in any press release, any Current Report on Form 6-K, the Proxy Statement, the Schedule 13E-3 and any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Authority in connection with the Merger Agreement (or the transactions contemplated thereby) and (ii) agrees promptly to give to Parent and the Company any information it may reasonably request for the preparation of any such documents.

7. Representations and Warranties of the Rollover Shareholders. Each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to Parent, and to each other, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing:

(a) Ownership of Shares. (i) Such Rollover Shareholder (A) is and will be the owner of, and has and will have good and valid title to, the Rollover Shares, free and clear of Encumbrances other than as created by this Agreement; and (B) has and will have sole or shared (together with Affiliates controlled by such Rollover Shareholder) voting power, power of disposition and power to demand dissenter’s rights (if applicable), in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities laws, laws of the British Virgin Islands, laws of the People’s Republic of China and the terms of this Agreement; (ii) the Rollover Shares will not be subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement; and (iii) such Rollover Shareholder has not Transferred any Rollover Shares pursuant to any Derivative Transaction. As of the date hereof, other than the Rollover Shares, such Rollover Shareholder does not own any Shares of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that will be in effect as of the Closing with respect to any Rollover Shares, except as contemplated by this Agreement.

(b) Standing and Authority. Each such Rollover Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform such Rollover Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Rollover Shareholder is married, and any of the Rollover Shares of such Rollover Shareholder constitutes community property or otherwise needs spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Shareholder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder’s spouse, enforceable against such Rollover Shareholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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(c) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof will (A) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected to the extent the same would adversely impact the ability of the Rollover Shareholder to carry out its obligations hereunder, (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets to the extent the same would adversely impact the ability of the Rollover Shareholder to carry out its obligations hereunder, or (D) require the consent or approval of any other Person.

(d) Litigation. There is no action, suit, investigation, complaint or other Action pending against any such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of its obligations under this Agreement.

(e) Reliance. Such Rollover Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Shareholder contained herein.

(f) Receipt of Information. Such Rollover Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Shares. Such Rollover Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

8. Representations and Warranties of Parent. Parent represents and warrants to each Rollover Shareholder that:

(a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Shareholders subject to the proviso in Section 22, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the British Virgin Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of

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the provisions hereof will (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected to the extent the same would adversely impact the ability of Parent to carry out its obligations hereunder, (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets to the extent the same would adversely impact the ability of Parent to carry out its obligations hereunder, or (D) require the consent or approval of any other Person.

(c) Issuance of Parent Shares. The Parent Shares to be issued under this Agreement shall have been duly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all Encumbrances, preemptive rights, rights of first refusal, subscription and similar rights (other than restrictions arising under any applicable securities laws or agreements entered into by all of the Rollover Shareholders) when issued.

9. Termination. This Agreement, and the obligations of the Rollover Shareholders hereunder, will terminate immediately upon the valid termination of the Merger Agreement in accordance with its terms; provided, however, that the provisions set forth in Sections 6(c) and 10 through 24 hereof shall survive the termination of this Agreement; provided further, that Parent shall promptly return any Share Documents that have been delivered to Parent prior to such termination to the Rollover Shareholders at their respective addresses set forth on Schedule A.

10. Further Assurances. Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to perform its obligations in accordance with the terms of this Agreement.

11. Amendments and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto.

12. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

13. Survival of Representations and Warranties. All representations, warranties and agreements of the Rollover Shareholders or Parent contained herein shall survive the execution and delivery of this Agreement, the issuance of the Parent Shares and the consummation of the transactions contemplated hereby.

14. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14):

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(i)	If to a Rollover Shareholder, in accordance with the contact information set forth next to such Rollover Shareholder’s name on Schedule A.

If to Parent:

John C.K. Sham

12/F., Kin Teck Industrial Building,

26 Wong Chuk Hang Road,

Aberdeen, Hong Kong

15. Entire Agreement. This Agreement (together with the Merger Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

16. Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the parties hereto; provided, however, that the Company is an express third party beneficiary of this Agreement.

17. Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the Laws of the British Virgin Islands, the Laws of the British Virgin Islands shall apply with respect to such provision.

18. Arbitration. Subject to the last sentence of this Section 18, any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each, a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force as at the date of this Agreement (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

19. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that a Rollover Shareholder may assign its rights under this Agreement to one or more of its Affiliates without the prior written consent of the other parties; provided further, that no assignment will relieve the assignor of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

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20. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party hereby waives (a) any defense in any action for specific performance that a remedy at Law would be adequate, and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

21. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

22. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart; provided, however, that if any Rollover Shareholder fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

23. Headings. The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

24. No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature Page to Follow]

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IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

Timely Star Limited

By:	/s/ John C.K. Sham
Name: John C.K. Sham
Title: Director

Rollover Shareholders:

Mr. John C.K. Sham

/s/ John C.K. Sham

Wing Shing Holdings Company Limited

By:	/s/ John C.K. Sham
Name: John C.K. Sham
Title: Director

Hui Shun Chi

/s/ Hui Shun Chi

Jenny Tsai

/s/ Jenny Tsai

Estee Sham

/s/ Estee Sham

Support Agreement

Signature Page

SCHEDULE A

As of November 12, 2015

Shareholder	Address/Facsimile	Owned Shares	Parent Shares
Mr. John C.K. Sham	House 50, Cedar Drive, Redhill Peninsula, 18 Pak Pat Shan Road, Tai Tam, Hong Kong/ john.sham@globalrich- intl.com.hk	143,577	1,436
Wing Shing Holdings Company Limited	P.O.Box 3340, Road Town, Tortola, British Virgin Islands/ (852)25540349	688,798	6,888
Hui Shun Chi	Flat C 20/F, The Broadville, 4 Broadwood Road, Happy Valley, Hong Kong/ (852)25540349	600,000	6,000
Jenny Tsai	House 50, Cedar Drive, Redhill Peninsula, 18 Pak Pat Shan Road, Tai Tam, Hong Kong/ (852)25540349	300,000	3,000
Estee Sham	Flat C 20/F, The Broadville, 4 Broadwood Road, Happy Valley, Hong Kong/ (852)25540349	300,000	3,000

[SCHEDULE A TO SUPPORT AGREEMENT]

ANNEX F: GUARANTEE

Execution Version

GUARANTEE

This GUARANTEE, dated as of December 4, 2015 (this “Guarantee”), by John C.K. Sham, President and Chief Executive Officer of Global-Tech Advanced Innovations Inc. (the “Guarantor”), in favor of Global-Tech Advanced Innovations Inc., a company with limited liability incorporated under the laws of the British Virgin Islands (the “Guaranteed Party”).

1. GUARANTEE. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement) among Timely Star Limited (“Parent”), Timely Merit Limited (“Merger Sub”) and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantor, intending to be legally bound, as primary obligor and not merely as surety, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party the due and punctual payment, observance, performance and discharge of all of the obligations, covenants and agreements of Parent and Merger Sub to the Guaranteed Party under the Merger Agreement strictly in accordance therewith (the “Guaranteed Obligations”). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance upon the execution of this Guarantee.

If Parent fails to discharge any Guaranteed Obligations when due, then the Guarantor shall, on the Guaranteed Party’s demand, forthwith pay, observe, perform and discharge, or cause to be paid, observed, performed and discharged, all of the Guaranteed Obligations, free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except only for any offset, defense, claim or counterclaim of any kind which Parent is entitled to under the Merger Agreement, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent has failed to pay, observe, perform and discharge the Guaranteed Obligations, take any and all actions available hereunder to enforce the Guarantor’s obligations hereunder in respect of such Guaranteed Obligations.

In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Guaranteed Obligations, regardless of whether any such action is brought against Parent or whether Parent is joined in any such action or actions.

2. NATURE OF GUARANTEE. Subject to Paragraph 1 above, the Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub (except in the case where this Guarantee is terminated in accordance with Section 8 hereof). Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever, this Guarantee shall continue to be effective or be reinstated, as the case may be, and the Guarantor shall remain liable hereunder as if such payment had not been made. This Guarantee is a guarantee of payment and not of collection.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also enter into any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement, without in any way impairing or affecting the Guarantor’s obligations under this Guarantee or affecting the validity or enforceability of this Guarantee. The liability of the Guarantor under this Guarantee shall be absolute, irrevocable and unconditional irrespective of, and the Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (except in the case where this Guarantee is terminated in accordance with Section 8 hereof): (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or the Guarantor; ; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any extension, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof; (c) any change in the legal existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations, to or from this Guarantee, the Merger Agreement or any related agreement or document; (f) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise (other than defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement); (g) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; (h) any change in the applicable Law of any jurisdiction; or (i) any present or future action of any Governmental Authority amending, varying, reducing or otherwise affecting or purporting to amend, vary, reduce or otherwise affect, any of the obligations of Parent or Merger Sub under the Merger Agreement or of the Guarantor under this Guarantee. To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party; provided that to the extent any terms of the Merger Agreement limit the damages of Parent or Merger Sub or the payments due from them thereunder, such limit will also apply to the obligations of Guarantor hereunder. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices to Parent pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement and all suretyship defenses generally (other than defenses to the payment of Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement or breach by the Guaranteed Party of this Guarantee). The Guarantor acknowledges that he will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guarantee or any other agreement in connection herewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent, Merger Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise

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any such rights unless and until the Guaranteed Obligations shall have been satisfied in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by the Guarantor under this Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Guarantee, whether matured or unmatured, or to be held as collateral for Guaranteed Obligations thereafter arising.

Notwithstanding anything to the contrary contained in this Guarantee or otherwise, the Guaranteed Party hereby agrees that the Guarantor shall have all defenses to the payment of his obligations under this Guarantee that would be available to Parent or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations.

4. NO WAIVER: CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent or Merger Sub or any other Person liable for any Guaranteed Obligations prior to proceeding against Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent, Merger Sub or any other Person shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as matter of Law, of the Guaranteed Party. Nothing in this Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Guaranteed Party.

5. REPRESENTATIONS AND WARRANTIES.

The Guarantor hereby represents and warrants that:

(a) he has the requisite power and authority to execute, deliver and perform this Guarantee and the execution, delivery and performance of this Guarantee do not contravene any Law, order, decree, judgment or contractual restriction binding on the Guarantor or his assets;

(b) all consents or approvals of, or filings, declarations or registrations with, any Governmental Authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made;

(c) assuming due execution and delivery of the Merger Agreement and this Guarantee by the Guaranteed Party, this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

(d) he has the financial capacity to pay and perform his obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill his obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof.

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The Guaranteed Party hereby represents and warrants that:

(a) it is a corporation, validly existing and in good standing under the Laws of the British Virgin Islands, it has the requisite corporate or other power and authority to execute, deliver and perform this Guarantee, and the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guaranteed Party’s memorandum and articles of association, or any Law, order, decree, judgment or contractual restriction applicable to or binding on the Guaranteed Party or its assets;

(b) all consents or approvals of, or filings, declarations or registrations with, any Governmental Authority necessary for the due execution, delivery and performance of this Guarantee by the Guaranteed Party have been obtained or made; and

(c) assuming due execution and delivery of the Merger Agreement by all parties thereto and of this Guarantee by the Guarantor, this Guarantee constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

6. NO ASSIGNMENT. The Guarantor may not assign his rights, interests or obligations hereunder, in whole or in part, to any other Person (whether by operation of Law or otherwise) without the prior written consent of the Guaranteed Party. Any purported assignment in violation of the provisions of this Guarantee shall be null and void ab initio.

7. NOTICES. All notices, requests, claims, demands and other communications under this Guarantee shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Guarantee), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7):

if to the Guarantor:

John C.K. Sham

Address: House 50, Cedar Drive, Redhill Penisula,

  18 Pak Pat Shan Road,

  Tai Tam, Hong Kong

with a copy (which shall not constitute notice) to:

Stephen Goldstein, Esq.

Address: 494 Eighth Avenue, Suite 1000

    New York, NY 10001

Facsimile: 1 646 349 2165

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if to the Guaranteed Party:

Barry J. Buttifant

Address: 12/F., Kin Teck Industrial Building,

    26 Wong Chuk Hang Road,

    Aberdeen, Hong Kong

Facsimile: 852 2578 8562

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

Address: 45th Floor, Fortune Financial Center

    5 Dong San Huan Zhong Lu

    Chaoyang District, Beijing

Attention: Ling Huang/Denise Shiu

Facsimile: 86 10 5920 1090/ 86 10 5920 1080

8. CONTINUING GUARANTEE. Unless terminated pursuant to this Section 8, this Guarantee may not be revoked or terminated and shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid in full. Notwithstanding the foregoing, or anything express or implied in this Guarantee or otherwise, this Guarantee shall terminate and the Guarantor shall have no further obligations under or in connection with this Guarantee as of the earliest of: (a) the Effective Time, if the Closing is consummated and all amounts to be paid by Parent pursuant to the Merger Agreement are so paid; (b) termination of the Merger Agreement in accordance with its terms under circumstances where no Parent Termination Fee or any other amount is payable and (c) the twelve (12) month anniversary after the termination of the Merger Agreement in accordance with its terms under circumstances where the Parent Termination Fee would be payable (unless, in the case of clause (c) above, the Guaranteed Party shall have initiated a claim or proceeding against the Guarantor under and pursuant to this Guarantee prior to such termination, in which case this Guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof).

9. GOVERNING LAW; JURISDICTION. THIS GUARANTEE, THE RIGHTS OF THE PARTIES UNDER OR IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATED TO ANY OF THE FOREGOING, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF. Subject to the last sentence of this Section 9, any dispute, controversy or claim arising out of or relating to this Guarantee or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Guarantee) (each, a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force as at the date of this Guarantee (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

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10. COUNTERPARTS. This Guarantee may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart of this Guarantee by facsimile transmission or by email shall constitute valid and sufficient delivery thereof.

11. THIRD PARTY BENEFICIARIES. This Guarantee shall be binding upon, inure solely to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein.

12. MISCELLANEOUS.

(a) This Guarantee, the Merger Agreement, the Equity Commitment Letter and the Support Agreement: (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Guarantee, and (ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies whatsoever. No amendment, modification or supplement of this Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor in connection with this Guarantee except as expressly set forth herein by the Guarantor. The Guarantor is not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Guarantee except as expressly set forth herein by the Guaranteed Party.

(b) If any term, provision, covenant or restriction of this Guarantee is held by a court of competent jurisdiction to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Guarantee shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Guarantee so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and Representatives not to assert, that this Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c) The descriptive headings herein are inserted for convenience of reference only and will not affect the meaning or interpretation of this Guarantee.

(d) All parties acknowledge that each party and its counsel have reviewed this Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guarantee.

(e) The Guarantor agrees to pay on demand all expenses (including fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (i) the Guarantor (A) asserts in any litigation or other proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, (B) fails to pay any of the Guaranteed Obligations in accordance with the terms of this Guarantee or (C) otherwise breaches any of his obligations under this Guarantee, and (ii) the Guaranteed Party prevails in such litigation or other proceeding; provided that in no event shall any such amount paid by the Guarantor under this Section 12(e) reduce in any way the Guarantor’s liability for the Guaranteed Obligations pursuant to Section 1. Should the Guaranteed Party commence any Action to enforce this Guarantee and the Guarantor prevails in such Action, the Guaranteed Party will pay on demand all expenses (including fees and expenses of counsel) incurred by the Guarantor in connection with such Action.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first written above by him or his representative thereunto duly authorized.

John C.K. Sham

By:	/s/ John C.K. Sham

[GUARANTEE SIGNATURE PAGE]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

Global-Tech Advanced Innovations Inc.

By:	/s/ Barry J. Buttifant
Name: Barry J. Buttifant
Title: Chairman of Special Committee

[GUARANTEE SIGNATURE PAGE]

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF GLOBAL-TECH ADVANCED INNOVATIONS INC.

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 17, 2016

PROXY	PROXY

GLOBAL-TECH ADVANCED INNOVATIONS INC.

(Solicited on behalf of the Board of Directors)

The undersigned holder of common shares of Global-Tech Advanced Innovations Inc., a British Virgin Islands company (the “Company”), revoking all proxies heretofore given, hereby constitutes and appoints John C.K. Sham and/or Brian Yuen, and each of them, proxy, with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the undersigned’s common shares according to the number of votes and with all the powers the undersigned would possess if personally present, at the Company’s extraordinary general meeting of shareholders. and at any adjournments or postponements thereof, to be held at 12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong, March 17, 2016, at 10:30 a.m., local time.

Each properly executed proxy will be voted in accordance with the specifications made on the reverse side of this proxy. Where no choice is specified, this proxy will be voted FOR the approval and authorization of the agreement and plan of merger dated as of December 4, 2015 (the “Merger Agreement”) by and among Timely Star Limited, Timely Merit Limited and the Company (a copy of which is attached as Annex A-1 to the accompanying proxy statement), the articles of merger and plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act, 2004 of the British Virgin Islands (together, the “Plan of Merger”, a copy of which is attached as Annex A-2 to the accompanying proxy statement), and the transactions contemplated by the Merger Agreement, including the merger, FOR the authorization of the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the merger, and FOR the proposal to approve that the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to approve the Merger to be proposed at the extraordinary general meeting unless you appoint a person other than John C.K. Sham and Brian Yuen as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

(Continued and to be signed on the reverse side.)

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

GLOBAL-TECH ADVANCED INNOVATIONS INC.

March 17, 2016

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1, 2 and 3 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE •

PROPOSAL 1: Approve and authorize the agreement and plan of merger dated as of December 4, 2015 (the “Merger Agreement”) by and among Timely Star Limited (“Parent”), a limited liability company incorporated under the laws of the British Virgin Islands, Timely Merit Limited (“Merger Sub”), a limited liability company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent, and the Company, the articles of merger and plan of merger required to be filed with the Registrar of Corporate Affairs of the			PROPOSAL 3: Approve the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to approve the Merger to be proposed at the extraordinary general meeting.
British Virgin Islands as provided in Section 171(2) of the BVI Companies Act, 2004 of the British Virgin Islands (together, the “Plan of Merger”), and the transactions contemplated by the Merger Agreement, including the merger.			FOR ☐	AGAINST ☐	ABSTAIN ☐
FOR ☐	AGAINST ☐	ABSTAIN ☐
INSTRUCTIONS:
PROPOSAL 2: Authorize the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger.
FOR ☐	AGAINST ☐	ABSTAIN ☐
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. •

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Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.